As filed with the Securities and Exchange Commission on October 9, 2015
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑4
Registration Statement
Under the
Securities Act of 1933
_______________________________
CALERES, INC.
(Exact name of each registrant as specified in its respective charter)

New York	5661	43-0197190
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

See Table of Additional Registrants Below
____________________
8300 Maryland Avenue
St. Louis, Missouri 63105
(314) 854-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________

Michael I. Oberlander, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Caleres, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
(314) 854-4000
 (Address, including zip code, and telephone number, including area code, of principal executive offices of each registrant)

Copies to: Robert J. Endicott, Esq. Bryan Cave LLP 211 N. Broadway One Metropolitan Square, Suite 3600 St. Louis, Missouri 63102 Tel: 314-259-2000 Fax: 314-259-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
6.250% Senior Notes due 2023	$200,000,000	100%	$200,000,000	$20,140
Guarantees of the 6.250% Senior Notes due 2023	—	—	—	(2)

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the Senior Notes being registered.
The co-registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact name of each registrant as specified in its respective charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	I.R.S. employer identification number
Sidney Rich Associates, Inc.*	Missouri	5139	43-0910619
BG Retail, LLC*	Delaware	5661	25-1323027

*	Address, including zip code, and telephone number, including area code, of principal executive offices are the same as those of Caleres, Inc., a New York corporation.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2015
Caleres, Inc.
Offer to Exchange
$200,000,000 6.250% Senior Notes due 2023
for $200,000,000 6.250% Senior Notes due 2023
that have been registered under the Securities Act of 1933
_______________________________
We are offering to exchange an aggregate principal amount of up to $200,000,000 of our new 6.250% Senior Notes due 2023, which we refer to as the exchange notes, for a like amount of our outstanding 6.250% Senior Notes due 2023, which we refer to as the original notes, in a transaction registered under the Securities Act of 1933, as amended.
Terms of the exchange offer:

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•
The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

The exchange offer will expire at 5:00 p.m., New York City time, on            , 2015, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. You may withdraw any original notes tendered until the expiration of the exchange offer.
The exchange notes will not be listed on any securities exchange.
For a discussion of factors you should consider in determining whether to tender your original notes, see the information under “Risk Factors” beginning on page 12 of this prospectus.
_______________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_______________________________
The date of this prospectus is            , 2015.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except that which is in this prospectus, or which is referred to under “Where You Can Find More Information.” If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.
This prospectus incorporates important business and financial information about Caleres, Inc. that is not included in or delivered with this prospectus. This information is available without charge to holders of the original notes upon written or oral request directed to us at Investor Relations Department, Caleres, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105, telephone: (314) 854-4000. To obtain timely delivery, holders must request the information no later than five business days before the expiration date. The expiration date is          , 2015.

TERMS USED IN THIS PROSPECTUS
Unless otherwise noted or indicated by the context, in this prospectus:

•	the terms “Company,” “we,” “us,” “Caleres,” and “our” refer to Caleres, Inc. and its subsidiaries;

•
references to our fiscal years are to the twelve months ended on the Saturday nearest to January 31 of the applicable year (for example, “fiscal year 2014” is the 52-week period ended January 31, 2015); all of our fiscal years included in this prospectus included 52 weeks, except for fiscal year 2012, which included 53 weeks;

•	the term “Notes” refers to, collectively, the original notes and the exchange notes;

•	the term “7 1⁄8% Notes” refers to our 7 1⁄8% Senior Notes due 2019, all of which were either repurchased by us in the Tender Offer or redeemed by us on August 26, 2015;

•
the term “Tender Offer” refers to the cash tender offer for any and all of our outstanding 7 1⁄8% Notes, which we launched on July 20, 2015 and which expired at 5:00 p.m., New York City time on July 24, 2015;

•
the term “Transactions” refers, collectively, to this offering of notes and the application of the proceeds therefrom, together with cash on hand, to repurchase notes tendered in the Tender Offer and to redeem any untendered notes and the payment of expenses and fees in connection with the foregoing; and

•
references to “same store sales” for Caleres are calculated by comparing the sales in stores that have been open at least 13 months, avoiding the distorting effect that grand opening sales have in the first month of operation. Relocated stores are treated as new stores, and closed stores are excluded from the calculation. E-commerce sales for those websites that function as an extension of a retail chain are included in the same store sales calculation. Same store sales is not a measure of financial performance under GAAP. Same store sales is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.

The data included and incorporated by reference in this prospectus regarding markets and ranking, including the size of certain markets and our position and the positions of our competitors within these markets, are based on third-party studies and surveys, industry and general publications and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of such information contained in this prospectus.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements and expectations regarding the Company’s future performance and the performance of its brands. Words such as “expects,” “anticipates,” “approximates,” “believes,” “estimates,” “will,” “plan,” and “intends” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include:

•	changing consumer demands, which may be influenced by consumers’ disposable income, which in turn can be influenced by general economic conditions;

•	rapidly changing fashion trends and purchasing patterns;

•	intense competition within the footwear industry;

•
political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory;

•	the ability to accurately forecast sales and manage inventory levels;

•	cybersecurity threats or other major disruption to the Company’s information technology systems;

•	customer concentration and increased consolidation in the retail industry;

•	a disruption in the Company’s distribution centers;

•	the ability to recruit and retain senior management and other key associates;

•	foreign currency fluctuations;

•	compliance with applicable laws and standards with respect to labor, trade and product safety issues;

•	the ability to secure/exit leases on favorable terms;

•	the ability to attract, retain, and maintain good relationships with licensors and protect intellectual property rights; and

•	the ability to maintain relationships with current suppliers.
Some of the above-mentioned factors, along with additional risk factors that could cause variations in results to occur are listed and further described in “Risk Factors” beginning on page 12.

PROSPECTUS SUMMARY
The following summary highlights significant aspects of our business and this offering contained elsewhere in this prospectus, but it does not include all the information you should consider prior to making an investment decision with respect to the exchange offer. You should read this entire prospectus, including the documents incorporated by reference, the information set forth in “Risk Factors” and the financial statements and related notes included or incorporated by reference in this prospectus, before deciding whether to exchange the original notes for the exchange notes.
Company Overview
We were founded in 1878 and are a global footwear retailer and wholesaler. Our current activities include the operation of retail shoe stores and e-commerce websites as well as the design, sourcing and marketing of footwear for women and men. On May 28, 2015, our shareholders approved a rebranding initiative that changed the name of the company to Caleres, Inc. We believe the rebranding initiative positions our company as a brand with both a legacy of 137 years of craftsmanship, passion for fit and business savvy, as well as a vision to continue to inspire people to feel good feet first. We expect the Caleres brand will also help focus us on a renewed standard of excellence as we look to best position our brand portfolio for accelerated growth and global expansion. In addition, we plan to return the Brown name to its roots as a consumer-facing brand later this year with the launch of our new brand Brown Shoe Bootmakers.
As both a retailer and a wholesaler, we have a perspective on the marketplace that enables us to serve consumers from different vantage points. We believe our diversified business model provides us with synergies by spanning consumer segments, categories and distribution channels. A combination of talent acquisition, thoughtful planning and rigorous execution is key to our success in optimizing our business and portfolio of brands. Our business strategy is focused on continuing to evolve our portfolio of brands, driving profit growth to achieve our financial targets, investing in avenues of growth while refocusing our resources, and remaining consumer centric.
Our net sales in fiscal year 2014 were $2.6 billion. At the end of fiscal year 2014, we operated 1,209 retail stores in the United States, Canada and Guam, primarily under the Famous Footwear and Naturalizer names. In addition, we design, source and market footwear to over 2,500 retailers primarily in the U.S. and Canada as well as approximately 60 other countries, including national chains, department stores, mass merchandisers, independent retailers, online retailers and catalogs. Our retail and wholesale operations accounted for approximately 67% and 33%, respectively, of our fiscal year 2014 net sales.
Our operations are organized into two reportable segments, Famous Footwear and Brand Portfolio.
Famous Footwear
Famous Footwear is one of America’s leading family branded footwear retailers with 1,038 stores at the end of fiscal year 2014 and net sales for the segment of $1.6 billion in 2014. These stores average approximately 6,700 square feet and generated sales per square foot of $215 in fiscal year 2014, reflecting a same store sales increase of 1.5% versus fiscal 2013.
Famous Footwear stores feature a wide selection of brand-name athletic, casual and dress shoes for the entire family, including various company-owned and licensed products. Brands carried include, among others, Nike, Skechers, Bearpaw, Converse, Vans, New Balance, adidas, Asics, Sperry and Sof Sole, as well as company-owned and licensed brands including, among others, LifeStride, Dr. Scholl’s, Fergalicious, Naturalizer and Carlos. Our company-owned and licensed products are sold to our Famous Footwear segment by our Brand Portfolio segment at a profit and represent approximately 12% of the Famous Footwear segment’s net sales. We work closely with our vendors to provide our consumers with fresh product and, in some cases, product exclusively designed for and available only in our stores. Famous Footwear stores are located in strip shopping centers, outlet malls and regional malls in all 50 U.S. states and Guam. In addition to our retail footwear stores, we operate a FamousFootwear.com website as a Famous Footwear Internet retailing store.
Brand Portfolio
Our Brand Portfolio segment offers retailers and consumers a portfolio of leading brands from our Healthy Living and Contemporary Fashion platforms by designing, sourcing and marketing branded footwear for women and men at a variety of price points. Certain of our branded footwear products are developed pursuant to licensing agreements. Our footwear is distributed to over 2,500 retailers, including national chains, department stores, mass merchandisers, independent retailers, online retailers and catalogs throughout the United States and Canada, as well as approximately 60 other countries (including sales to our retail operations). The most significant wholesale customers include Famous Footwear and many of the nation’s largest retailers including national chains such as TJX Corporation (including TJ Maxx and Marshalls), DSW, Nordstrom Rack and Ross; department stores such as Nordstrom, Macy’s, Bloomingdales and Belk; mass merchandisers such as Walmart and Target; independent retailers such as QVC and Home Shopping Network; and online retailers, such as Amazon and Zappos.com. We also sell product to a variety of international retail customers and distributors.
We have a portfolio of owned and licensed brands, including our Healthy Living brands: Naturalizer, Dr. Scholl’s, LifeStride and Ryka and our Contemporary Fashion brands: Sam Edelman, Franco Sarto, Via Spiga, Vince, Fergie and Fergalicious by Fergie and Carlos by Carlos Santana. We have also recently signed a new license agreement to design and sell footwear for Diane von Furstenberg.
Our Brand Portfolio segment also includes retail stores for certain of the brands, including Naturalizer and Sam Edelman. In connection with our omni-channel approach to reach consumers, we also operate Naturalizer.com, Naturalizer.ca, SamEdelman.com, DrSchollsShoes.com, Ryka.com, LifeStride.com, ViaSpiga.com, Vince.com, CarlosShoes.com and FergieShoes.com, which offer substantially the same product selection to consumers as is sold in their respective retail stores or serve as additional brand-building channels for us. The information contained on these websites is not incorporated by reference into this prospectus and should not be considered part of this prospectus.
Competitive Strengths and Business Strategy
Caleres’ mission is to inspire people to feel good, feet first. The following strengths serve as a foundation for this mission and for our business strategy:
Portfolio of Established Brands in Key Consumer Focus Areas
We have built a portfolio of well-known footwear brands with broad consumer appeal, and we are focusing our efforts on three broad consumer trends that we believe provide long-term opportunities for growth: Family, Healthy Living and Contemporary Fashion. We are a leading family branded footwear retailer whose primary target customers are active, contemporary women who seek brands and the latest styles at value prices for themselves and their families. Our footwear brands are targeted to specific customer segments representing different styles and tastes in the Healthy Living and Contemporary Fashion areas, and we continue to evolve our portfolio of brands to meet the demands of our customers. Our Healthy Living brands, including Naturalizer, Dr. Scholl’s, LifeStride and Ryka, provide customers with comfort, health and wellness and performance footwear. Our Contemporary Fashion brands, including Sam Edelman, Franco Sarto and Via Spiga, provide trend-right footwear to different consumers.
Strong Consumer Connections Across Multiple Channels
Our wholesale customers include national chains, department stores, mass merchandisers, independent retailers, catalogs and online retailers. We believe we have earned a strong reputation among our customers by consistently providing them with differentiated branded footwear targeted at key consumer segments at appropriate price points. We believe that our strong and long-standing consumer connections will be an important component of our future success.
Famous Footwear has a robust loyalty program (“Rewards”), which informs and rewards frequent consumers with product previews, earned incentives based upon purchase continuity, and other periodic promotional offers. In 2014, approximately 73% of our Famous Footwear net sales were generated by our Rewards members. During the year, we expanded our efforts to connect with and engage our consumers to build a strong brand preference for Famous Footwear through our loyalty program. In 2014, we grew our mobile application and had more than 710,000 members enrolled by the end of the year. In 2015, we continue to seek new (and expand existing) channels for consumers to connect with Famous Footwear to drive our fans from the digital world into profitable and loyal consumers in our omni-channel selling environments.
Global Design and Sourcing Expertise
We believe that one of the key contributors to our success is our global design and sourcing expertise. We maintain design teams for our brands in St. Louis, Missouri, New York and China as well as other select fashion locations, including Italy. We have sourcing and product development offices in China, Hong Kong, Vietnam, Italy, Macau, Ethiopia, New York City and St. Louis.

In 2014, we sourced approximately 48 million pairs of shoes through a global network of third-party independent footwear manufacturers. The majority of our sourced footwear is provided by approximately 35 manufacturers operating approximately 56 manufacturing facilities. In certain countries, we use agents to facilitate and manage the development, production and shipment of product. We attribute our ability to achieve consistent quality, competitive prices and on-time delivery to the breadth of these established relationships. While we generally do not have significant contractual commitments with our suppliers, we do enter into sourcing agreements with certain independent sourcing agents. Prior to production, we monitor the quality of all of our footwear components and also inspect the prototypes of each footwear style. We have leading lab testing facilities in our Dongguan and Putian, China offices, and we also perform random quality control checks during production and before any footwear leaves the manufacturing facilities.
Driving Growth at Famous Footwear
As consumers are continually changing the way that they shop for footwear, we must change as well. We aim to drive growth in our Famous Footwear operations by:

•
focusing on new customer acquisition by creating emotional connections with our core consumers through innovative messaging across all customer touchpoints and aggressively pursuing gift card sales through bulk sales, in-store sales and outside distribution channels;

•
maximizing real estate portfolio profitability by using customer and location predictive analytics tools to optimize key markets, maximize sales and profit accretion from closed stores and capitalize on additional geographic opportunities in Canada to open more stores;

•	investing in our logistics network to increase capacity, flexibility and speed of delivery of our products to consumers;

•
expanding on key omni-channel capabilities, including improving in-store experiences for both consumers and associates by expanding our mobile point-of-sale pilot to more stores, optimizing our Rewards mobile app and testing new methods of customer interactions (such as targeted location messaging); and

•	continuing our inventory optimization initiative by:

•	improving replenishment execution using newly adopted systems,

•	utilizing demand and service level data to improve size buying and product assortment planning, and

•	evolving markdown optimization to improve clearance margin and inventory turns by customizing life cycle calculations for seasonal and fashion subclasses.
Grow Sales of Our Brand Portfolio
We plan to increase sales of our owned and licensed brands by:

•	continuing to focus on Healthy Living and Contemporary Fashion brands and continuing to add design talent and expanding on key omni-channel capabilities to meet the changing demands of the consumer;

•	within the Healthy Living platform, elevating the comfort experience for our customers with differentiated and perceptually improved technology;

•	within the Contemporary Fashion platform, focusing on trend-right product that is beautifully constructed to fit our consumers’ lifestyles;

•	investing in our logistics network to increase capacity, flexibility and speed of delivery of our products to consumers; and

•	developing stronger emotional connections with our consumers through marketing, brick-and-mortar retail experiences and mobile and e-commerce interactions.

THE EXCHANGE OFFER
On July 27, 2015, we issued $200,000,000 aggregate principal amount of 6.250% Senior Notes due 2023, the original notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer within 210 days of the issuance of the original notes. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer
We are offering to exchange up to $200,000,000 aggregate principal amount of our new 6.250% Senior Notes due 2023, which have been registered under the Securities Act, in exchange for your original notes. The form and terms of these exchange notes are identical in all material respects to the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.
To exchange your original notes, you must properly tender them, and we must accept them. We will accept and exchange all original notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of exchange notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

●     you are acquiring the exchange notes in the ordinary course of your business;
●     you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and
●     you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a Prospectus) meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for original notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Original Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid, from the date of original issuance of the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will re-solicit tenders of the original notes. See “The Exchange Offer-Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes
Each holder of original notes that wishes to tender their original notes must either:
●     complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the original notes), to the exchange agent; or
●     if original notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or
●     comply with the procedures set forth below under “-Guaranteed Delivery Procedures.”

Holders of original notes that tender original notes in the exchange offer must represent that the following are true:
●     the holder is acquiring the exchange notes in the ordinary course of its business;
●     the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and
●     the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing original notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of original notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors-There are significant consequences if you fail to exchange your original notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Original Notes
If:
●     you beneficially own original notes;
●     those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and
●     you wish to tender your original notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures
If you hold original notes in certificated form or if you own original notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those original notes but:
●     your original notes are not immediately available;
●     time will not permit you to deliver the required documents to the exchange agent by the expiration date; or
●     you cannot complete the procedure for book-entry transfer on time,

you may tender your original notes pursuant to the procedures described in “The Exchange Offer-Procedures for Tendering Original Notes-Guaranteed Delivery.”

Withdrawal Rights
You may withdraw your tender of original notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer-Withdrawal Rights.”

Effect on Holders of Outstanding Original Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if original notes were eligible for exchange, but not exchanged, in the exchange offer.
If you do not tender your original notes or we reject your tender, your original notes will remain outstanding and will be entitled to the benefits of the indenture governing the Notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the original notes.
Any trading market for the original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Material United States Federal Income Tax Consequences	Your exchange of original notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes under the exchange offer.
Acceptance of Original Notes and Delivery of Original Notes
We will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.

Exchange Agent
Wells Fargo Bank, National Association is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer-Exchange Agent” and in the letter of transmittal.

Summary of Terms of Exchange Notes
The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes, except that the exchange notes:
•will have been registered under the Securities Act;
•will not bear restrictive legends restricting their transfer under the Securities Act;
•will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of the exchange offer.
The exchange notes represent the same debt as the original notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Caleres, Inc.

Securities	$200.0 million in principal amount of 6.250% senior notes due 2023

Maturity	August 15, 2023

Interest	Annual rate: 6.250%

Payment frequency: every six months on February 15 and August 15

First payment: February 15, 2016

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Ranking
The exchange notes will be our general unsecured unsubordinated obligations. Accordingly, they will rank:
●     equally with all of our existing and future unsecured unsubordinated debt;
●     effectively subordinated to our existing and future secured debt to the extent of the assets securing such debt, including all borrowings under our existing revolving credit agreement;
●     senior to any of our existing or future subordinated debt; and
●     structurally subordinated to all of the liabilities of our subsidiaries that are not guarantors, including trade payables.

Assuming we had completed the offering of the original notes, the Tender Offer and the redemption of all of the 7⅛% Notes described in this prospectus, all as of August 1, 2015, we would have had $200.0 million of debt outstanding, consisting of the original notes, as well as $6.3 million in letters of credit outstanding under our secured revolving credit facility. As of August 1, 2015, our non-guarantor subsidiaries had third-party liabilities (exclusive of intercompany debt) of approximately $56.4 million.

Guarantees
The exchange notes will be initially guaranteed on a senior unsecured basis by each of our restricted subsidiaries that is a borrower or guarantor under our existing revolving credit facility.

The guarantees will be general unsecured unsubordinated obligations of the guarantors. Accordingly, they will rank equally with all unsecured unsubordinated debt of the guarantors, effectively subordinated to all secured debt of the guarantors to the extent of the assets securing such debt (including the guarantees by the guarantors of obligations under our existing revolving credit agreement), and senior to all existing and future subordinated debt of the guarantors.

Optional Redemption
Prior to August 15, 2018, we may redeem some or all of the exchange notes at any time at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium described in “Description of Exchange Notes-Optional Redemption” and accrued and unpaid interest to the redemption date. We may redeem some or all of the exchange notes at any time on or after August 15, 2018 at the redemption prices described in this prospectus under the caption “Description of Exchange Notes-Optional Redemption.”

In addition, any time prior to August 15, 2018 we may redeem up to 40% of the exchange notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Exchange Notes-Optional Redemption.” However, we may only make such redemptions if at least 60% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the exchange notes at 101% of their face amount, plus accrued and unpaid interest.

Certain Covenants
The indenture governing the Notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:
●     borrow money or sell preferred stock;
●     create liens;
●     pay dividends on or redeem or repurchase stock;
●     make certain types of investments;
●     sell stock in our restricted subsidiaries;
●     restrict dividends or other payments from subsidiaries;
●     enter into transactions with affiliates;
●     issue guarantees of debt; and
●     sell assets or merge with other companies.

Certain of these covenants will be suspended if the exchange notes are assigned an investment grade rating by both S&P and Moody’s and no default has occurred and is continuing. If either rating on the exchange notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Exchange Notes.”

Absence of an Established Public Market for the Exchange Notes
The exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Trustee	Wells Fargo Bank, National Association

Governing Law	The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors
See “Risk Factors,” beginning on page 12 of this prospectus and the other information in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to exchange your original notes for exchange notes.

Summary Financial Data
The following tables set forth certain summary historical financial and operating data as of and for the three fiscal years ended January 31, 2015, as of and for the twenty-six weeks ended August 2, 2014 and August 1, 2015. This information is only a summary and should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarters ended August 1, 2015, and our audited and unaudited historical consolidated financial statements and related notes thereto, in each case, included or incorporated by reference in this prospectus.
Our summary financial data presented below for and as of the end of each of the last three fiscal years are derived from our audited consolidated financial statements. Our summary historical financial data as of and for the twenty-six weeks ended August 2, 2014 and August 1, 2015 are derived from our unaudited interim financial statements. Operating results for the interim periods are not necessarily indicative of results for a full fiscal year, or any other periods. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position or the results of operations for such period.

	Fiscal Year Ended(1)			Twenty-six Weeks Ended
	February 2, 2013	February 1, 2014	January 31, 2015	August 2, 2014	August 1, 2015
(dollars in millions)			(unaudited)
Statement of Earnings Data:
Net sales	$2,477.8	$2,513.1	$2,571.7	$1,227.0	$1,240.1
Cost of goods sold	1,489.2	1,498.8	1,531.6	725.1	728.8

Gross profit	988.6	1,014.3	1,040.1	502.0	511.3
Selling and administrative expenses	891.7	909.7	910.7	442.0	445.3
Restructuring and other special charges, net	22.4	1.3	3.5	—	—
Impairment of assets held for sale	—	4.7	—	—	—

Operating earnings	74.5	98.6	125.9	60.0	66.1
Interest expense	(23.0)	(21.3)	(20.5)	(10.4)	(8.8)
Loss on early extinguishment of debt	—	—	(0.4)	—	(8.7)

	Fiscal Year Ended(1)			Twenty-six Weeks Ended
	February 2, 2013	February 1, 2014	January 31, 2015	August 2, 2014	August 1, 2015
(dollars in millions)			(unaudited)
Interest income	0.3	0.4	0.4	0.2	0.5
Gain on sale of subsidiary	—	—	4.7	—	—

Earnings before income taxes from continuing operations	51.8	77.7	110.1	49.8	49.1
Income tax provision	(16.6)	(23.7)	(27.2)	(16.3)	(12.9)

Net earnings from continuing operations	35.2	54.0	82.9	33.5	36.3

Discontinued operations:
Loss from discontinued operations, net of tax	(4.5)	(4.6)	—	—	—
Disposition/impairment of discontinued operations, net of tax	(3.5)	(11.5)	—	—	—

Net loss from discontinued operations	(8.0)	(16.1)	—	—	—

Net earnings	27.2	37.9	82.9	33.5	36.3
Net (loss) earnings attributable to noncontrolling interests	(0.3)	(0.2)	0.1	—	0.2

Net earnings attributable to Caleres, Inc.	$27.5	$38.1	$82.8	$33.5	$36.1

Other Financial Data:
Net cash provided by (used for)
Operating activities	$197.9	$104.0	$118.8	$66.5	$101.3
Investing activities	(68.7)	20.1	(112.0)	(91.3)	(20.5)
Financing activities	(108.8)	(105.8)	(20.5)	(11.5)	(18.5)
Depreciation and amortization	54.8	55.3	51.6	25.5	25.5
Purchases of property and equipment	55.8	44.0	45.0	23.5	24.9
Capitalized software	7.9	5.2	5.1	2.7	2.7

Balance Sheet Data (at end of period):
Cash and cash equivalents	$68.2	$82.5	$67.4	$46.9	$129.3
Working capital	303.3	405.7	393.8	368.3	419.3
Total assets	1,174.0	1,149.4	1,216.8	1,289.1	1,427.5
Total debt	303.8	206.0	199.2	199.1	239.2
Total shareholders’ equity	425.9	477.4	541.6	509.3	569.2
Total net debt(2)	235.6	123.5	131.8	152.2	109.9

Operating Data:
Number of stores (at end of period):
Famous Footwear	1,055.0	1,044.0	1,038.0	1,035.0	1,044.0
Brand Portfolio	222.0	179.0	171.0	170.0	163.0
Same store sales change(3):
Famous Footwear	4.5%	2.9%	1.5%	1.5%	1.5%
Brand Portfolio	0.6%	1.6%	(3.6)%	(1.5)%	(3.9)%

(1)	All fiscal years include 52 weeks; except for fiscal year ended February 2, 2013, which included 53 weeks.

(2)	Total net debt is defined as total debt less cash and cash equivalents.

(3)
Same store sales changes are calculated by comparing the sales in stores that have been open at least 13 months. This method avoids the distorting effect that grand opening sales have in the first month of operation. Relocated stores are treated as new stores. Closed stores are excluded from the calculation. E-commerce sales for those websites that function as an extension of a retail chain are included in the same store sales calculation. Same store sales is not a measure of financial performance under GAAP. Same store sales is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.

RISK FACTORS
You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. Some of the following risks relate principally to your participation or failure to participate in the exchange offer and ownership of our exchange notes. Other risks relate principally to our business in general and the industry in which we operate. Our business, financial condition or results of operations could be materially adversely affected due to any of these risks.
Risks Relating to the Exchange Offer
There are significant consequences if you fail to exchange your original notes.
We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to certain limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.
You cannot be sure that an active trading market for the exchange notes will develop.
There is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.
You must follow the appropriate procedures to tender your original notes or they will not be exchanged.
The exchange notes will be issued in exchange for the original notes only after timely receipt by the exchange agent of the original notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the original notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.
Risks Relating to the Notes
We will be able to incur substantially more debt, which could adversely affect our cash flow and prevent us from fulfilling our obligations under the Notes.
We may be able to incur additional debt in the future. The terms of our existing revolving credit agreement and the indenture governing the Notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. As of August 1, 2015, assuming we had completed the offering of the original notes, and the repurchase or redemption of all of the 7⅛% Notes described in this prospectus as of such date, we would have had $200.0 million of total debt, as well as $6.3 million of secured letters of credit under our revolving credit facility, and our existing revolving credit agreement would have permitted additional borrowings of up to $593.7 million. In addition, the revolving credit agreement provides for up to an additional $150.0 million of optional availability pursuant to a provision commonly referred to as an “accordion feature,” subject to the satisfaction of certain conditions.

If substantial new debt is added to our current levels, it could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared with competitors that have less debt; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.
In addition, borrowings under our existing revolving credit agreement bear interest at variable rates. If market interest rates increase, we will have higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.
Although the Notes are referred to as “senior notes,” they will be effectively subordinated to our and the subsidiary guarantors’ secured debt.
The Notes, and each guarantee of the Notes, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes. As of August 1, 2015, assuming we had completed the offering of the original notes, and the repurchase or redemption of all of the 7⅛% Notes described in this prospectus as of such date, we would have had no borrowings and $6.3 million in letters of credit outstanding under our secured revolving credit facility, and up to $593.7 million of additional availability under that facility. The Notes will be effectively subordinated to any borrowings under our existing revolving credit agreement and future secured debt. See “Description of Certain Indebtedness.” The indenture governing the Notes will allow us to incur a substantial amount of additional secured debt.
Not all of our subsidiaries will guarantee the Notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the Notes.
The guarantors of the Notes will not include all of our subsidiaries. On the issue date of the Notes, only Sidney Rich Associates, Inc. and BG Retail, LLC will guarantee the Notes. Thereafter, the indenture governing the Notes will only require our restricted subsidiaries that guarantee other indebtedness of the Company or our domestic subsidiaries to provide a guarantee of the Notes. Under certain circumstances, including release under our revolving credit facility, the indenture governing the Notes will permit release of the guarantees of the Notes. Payments on the Notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the Notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In fiscal year 2014, our non-guarantor subsidiaries had net sales of $329.8 million, or 12.8% of our consolidated net sales for such period, and earnings before income taxes of $46.6 million, or 42.3% of our consolidated earnings before income taxes for such period. At August 1, 2015, our non-guarantor subsidiaries had total assets of $694.1 million (or $165.2 million excluding intercompany receivables and investment in subsidiaries).
In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the Notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of August 1, 2015, our non-guarantor subsidiaries had approximately $56.4 million of third-party liabilities (exclusive of intercompany debt).

To service our debt, we will require a significant amount of cash, which may not be available to us.
Our ability to make payments on, or repay or refinance, our debt, including the Notes, and to fund our operations and our planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our existing revolving credit agreement and our other debt agreements, including the indenture governing the Notes, and other agreements we may enter into in the future. Specifically, our ability to borrow under our existing revolving credit agreement is limited to the lesser of the total commitments and the borrowing base, which is based on stated percentages of the sum of eligible accounts receivable and inventory, as defined, less applicable reserves. In addition, if excess availability under this facility falls below the greater of (i) 10.0% of the lesser of (x) the borrowing base or (y) the total commitments and (ii) $50.0 million, we will be subject to minimum fixed charge coverage ratio requirements. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing revolving credit agreement or from other sources in an amount sufficient to enable us to pay our debt, including the Notes, or to fund our other liquidity needs.
In addition, prior to the repayment of the Notes, we will be required to refinance our existing revolving credit facility. We cannot assure you that we will be able to refinance any of our debt, including our existing revolving credit facility, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.
Our existing revolving credit agreement, any future credit agreements we may enter into from time to time and the indenture governing the Notes may restrict, or market or business conditions may limit, our ability to do some of these things.
If we are unable to meet our debt service obligations under the Notes or our revolving credit facility, the holders of the Notes and the lenders under our revolving credit facility would have the right, following the applicable cure periods, to cause the entire principal amount of such obligations to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the lenders under our revolving credit facility or holders of the Notes.
The agreements governing our debt, including the Notes and our existing revolving credit agreement, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the Notes.
Our existing agreements impose and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us, under certain circumstances, to maintain a minimum fixed charge coverage ratio, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock or repurchase stock;

•	make certain investments;

•	engage in specified sales of assets;

•	enter into transactions with affiliates;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	restrict our subsidiaries’ ability to pay dividends and make other distributions.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, mergers and acquisitions and other corporate opportunities.
Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.
The guarantees may not be enforceable because of fraudulent conveyance laws.
The guarantors’ guarantees of the Notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.
The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding Notes to become immediately due and payable.

We believe that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their businesses effectively; and

•	will be able to pay obligations on the Notes and the guarantees as they mature or become due.
In reaching the foregoing conclusions we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. In addition, we have relied on a limitation to be contained in the guarantors’ guarantees that limits each guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions. For example, a bankruptcy court decision in Florida recently questioned the validity of such a savings clause in a guarantee.
We may be unable to make a change of control offer required by the indenture governing the Notes, which would cause defaults under the indenture governing the Notes, our existing revolving credit agreement and our other financing arrangements.
The terms of the Notes will require us to make an offer to repurchase the Notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of the purchase. The terms of our existing revolving credit agreement will require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our existing revolving credit agreement and other financing agreements will not allow the repurchases. See “Description of Exchange Notes-Repurchase at the Option of Holders-Change of Control.”
Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our properties and assets.
The definition of change of control in the indenture will include a phrase relating to the sale of “all or substantially all” of our properties and assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our properties and assets to another person may be uncertain.
An active public market may not develop for the Notes, which may hinder your ability to liquidate your investment.
The Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all.
If the Notes are rated investment grade certain covenants contained in the indenture will be suspended and you will lose the protection of these covenants unless or until the Notes subsequently are rated below investment grade.
The indenture contains certain covenants that will be suspended for so long as the Notes are rated investment grade. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to, among other things:

•	make restricted payments;

•	incur debt;

•	engage in transactions with affiliates; and

•	engage in certain sales of assets and make offers to repurchase Notes.
Because these restrictions will not apply when the Notes are rated investment grade, we may be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the Notes. In addition, we would not be required to make an offer to repurchase the Notes with the excess proceeds of any asset sales during the suspension of the covenant restricting our ability to engage in certain asset sales. These covenants will only be restored if the credit ratings assigned to the Notes later fall below investment grade and actions taken while the Notes were rated investment grade will remain in effect. See “Description of Exchange Notes-Certain Covenants-Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade.”
Risks Relating to Our Business
Consumer demand for our products may be adversely impacted by economic conditions and other factors.
Worldwide economic conditions continue to be uncertain. Consumer confidence and spending are strongly influenced by general economic conditions and other factors, including fiscal policy, changing tax and regulatory environment, interest rates, inflation, consumer debt levels, the availability of consumer credit, the liquidity of consumers’ assets, health care costs, currency exchange rates, taxation, energy costs, real estate values, foreclosure rates, unemployment trends, weather conditions, and the economic consequences of military action or terrorist activities. Negative economic conditions generally decrease disposable income and, consequently, consumer purchases of discretionary items like our products. Negative trends in economic conditions also drive up the cost of our products, which may require us to increase our product prices. These increases in our product costs, and possibly prices, may not be offset by comparable increases in consumer disposable income. As a result, our customers may choose to purchase fewer of our products or purchase the lower-priced products of our competitors, and our business, results of operations, financial condition and cash flows could be adversely affected.

If we are unable to anticipate and respond to consumer preferences and fashion trends and successfully apply new technology, we may not be able to maintain or increase our net sales and earnings.
The footwear industry is subject to rapidly changing consumer demands and fashion trends. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. Accordingly, the success of both our wholesale and retail operations depends largely on our ability to anticipate, understand and react to changing consumer demands and preferences. If we fail to successfully anticipate and respond to changes in consumer demand and fashion trends, develop new products and designs, and implement effective, responsive merchandising and marketing strategies and programs, we could experience lower sales, excess inventories and lower gross margins, any of which could have an adverse effect on our results of operations and financial condition.
We operate in a highly competitive industry.
Competition is intense in the footwear industry. Certain of our competitors are larger and have greater financial, marketing and technological resources than we do; others are able to offer footwear on a lateral basis alongside their apparel products; and others have successfully branded their trademarks as lifestyle brands, resulting in greater competitive advantages. Low barriers to entry into this industry further intensify competition by allowing new companies to easily enter the markets in which we compete. Some of our suppliers further compound these competitive pressures by allowing consumers to purchase their products directly through supplier-maintained Internet sites and retail stores. In addition, retailers aggressively compete on the basis of price, which puts competitive pressure on us to keep our wholesale prices low.
We believe that our ability to compete successfully in the footwear industry depends on a number of factors, including style, price, performance, quality, location and service, as well as the strength of our brand names. We remain competitive by increasing awareness of our brands, improving the efficiency of our supply chain and enhancing the style, comfort, fashion and perceived value of our products. However, our competitors may implement more effective marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners and manufacturers, or respond more quickly to changes in consumer preferences than us. As a result, we may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced gross margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of our products, which could adversely impact our financial results.

We rely on foreign sources of production, which subjects our business to risks associated with international trade.
We rely on foreign sourcing for our footwear products through third-party manufacturing facilities primarily located in China. As is common in the industry, we do not have any long-term contracts with our third-party foreign manufacturers. Foreign sourcing is subject to numerous risks, including trade relations, work stoppages, disease outbreaks, transportation delays (including delays at foreign and domestic ports) and costs (including customs duties, quotas, tariffs, anti-dumping duties, safeguard measures, cargo restrictions or other trade restrictions), political instability, foreign currency fluctuations, variable economic conditions, expropriation, nationalization, natural disasters, terrorist acts and military conflict and changes in governmental regulations (including the U.S. Foreign Corrupt Practices Act and climate change legislation). At the same time, potential changes in Chinese manufacturing preferences, including, but not limited to the following, pose additional risk and uncertainty:

•	Manufacturing capacity in China may shift from footwear to other industries with manufacturing margins that are perceived to be higher.

•	Growth in domestic footwear consumption in China could lead to a significant decrease in factory space available for the manufacture of footwear to be exported.

•	Some footwear manufacturers in China continue to face labor shortages as migrant workers seek better wages and working conditions in other industries and locations.

As a result of these risks, there can be no assurance that we will not experience reductions in the available production capacity, increases in our manufacturing costs, late deliveries or terminations of our supplier relationships. Furthermore these risks are compounded by the lack of diversification in the geographic location of our foreign sourcing and manufacturing. With almost all of our supply originating in China, a substantial portion of our supply could be at risk in the event of any significant negative development related to China.
Although we believe we could find alternative manufacturing sources for the products that we currently source from China through other third-party manufacturing facilities in China or other countries, we may not be able to locate alternative manufacturers on terms as favorable as our current terms, including pricing, payment terms, manufacturing capacity, quality standards and lead times for delivery. In addition, there is substantial competition in the footwear industry for quality footwear manufacturers. Accordingly, our future results will partly depend on our ability to maintain positive working relationships with, and offer competitive terms to, our foreign manufacturers. If supply issues cause us to be unable to provide products consistent with our standards or manufacture our footwear in a cost and time efficient manner, our customers may cancel orders, refuse to accept deliveries or demand reductions in purchase prices, any of which could have a material adverse effect on our business and results of operations.
Our operating results depend on preparing accurate sales forecasts and properly managing our inventory levels.
Using sales forecasts, we place orders with manufacturers for some of our products prior to the time we receive all of our customers’ orders to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery. We also maintain an inventory of certain products that we anticipate will be in greater demand. At the retail level, we place orders for product many months in advance of our key selling seasons. Adverse economic conditions and rapidly changing consumer preferences can make it difficult for us and our retail customers to accurately forecast product trends in order to match production with demand. If we fail to accurately assess consumer fashion tastes and the impact of economic factors on consumer spending or to effectively differentiate our retail and wholesale offerings, our inventory levels may exceed customer demand, resulting in inventory write-downs, higher carrying costs, lower gross margins or the sale of excess inventory at discounted prices, which could significantly impair our financial results. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply the quality products that we require in a timely manner, we may experience inventory shortages. Inventory shortages may delay shipments to customers (and possibly require us to offer discounts or costly expedited shipping), negatively impact retailer and distributor relationships, adversely impact our sales results and diminish brand awareness and loyalty.
A cybersecurity breach may adversely affect our sales and reputation.
We routinely possess sensitive consumer and associate information. We also provide certain customer and employee data to third parties for analysis, benefit distribution or compliance purposes. While we believe we have taken reasonable and appropriate steps to protect that information, hackers and data thieves operate sophisticated, large scale attacks that could breach our information systems, despite ongoing security measures. In addition, we are required to comply with increasingly complex regulations designed to protect our business and personal data. Any breach of our network security, a third-party’s network security or failure to comply with applicable regulations may result in (a) the loss of valuable business data and/or our consumers’ or associates’ personal information, (b) increased costs associated with implementing additional protections and processes, (c) a disruption of our business and a loss of sales, (d) negative media attention, (e) damage to our consumer and associate relationships and reputation, and (f) fines or lawsuits.
We are reliant upon our information technology systems, and any major disruption of these systems could adversely impact our ability to effectively operate our business.
Our computer network and systems are essential to all aspects of our operations, including design, pricing, production, forecasting, ordering, manufacturing, transportation, sales and distribution. Our ability to manage and maintain our inventory and to deliver products in a timely manner depends on these systems. If any of these systems fails to operate as expected, we experience problems with transitioning to upgraded or replacement systems, a breach in security occurs or a natural disaster interrupts system functions, we may experience delays in product fulfillment and reduced efficiency in our operations or be required to expend significant capital to correct the problem, which may have an adverse effect on our results of operations and financial condition.
Customer concentration and other trends in customer behavior may lead to a reduction in or loss of sales.
Our wholesale customers include national chains, department stores, mass merchandisers, independent retailers, e-commerce retailers and catalogs. Several of our customers operate multiple department store divisions. Furthermore, we often sell multiple types of branded, licensed and private-label footwear to these same customers. While we believe purchasing decisions in many cases are made independently by the buyers and merchandisers of each of the customers, a decision by a significant customer to decrease the amount of footwear products purchased from us could have a material adverse effect on our business, financial condition or results of operations.
In addition, with the growing trend toward retail trade consolidation, we and our wholesale customers increasingly depend upon a reduced number of key retailers whose bargaining strength is growing. This consolidation may result in the following adverse consequences:

•	Our wholesale customers may seek more favorable terms for their purchases of our products, which could limit our ability to raise prices, recoup cost increases or achieve our profit goals.

•	The number of stores that carry our products could decline, thereby exposing us to a greater concentration of accounts receivable risk and negatively impacting our brand visibility.
We also face the following risks with respect to our customers:

•	Our customers could develop in-house brands or utilize a higher mix of private-label footwear products, which would negatively impact our sales.

•
As we sell our products to customers and extend credit based on an evaluation of each customer’s financial condition, the financial difficulties of a customer could cause us to stop doing business with that customer, reduce our business with that customer or be unable to collect from that customer.

•
If any of our major wholesale customers experiences a significant downturn in its business or fails to remain committed to our products or brands, then these customers may reduce or discontinue purchases from us.

•
Retailers are sourcing more of their products directly from manufacturers overseas and reducing their reliance on wholesalers, which could have a material adverse effect on our business and results of operations.

A disruption in the effective functioning of our distribution centers could adversely affect our ability to deliver inventory on a timely basis.
We currently use several distribution centers, which are leased or third-party managed. These distribution centers serve as the source of replenishment of inventory for our footwear stores operated by our Famous Footwear and Brand Portfolio segments and serve the wholesale operations of our Brand Portfolio segment. We may be unable to successfully manage, negotiate or renew our third-party distribution center agreements, or we may experience complications with respect to our distribution centers, such as substantial damage to, or destruction of, such facilities due to natural disasters or ineffective information technology systems. In such an event, our other distribution centers may not be able to support the resulting additional distribution demands and we may be unable to locate alternative persons or entities capable of fulfilling our distribution needs, resulting in an adverse effect on our ability to deliver inventory on a timely basis.
Our success depends on our ability to retain senior management and recruit and retain other key associates.
Our success depends on our ability to attract, retain and motivate qualified management, administrative, product development and sales personnel to support existing operations and future growth. In addition, our ability to successfully integrate acquired businesses often depends on our ability to retain incumbent personnel, many of whom possess valuable institutional knowledge and operating experience. Competition for qualified personnel in the footwear industry is intense and we compete for these individuals with other companies that in many cases have superior financial and other resources. The loss of the services of any member of our senior management, the inability to attract and retain other qualified personnel or the inability to effectively transition senior management positions could adversely affect the sales, design and production of our products as well as the implementation of our strategic initiatives.
Foreign currency fluctuations may result in higher costs and decreased gross profits.
Although we purchase most of our products from foreign manufacturers in United States dollars and otherwise engage in foreign currency hedging transactions, we cannot ensure that we will not experience cost variations with respect to exchange rate changes. Currency exchange rate fluctuations may also adversely impact third parties who manufacture the Company’s products by making their purchases of raw materials or other production costs more expensive and more difficult to finance, resulting in higher prices and lower margins for the Company, its distributors and licensees.
Our business, sales and brand value could be harmed by violations of labor, trade or other laws.
We focus on doing business with those suppliers who share our commitment to responsible business practices and the principles set forth in our Production Code of Conduct (the “PCOC”). By requiring our suppliers to comply with the PCOC, we encourage our suppliers to promote best practices and work toward continual improvement throughout their production operations. The PCOC sets forth standards for working conditions and other matters, including compliance with applicable labor practices, workplace environment and compliance with laws. Although we promote ethical business practices, we do not control our suppliers or their labor practices. A failure by any of our suppliers to adhere to these standards or laws could cause us to incur additional costs for our products, could cause negative publicity and harm our business and reputation. We also require our suppliers to meet our standards for product safety, including compliance with applicable laws and standards with respect to safety issues, including lead content in paint. Failure by any of our suppliers to adhere to product safety standards could lead to a product recall, which could result in critical media coverage, harm our business and reputation, and cause us to incur additional costs.
In addition, if we, or our suppliers or foreign manufacturers, violate United States or foreign trade laws or regulations, we may be subject to additional duties, significant monetary penalties, the seizure and forfeiture of the products we are attempting to import or the loss of our import privileges. Possible violations of United States or foreign laws or regulations could include inadequate record keeping of our imported products, misstatements or errors as to the origin, classification, marketing or valuation of our imported products, fraudulent visas or labor violations. The effects of these factors could render our conduct of business in a particular country undesirable or impractical and have a negative impact on our operating results.
Our retail business depends on our ability to secure affordable and desirable leased locations without creating a competitive concentration of stores.
The success of the retail business within our Famous Footwear and Brand Portfolio segments depends, in part, on our ability to secure affordable, long-term leases in desirable locations for our leased retail footwear stores and to secure renewals of such leases. No assurance can be given that we will be able to successfully negotiate lease renewals for existing stores or obtain acceptable terms for new stores in desirable locations. In addition, opening new Famous Footwear stores in our existing markets may result in reduced net sales in existing stores as our stores become more concentrated in the markets we serve. As a result, the number of consumers and financial performance of individual stores may decline and the average sales per square foot at our stores may be reduced.

Our reputation and competitive position are dependent on our ability to license well-recognized brands, license our own brands under successful licensing arrangements and protect our intellectual property rights.
Licenses—Company as Licensee
Although we own most of our wholesale brands, we also rely on our ability to attract, retain and maintain good relationships with licensors that have strong, well-recognized brands and trademarks. Our license agreements are generally for an initial term of two to four years, subject to renewal, and there can be no assurance that we will be able to renew these licenses. Even our longer-term or renewable licenses are typically dependent upon our ability to market and sell the licensed products at specified levels, and the failure to meet such levels may result in the termination or non-renewal of such licenses. Furthermore, many of our license agreements require minimum royalty payments, and if we are unable to generate sufficient sales and profitability to cover these minimum royalty requirements, we may be required to make additional payments to the licensors that could have a material adverse effect on our business and results of operations. In addition, because certain of our license agreements are non-exclusive, new or existing competitors may obtain licenses with overlapping product or geographic terms, resulting in increased competition for a particular market.
Licenses—Company as Licensor
We have entered into numerous license agreements with respect to the brands and trademarks that we own. While we have significant control over our licensees’ products and advertising, we generally cannot control their operational and financial issues. If our licensees are not able to meet annual sales and royalty goals, obtain financing, manage their supply chain, control quality and maintain positive relationships with their customers, our business, results of operations and financial position may be adversely affected. While we would likely have the ability to terminate an underperforming license, it may be difficult and costly to locate an acceptable substitute distributor or licensee, and we may experience a disruption in our sales and brand visibility. In addition, although many of our license agreements prohibit the licensees from entering into licensing arrangements with certain of our competitors, they are generally not prohibited from offering, under other brands, the types of products covered by their license agreements with us.
Trademarks
We believe that our trademarks and trade names are important to our success and competitive position because our distinctive marks create a market for our products and distinguish our products from other products. We cannot, however, guarantee that we will be able to secure protection for our intellectual property in the future or that such protection will be adequate for future operations. Furthermore, we face the risk of ineffective protection of intellectual property rights in jurisdictions where we source and distribute our products, some of which do not protect intellectual property rights to the same extent as the United States. If we are unsuccessful in challenging a party’s products on the basis of infringement of our intellectual property rights, continued sales of these products could adversely affect our sales, devalue our brands and result in a shift in consumer preference away from our products. We may face significant expenses and liability in connection with the protection of our intellectual property rights, and if we are unable to successfully protect our rights or resolve intellectual property conflicts with others, our business or financial condition could be adversely affected.

If we are unable to maintain working relationships with our major branded suppliers, our business, results of operations, financial condition and cash flows may be adversely impacted.
Our Famous Footwear segment purchases a substantial portion of its footwear products from major branded suppliers. As is common in the industry, we do not have any long-term contracts with our suppliers. In addition, the success of our financial performance is dependent on the ability of our Famous Footwear segment to obtain products from our suppliers on a timely basis and on acceptable terms. While we believe our relationships with our current suppliers are good, the loss of any of our major suppliers or product developed exclusively for our Famous Footwear stores could have a material adverse effect on our business, financial condition and results of operations. In addition, negative trends in global economic conditions may adversely impact our suppliers. If these third parties do not perform their obligations or are unable to provide us with the materials and services we need at prices and terms that are acceptable to us, our ability to meet our consumers’ demand could be adversely affected.

Our quarterly sales and earnings may fluctuate, and securities analysts may not accurately estimate our financial results, which may result in volatility in, or a decline in, the trading price of our securities.
Our quarterly sales and earnings can vary due to a number of factors, many of which are beyond our control, including the following:

•
Our Famous Footwear retail business is seasonally weighted to the back-to-school season, which falls in our third fiscal quarter. As a result, the success of our back-to-school offering, which is affected by our ability to anticipate consumer demand and fashion trends, could have a disproportionate impact on our full year results.

•
In our wholesale business, sales of footwear are dependent on orders from our major customers, and they may change delivery schedules, change the mix of products they order or cancel orders without penalty.

•	Our wholesale customers set the delivery schedule for shipments of our products, which could cause shifts of sales between quarters.

•	Our estimated annual tax rate is based on projections of our domestic and international operating results for the year, which we review and revise as necessary each quarter.

•
Our earnings are also sensitive to a number of factors that are beyond our control, including manufacturing and transportation costs, changes in product sales mix, geographic sales trends, weather conditions, consumer sentiment and currency exchange rate fluctuations.

As a result of these specific and other general factors, our operating results will vary from quarter to quarter and the results for any particular quarter may not be indicative of results for the full year. Any shortfall in sales or earnings from the levels expected by investors or securities analysts could cause a decrease in the trading price of our common stock.
In addition, various securities analysts follow our financial results and issue reports on us. These reports include information about our historical financial results as well as the analysts’ estimates of our future performance. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our operating results are below the estimates or expectations of public market analysts and investors, the trading price of our securities could decline.
Changes in tax laws, policies and treaties could result in higher taxes, lower profitability, and increased volatility in our financial results.
Our financial results are significantly impacted by our effective tax rates, for both domestic and international operations. Our effective income tax rate could be adversely affected by factors such as changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in permitted deductions, changes in tax laws, interpretations, policies and treaties, the outcome of income tax audits in various jurisdictions and any repatriation of earnings from our international operations. The occurrence of such events may result in higher taxes, lower profitability and increased volatility in our financial results.
Transitional challenges with business acquisitions or divestitures could result in the inability to achieve our strategic and operating goals.
Periodically, we pursue acquisitions of other companies or businesses and divestitures of businesses. In either case, we may not achieve our strategic and operating goals through such activity. For example, although we review the records of acquisition candidates, the review may not reveal all existing or potential problems. As a result, we may not accurately assess the value of the business and may, accordingly, ultimately assume unknown adverse operating conditions and/or unanticipated liabilities. In addition, the acquired business may not perform as well as expected. We face the risk that the returns on acquisitions will not support the expenditures or indebtedness incurred to acquire or launch such businesses. We also face the risk that we will not be able to integrate acquisitions into our existing operations effectively. Integration of new businesses may be hindered by, among other things, differing procedures, including internal controls, business practices and technology systems. We may need to allocate more management resources to integration than we planned, which may adversely affect our ability to pursue other profitable activities. In addition, divesting a business may impede progress toward strategic and operating goals. In connection with a divestiture, we may not successfully divest a business without substantial interruption, expense, delay or other operational or financial problems, which may adversely affect our financial condition and results of operations.
We are subject to periodic litigation and other regulatory proceedings, which could result in the unexpected expenditure of time and resources.
We are a defendant from time to time in lawsuits and regulatory actions (including environmental matters) relating to our business and to our past operations. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are expensive and will require that we devote substantial resources and executive time to defend, thereby diverting management’s attention and resources that are needed to successfully run our business. See Item 3, Legal Proceedings, of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which is incorporated by reference herein, for further discussion of pending matters.
Our business, results of operations, financial condition and cash flows could be adversely affected by the failure of financial institutions to fulfill their commitments under our credit agreement.
Our Credit Agreement (as defined in “Description of Other Indebtedness”), which matures on December 18, 2019, is provided by a syndicate of financial institutions, with each institution agreeing severally (and not jointly) to make revolving credit loans to us in an aggregate amount of up to $600.0 million in accordance with the terms of the Credit Agreement. In addition, the Credit Agreement provides for up to an additional $150.0 million of optional availability pursuant to a provision commonly referred to as an “accordion feature.” As of August 1, 2015, after giving effect to the offering of the original notes, and the repurchase or redemption of all of the 7⅛% Notes described in this prospectus, we would have had no borrowings, $6.3 million of letters of credit outstanding under our revolving credit facility and $593.7 million available for borrowing thereunder. If one or more of the financial institutions participating in the senior secured revolving credit facility were to default on its obligation to fund its commitment, the portion of the facility provided by such defaulting financial institution might not be available to us.
If we are unable to maintain our credit rating, our ability to access capital and interest rates may be negatively impacted.
The credit rating agencies periodically review our capital structure and the quality and stability of our earnings. Any negative ratings actions could constrain the capital available to our company or our industry and could limit our access to long-term funding or cause such access to be available at a higher borrowing cost for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest expense will likely increase, which could adversely affect our financial condition and results of operations.

THE TRANSACTIONS
The Tender Offer and Subsequent Redemption of the 7⅛% Notes
We have used the net proceeds from the private placement of the original notes, together with cash on hand, to fund the repurchase of all of our then existing 7⅛% Notes, of which approximately $200 million principal amount was outstanding prior to the launch of the Tender Offer.
In the Tender Offer, we paid $1,039.50 per $1,000 principal amount of the $160,704,000 aggregate principal amount of the 7⅛% Notes that were validly tendered at or prior to 5:00 p.m., New York City time, on July 24, 2015 (the “Expiration Time”). On August 26, 2015, we redeemed the remaining $39,296,000 aggregate principal amount 7⅛% Notes that were not tendered and accepted as part of the Tender Offer.
The Offering of the Original Notes and the Exchange Offer
In connection with the Tender Offer and subsequent redemption of the 7⅛% Notes described above, we completed the private placement of $200 million of our 6.250% Senior Notes due 2023 on July 27, 2015. The original notes are, and the exchange notes we are offering in the exchange offer will be, initially guaranteed by each of our subsidiaries that is an obligor or guarantor under our existing revolving credit facility. Simultaneously with the private placement of the original notes, the subsidiary guarantors and Caleres entered into a registration rights agreement on July 27, 2015 with the initial purchasers of the original notes. Under the registration rights agreement, we were obligated to file the registration statement (of which this prospectus is a part) on or before November 24, 2015, use our commercially reasonable efforts to cause such registration statement to become effective no later than February 22, 2016, and, when such registration statement is effective, deliver this prospectus to the holders of the original notes. We must use our commercially reasonable efforts to complete the exchange offer on or before the date that is 30 business days after the effective date of such registration statement. If we do not meet our obligations under the registration rights agreement, we must pay liquidated damages to the holders of the original notes until we have cured our default. Pursuant to the exchange offer, you may exchange your original notes for exchange notes, which have substantially the same terms as the original notes. You should read the discussion under the heading “Prospectus Summary-Summary of Terms of Exchange Notes” and “Description of Exchange Notes” for further information regarding the exchange notes.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for the original notes as described in this prospectus, we will receive notes of equal principal amount. The original notes surrendered in exchange for the exchange notes will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth the ratio of earnings to fixed charges and for the periods indicated.

	Fiscal Year Ended					Twenty-six Weeks Ended
	January 29, 2011	January 28, 2012	February 2, 2013	February 1, 2014	January 31, 2015	August 2, 2014	August 1, 2015
Ratio of earnings to fixed charges(1)	1.98x	1.08x	2.00x	2.55x	3.25x	3.02x	3.12x

(1)    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges, and fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of operating lease rentals deemed representative of the interest factor.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Existing Revolving Credit Agreement
General
On December 18, 2014, we and certain of our subsidiaries (the “Loan Parties”) entered into a Fourth Amended and Restated Credit Agreement, which was further amended on July 20, 2015 to release all of our subsidiaries that were borrowers under or that guaranteed the Credit Agreement other than Sidney Rich Associates, Inc. and BG Retail, LLC (as so amended, the “Credit Agreement”). After giving effect to the amendment, Caleres, Inc. is the lead borrower, and Sidney Rich Associates, Inc. and BG Retail, LLC are each co-borrowers and guarantors under the Credit Agreement. The Credit Agreement matures on December 18, 2019 and provides for a revolving credit facility in an aggregate amount of up to $600.0 million, subject to the calculated borrowing base restrictions, and provides for an increase at the Company’s option by up to $150.0 million from time to time during the term of the Credit Agreement, subject to satisfaction of certain conditions and the willingness of existing or new lenders to assume the increase.
Borrowing availability under the Credit Agreement is limited to the lesser of the total commitments and the borrowing base, which is based on stated percentages of the sum of eligible accounts receivable, eligible inventory and eligible credit card receivables, as defined, less applicable reserves. Under the Credit Agreement, the Loan Parties’ obligations are secured by a first-priority security interest in all accounts receivable, inventory and certain other collateral.
At August 1, 2015, we had no borrowings outstanding and $6.3 million in letters of credit outstanding under the Credit Agreement. Total additional borrowing availability was $593.7 million at August 1, 2015.
Interest
Interest on borrowings is at variable rates based on the London Inter-Bank Offered Rate (“LIBOR”) or the prime rate, as defined in the Credit Agreement, plus a spread. The interest rate and fees for letters of credit varies based upon the level of excess availability under the Credit Agreement. There is a 25 basis point per annum unused line fee payable on the unused portion under the facility and a letter of credit fee payable on the outstanding face amount under letters of credit.
Maturity
Our Credit Agreement matures on December 18, 2019.
Security and Guarantees
Our and the co-borrower subsidiaries’ obligations under our Credit Agreement are guaranteed by Caleres, Inc. and each of the co-borrowers, which will be Sidney Rich Associates, Inc. and BG Retail, LLC. The obligations of Caleres, Inc. and of the co-borrowers and guarantors under the Credit Agreement are secured by a first priority security interest in all of their respective accounts receivable, inventory and certain other collateral (including cash), including all proceeds of such collateral.
Covenants
The Credit Agreement limits our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. In addition, certain additional covenants would be triggered if excess availability were to fall below specified levels, including fixed charge coverage ratio requirements. Furthermore, if excess availability falls below the 12.5% of the lesser of (i) the borrowing base or (ii) the total commitments for three consecutive business days, or an event of default occurs, the lenders may assume dominion and control over our cash (a “cash dominion event”) until such event of default is cured or waived or the excess availability exceeds such amount for 30 consecutive days.
Events of Default
The Credit Agreement contains customary events of default including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, certain events of bankruptcy and insolvency, judgment defaults in excess of a certain threshold, the failure of any guaranty or security document supporting the agreement to be in full force and effect and the occurrence of change of control. In addition, if the excess availability falls below the greater of (i) 10.0% of the lesser of (x) the borrowing base or (y) the total commitments and (ii) $50.0 million and the fixed charge coverage ratio is less than 1.0 to 1.0, we would be in default under the Credit Agreement. The Credit Agreement also contains certain other covenants and restrictions. We were in compliance with all covenants and restrictions under the Credit Agreement as of August 1, 2015.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes - Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 120 days after the date of the issuance of the original notes;

•
use our commercially reasonable efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 210 days after the date of the issuance of the original notes; and

•	commence and use our commercially reasonable efforts to consummate the exchange offer no later than the 30th business day after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay liquidated damages to the holders of the original notes. A copy of the registration rights agreement has been filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K dated and filed July 27, 2015, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.
Terms of the Exchange Offer
We are offering to exchange up to $200,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes. The original notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $200,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about , 2015, to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “-Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $200,000,000 aggregate principal amount of original notes are outstanding.
Original notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.
Holders of the original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your original notes or if you tender original notes that we do not accept, your original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such original notes. See “Risk Factors-There are significant consequences if you fail to exchange your original notes” for more information regarding original notes outstanding after the exchange offer.
After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange.
None of us, our board of directors or our management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.
The expiration date is 5:00 p.m., New York City time, on        , 2015, or such later date and time to which we extend the exchange offer.
We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the original notes;

•	to terminate the exchange offer and not accept any original notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the original notes disclosing the change and extend the exchange offer.
If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.
Acceptance of Original Notes for Exchange and Issuance of Original Notes
As promptly as practicable after the expiration date, we will accept all original notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.
We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered original notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of original notes, letters of transmittal and related documents.
In tendering original notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer original notes;

•	we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the original notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the original notes.
Procedures for Tendering Original Notes
Valid Tender
When the holder of original notes tenders, and we accept, original notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender original notes for exchange must, on or prior to the expiration date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including original notes), to the exchange agent, Wells Fargo Bank, National Association at the address set forth below under the heading “-Exchange Agent”;

•
if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “-Exchange Agent,” or

•	comply with the provisions set forth below under “-Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the original notes and the letter of transmittal;

•
the exchange agent must receive a timely confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
If you beneficially own original notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
If you tender fewer than all of your original notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.
The method of delivery of the certificates for the original notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.
If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
Book-Entry Transfers
For tenders by book-entry transfer of original notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.
Notwithstanding the ability of holders of original notes to effect delivery of original notes through book-entry transfer at DTC, either:

•
the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “-Exchange Agent”; or

•the guaranteed delivery procedures described below must be complied with.
Guaranteed Delivery
If a holder wants to tender original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the original notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

◦	setting forth the name and address of the holder of the original notes being tendered and the amount of the original notes being tendered;

◦	stating that the tender is being made; and

◦
guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the certificates for the original notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered original notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.
Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.
Determination of Validity
We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.
We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of original notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.
Resales of Exchange Notes
Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an

“affiliate” (as defined under the Securities Act) of Caleres. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.
By tendering original notes, the holder, other than participating broker-dealers, as defined below, of those original notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•
neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Caleres.

If any holder or any such other person is an “affiliate” of Caleres or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired original notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the original notes pursuant to the exchange offer. We have agreed that, during the period ending 210 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.
Withdrawal Rights
You can withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the total principal amount of original notes to be withdrawn;

•	where certificates for original notes are transmitted, list the name of the registered holder of the original notes if different from the person withdrawing the original notes;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged; and

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date.
We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.
In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn original notes will be returned to the holder after withdrawal. The original notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.
Properly withdrawn original notes may again be tendered by following one of the procedures described under “-Procedures for Tendering Original Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.
The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “-Terms of the Exchange Offer.”
In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes.
If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the original notes to be filed and declared effective by the SEC.
Exchange Agent
We appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association Corporate Trust Services Northstar East Building - 12th Floor 608 Second Avenue South Minneapolis, MN 55402
Or By Facsimile Transmission: (612) 667-6282
Telephone:(800) 344-5128

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.
Fees and Expenses
The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of original notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.
Transfer Taxes
Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
We will record the exchange notes at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange Original Notes
Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Caleres is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.
Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the confidential offering memorandum dated July 21, 2015 relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.
Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Consequences of Exchanging Original Notes
Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is an “affiliates” (as defined in Rule 405 under the Securities Act) of Caleres or the subsidiary guarantors. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of Caleres or the subsidiary guarantors;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF EXCHANGE NOTES
The Company issued the original notes, and will issue the exchange notes, under an indenture dated as of July 27, 2015 (the “Indenture”) among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the exchange notes are the same as the terms of the original notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.
The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Caleres, Inc. at 8300 Maryland Avenue, St. Louis, Missouri 63105, Attention: Treasurer.
You can find the definitions of some terms used in this description below under the caption “-Certain Definitions.” Some defined terms used in this “Description of Exchange Notes” but not defined below under the caption “-Certain Definitions” have the meanings assigned to them in the Indenture. In this “Description of Exchange Notes,” the word “Company” refers only to Caleres, Inc. and not to any of its subsidiaries, and “the Notes” refers to the exchange notes.
Brief Description of the Notes
The Notes will be:

•	general unsecured obligations of the Company;

•
effectively subordinated to all existing and future secured obligations of the Company, including the obligations of the Company under the Credit Agreement, to the extent of the assets securing such obligations, and to all existing and future liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries;

•	pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of the Company;

•	senior in right of payment to any future unsecured obligations of the Company that are, by their terms, expressly subordinated in right of payment to the Notes; and

•	guaranteed by the Guarantors.
Assuming the offering of the Notes and the repurchase or redemption of all of the 7⅛% Notes described in this prospectus had been completed as of August 1, 2015:

•
the Company would have had $200.0 million of consolidated indebtedness outstanding, consisting of the Notes, as well as $6.3 million in letters of credit outstanding under our secured revolving credit facility; and

•	the Company’s Subsidiaries that are not Guarantors would have had approximately $56.4 million of third-party liabilities (exclusive of intercompany debt).
As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.
Principal, Maturity and Interest
The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $200.0 million will be issued in this exchange offer. The Company may issue additional notes (the “Additional Notes”) from time to time after this exchange offer under the Indenture without the consent of the Holders. Any offering of Additional Notes is subject to the covenant described below under the caption “-Certain Covenants-Incurrence of Indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes will be issued with a separate CUSIP and ISIN number from the Notes issued on the Issue Date. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on August 15, 2023.
Interest on the Notes will accrue at the rate of 6.250% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2016. The Company will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
Transfer and Exchange
A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
The registered Holder of a Note will be treated as the owner of it for all purposes.
Note Guarantees
The Notes will be initially guaranteed, jointly and severally, by all our Subsidiaries that Incur or Guarantee Obligations under the Credit Agreement. Each Note Guarantee will be:

•	a general unsecured obligation of the Guarantor;

•	effectively subordinated to all existing and future secured obligations of the Guarantor, including the Guarantee of the Guarantor under the Credit Agreement;

•	pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of the Guarantor; and

•	senior in right of payment to any future unsecured obligations of the Guarantor that are, by their terms, expressly subordinated in right of payment to the Note Guarantee.
The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors-The guarantees may not be enforceable because of fraudulent conveyance laws.” Assuming the offering of the original notes and subsequent redemption of the 7 1⁄8% Notes had been completed as of August 1, 2015, the Guarantors would have had no indebtedness outstanding (other than guarantees of the Notes).

See “-Certain Covenants-Guarantees.”
Optional Redemption
Prior to August 15, 2018, the Company may redeem some or all of the Notes at any time, on not less than 30 nor more than 60 days prior notice, in amounts of $2,000 and integral multiples of $1,000, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date. “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(i)	1.0% of the principal amount of such note and

(ii)
the excess of (A) the present value at such redemption date of (1) the redemption price of such note at August 15, 2018 (such redemption price being set forth in the table below) plus (2) all required interest payments due on such note through August 15, 2018 (excluding accrued and unpaid interest and Additional Interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such note.

However, if a redemption date is after an interest record date but on or prior to the corresponding interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to a Holder of record as of the relevant record date and the redemption price shall not include such interest payment. Calculation of the redemption price will be made by us or on our behalf by such person as we will designate; provided that such calculation or the correctness thereof will not be a duty or obligation of the Trustee.
For purposes of calculating the redemption price, the following terms have the meanings set forth below:
“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date.
“ Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes mature on August 15, 2018).
“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.
“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.
“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC (and each of their respective successors) and any other additionally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.
In addition, at any time prior to August 15, 2018, the Company may redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 106.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to, but not including, the redemption date (subject to the rights of Holders of record on a record date to receive payments of interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1)
at least 60% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Subsidiaries); and

(2)	the redemption must occur within 45 days of the date of the closing of such Equity Offering.
On or after August 15, 2018, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to, but not including, the applicable redemption date (subject to the rights of Holders of record on a record date to receive payments of interest on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2018	104.688%
2019	103.125%
2020	101.563%
2021 and thereafter	100.000%
If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes (subject to applicable procedures of DTC if the Notes are Global Notes) for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall, in the case of Global Notes, be sent in accordance with applicable DTC procedures or regulations, and in the case of Notes that are not Global Notes, be mailed by first class mail to each Holder of Notes to be redeemed at its registered address, in each case at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.
Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other transaction. If a redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. If any such condition precedent has not been satisfied, the Company will provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption will be rescinded and the redemption of the Notes will not occur. Upon receipt, the Trustee will provide such notice to each Holder in the same manner in which the notice of redemption was given. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another person.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or if the Note is a Global Note, an adjustment shall be made to the schedule attached thereto). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption as long as the Company has deposited or caused to be deposited with the Paying Agent funds in satisfaction of the redemption price of such Notes pursuant to the Indenture.
Mandatory Redemption; Open Market Purchases
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company is not prohibited, however, from acquiring Notes by means other than redemption, whether pursuant to a tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture or any other agreement to which the Company is a party.

Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to, but not including, the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control), provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed or sent the notice to exercise its right to redeem all the Notes under the terms of the section titled “-Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeems the Notes in accordance with such notice. No later than 30 days following any Change of Control, the Company will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The Credit Agreement prohibits the Company from purchasing any Notes unless certain conditions are satisfied, and also provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following shall be deemed to be cash:

(a)
any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms pari passu with, or subordinated to, the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(b)
any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of such Asset Sale (to the extent of the cash received in that conversion); and

(c)
any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 2.0% of the Company’s Consolidated Net Tangible Assets on the date of the receipt thereof and (y) $75.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)	to repay Indebtedness secured by such assets;

(2)
to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 60 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)); or

(3)	any combination of the foregoing clauses (1) and (2).
Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

On the 366th day after the receipt by the Company of Net Proceeds from an Asset Sale or such earlier date, if any, as the Company determines not to apply the Net Proceeds relating to such Asset Sale as set forth in preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, with a copy to the Trustee, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, and will be payable in cash.
The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $50.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $50.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
The Credit Agreement prohibits the Company from purchasing any Notes unless certain conditions are satisfied, and also provides that certain asset sale events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such other agreements.
Certain Covenants
Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade
Following the first day:

(a)	the Notes have been rated Investment Grade; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):
‘‘—Repurchase at the Option of Holders-Asset Sales”,
“—Restricted Payments”,
“—Incurrence of Indebtedness”,
“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”,

the provisions of clause (3) of the first paragraph of “-Merger, Consolidation or Sale of Assets”,
“—Transactions with Affiliates”,
“—Designation of Restricted and Unrestricted Subsidiaries” and
“—Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries”
If at any time the Notes cease to be rated Investment Grade or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes are subsequently rated Investment Grade and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes continue to be rated Investment Grade and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” The Company will promptly notify the Trustee of the occurrence of any Suspension Period or Reversion Date.
On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “-Incurrence of Indebtedness” or one of the clauses set forth in the second paragraph of “-Incurrence of Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “-Incurrence of Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of “-Incurrence of Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “-Restricted Payments” will be made as though the covenants described under “-Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (A) of “-Restricted Payments”. In addition, during the Suspension Period the Company will not be permitted to designate any Subsidiary as an Unrestricted Subsidiary.
There can be no assurance that the Notes will ever be rated Investment Grade or maintain such rating if achieved.
Restricted Payments

(A)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)
declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(ii)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

(iii)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv)	make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above and this clause (iv) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “-Incurrence of Indebtedness”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries commencing on and after January 30, 2011 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (6) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on and after January 30, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)
100% of the aggregate net cash proceeds or the Fair Market Value of property other than cash received by the Company since January 30, 2011 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c)
with respect to Restricted Investments made by the Company and its Restricted Subsidiaries commencing on and after January 30, 2011, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary commencing on and after January 30, 2011.

As of August 1, 2015, the amount available for Restricted Payments pursuant to clause (3) above would have been approximately $44.8 million.

(B)	The preceding provisions will not prohibit, so long as, in the case of clauses (7), (8), (9) and (11) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Common Stock on a pro rata basis;

(3)
the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph (A);(4) the repayment, defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5)
Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6)
the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company upon the exercise of warrants, options or similar rights if such Capital Stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise; provided that no cash payment in respect of such purchase, repurchase, redemption, acquisition, retirement or exercise shall be made by the Company or any Restricted Subsidiary thereof;

(7)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee, officer, director or consultant of the Company (or any of its Restricted Subsidiaries) or their respective estates, spouses, former spouses or family members pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year will not exceed $5.0 million;

(8)
the declaration and payment of cash dividends on the Company’s issued and outstanding Common Stock in an amount not to exceed $0.56 per share (as adjusted for stock splits and similar transactions after the Issue Date) per fiscal year; provided that the aggregate amount of all dividends declared or paid pursuant to this clause (8) shall not exceed $25.0 million in any fiscal year;

(9)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company (including, without limitation, open market purchases) in an aggregate amount not to exceed $30.0 million in any fiscal year;

(10)
the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Company; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Company); and

(11)	other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate principal amount since the Issue Date not to exceed $100.0 million.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries may Incur Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities (and the Incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $750.0 million, and (y) the Borrowing Base on such date of Incurrence;

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(4)
the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $40.0 million and (y) 7.5% of the Company’s Consolidated Net Tangible Assets on such date of Incurrence;

(5)
the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (15) of this paragraph;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

(b)	Indebtedness owed to the Company or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor;

(c)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant;

(8)
the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Capital Stock of any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(12)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(13)	the Incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14)
the incurrence of any Indebtedness by a Receivables Subsidiary that is not recourse to the Company or any other Restricted Subsidiary of the Company (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction; or

(15)
the Incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed the greater of (x) $40.0 million and (y) 7.5% of the Company’s Consolidated Net Tangible Assets on such date of Incurrence.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (15) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt”.
Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. No Guarantor will Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, prior or senior thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)
existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2)	set forth in the Indenture, the Notes and the Note Guarantees;

(3)	existing under, by reason of or with respect to applicable law;

(4)
with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset,

(B)
existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

(C)
arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6)
existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)
restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; and

(8)
any Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions only apply to such Receivables Subsidiary.

Merger, Consolidation or Sale of Assets
The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)
the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “-Incurrence of Indebtedness”;

(4)
each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by supplemental indenture confirmed its obligations under the Notes and the Indenture; and

(5)
the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and an Opinion of Counsel stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

Clauses (2), (3) and (5) above will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries if, in the good faith determination of the Board of Directors of the Company, the sole purpose of the transaction is to reincorporate the Company in another state of the United States. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture. In any such event (other than any transfer by way of lease), the predecessor Company will be released and discharged from all liabilities and obligations in respect of the Notes and the Indenture and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.
In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2)	the Company delivers to the Trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, either (x) a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company or (y), an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of reasonable fees to, and reasonable indemnification and similar payments on behalf of, directors of the Company or any of its Restricted Subsidiaries;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “-Restricted Payments”;

(4)	any sale of Capital Stock (other than Disqualified Stock) of the Company;

(5)
transactions pursuant to agreements or arrangements in effect on the Issue Date and described in this prospectus, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)
any employment, consulting, service or termination agreement, or reasonable indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement, arrangement or payment has been approved by a majority of the disinterested members of the Board of Directors of the Company (or by the Company’s Compensation Committee so long as such committee satisfies applicable independence tests under federal securities laws and the primary exchange on which the Company’s Common Stock is listed);

(7)	transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person; and

(8)	commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries made consistent with past practices.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1)
any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such designation will be permitted only if such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “-Incurrence of Indebtedness”;

(2)
the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and such designation will be permitted only if such Investment would be permitted under the covenant described above under the caption “-Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)
is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c)
has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5)	no Default or Event of Default would be in existence following such designation.
Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Company will be in default under the Indenture.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)
such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “-Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period;

(2)
all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “-Restricted Payments;”

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “-Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.
Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries
The Company will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except sales of Equity Interests of a Restricted Subsidiary of the Company by the Company or a Restricted Subsidiary thereof; provided that (x) the Company or such Restricted Subsidiary selling such Equity Interests complies with the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales,” (y) any sales of Preferred Stock of a Restricted Subsidiary that result in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary thereof will be deemed to be an Incurrence of Indebtedness and must comply with the covenant described above under the caption “-Incurrence of Indebtedness” and (z) if, immediately after giving effect to such issuance, transfer, conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under the caption “-Restricted Payments” if made on the date of such issuance or sale.
Guarantees
The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Domestic Subsidiary unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior (in the case of subordinated Indebtedness) to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness.
A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to agreements satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales.”
The Note Guarantee of a Guarantor will be automatically released:

(1)
in connection with any sale or other disposition of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if after giving effect to such sale or other disposition such Guarantor is no longer a Restricted Subsidiary of the Company and such sale of such Capital Stock of that Guarantor complies with the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales”;

(2)	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the Indenture;

(3)
(x) to the extent such Guarantor is also a guarantor under the Credit Agreement, upon the discharge or release of the Guarantee under the Credit Agreement, and (y) otherwise, solely in the case of a Note Guarantee created after the Issue Date pursuant to the first paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except, in each case a discharge or release by or as a result of payment under such Guarantee; or

(4)	upon the legal defeasance or covenant defeasance or the satisfaction and discharge of the Indenture, in each case, in compliance with the terms of the terms of the Indenture.
At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel that such release complies with the Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing such release.
Business Activities
The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange offer, the Company and any of its Subsidiaries may exclude (i) Holders or beneficial owners of the Notes that are not “qualified institutional buyers” within the meaning of Rule 144A, or non-U.S. persons outside of the United States in compliance with Regulation S, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Company or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.
Reports
The Company will furnish to the Trustee and, upon request, to beneficial owners of, and prospective investors in, the Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;
provided that, if the Commission has accepted any of the Company’s reports as provided in the immediately succeeding paragraph and such reports have been made available to the public on the Commission’s EDGAR system (or any similar successor system), the Company will have no obligations to furnish such report to the Trustee, beneficial owners of, or prospective investors in, the Notes.
Whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the

Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the Company’s covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on one or more Officers’ Certificates). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture, or participate in any earnings, analyst or similar conference calls.
Events of Default and Remedies
Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “-Repurchase at the Option of Holders-Change of Control,” “-Repurchase at the Option of Holders-Asset Sales” or “-Certain Covenants-Merger, Consolidation or Sale of Assets”;

(4)
failure by the Company or any of its Restricted Subsidiaries for 45 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to the Company and the Trustee to comply with any of the other agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)
failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(7)
except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary, or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any

Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)
certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default(s).
Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.
The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
The Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certificate of such firm of independent public accountants, investment bank or appraisal firm to the Trustee, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided that no such opinion shall be required in the event that the deposit is solely in U.S. dollars;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)
the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)
the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “-Optional Redemption” (excluding for greater certainty any notice periods with respect to Notes that are otherwise redeemable);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)
amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders-Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders-Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10)
except as otherwise permitted under the covenants described under the captions “-Certain Covenants-Merger, Consolidation and Sale of Assets” and “-Certain Covenants- Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(11)	amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders; or

(12)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees to:

(1)	cure any ambiguity, defect or inconsistency, as set forth in an Officers’ Certificate;

(2)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)
make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder, as set forth in an Officers’ Certificate;

(5)	comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	comply with the provisions described under “-Certain Covenants-Guarantees”;

(7)	comply with the rules of any applicable securities depositary;

(8)	evidence and provide for the acceptance of appointment by a successor Trustee;

(9)	provide for the issuance of Additional Notes in accordance with the Indenture;

(10)	secure the Notes and the Note Guarantees; or

(11)
conform the text of the Indenture, the Note Guarantees, or the Notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, as set forth in an Officers’ Certificate.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)
all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)
all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued and unpaid interest to the date of maturity or redemption; provided, that upon any redemption before August 15, 2018 that requires calculation of the Adjusted Treasury Rate, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee that is calculated using the Adjusted Treasury Rate as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Makewhole Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Makewhole Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Makewhole Deficit that confirms that such Makewhole Deficit shall be applied toward such redemption);

(2)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit referred to in clause (1)(b) above or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)
the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money referred to in clause (1)(b) above toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee or any of its Affiliates becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign in accordance with the Indenture and the Trust Indenture Act.
The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of the rights and powers vested in it by the Indenture, to use the degree of care of a prudent man in the conduct of his own affairs under the circumstances. Subject to certain restrictions, the Holders of at least a majority in aggregate principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only upon surrender of original notes.
The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). On the date of the closing of the exchange offer, the Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “-Exchange of Global Notes for Certificated Notes.”
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank, S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments, notices, and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross- market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2)
the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under current DTC practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and DTC requests Certificated Notes.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment
The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.
“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any property or assets of the Company or any Restricted Subsidiary thereof other than a transaction governed by the provisions of the Indenture described above under the caption “-Repurchase at the Option of Holders-Change of Control” and/or the provisions described above under the caption “-Certain Covenants-Merger, Consolidation or Sale of Assets”; and

(2)
the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a sale, lease, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(4)	the sale, lease, sublease, license or sublicense or consignment of equipment, inventory, accounts receivable or other assets (including real property) in the ordinary course of business;

(5)	any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(6)
the licensing of intellectual property to third Persons in the ordinary course of business consistent with past practice; provided that such licensing does not materially interfere with the business of the Company or any of its Restricted Subsidiaries;

(7)	the sale or other disposition of Cash Equivalents;

(8)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(9)	a Restricted Payment that is permitted by the covenant described above under the caption “-Certain Covenants-Restricted Payments” and any Permitted Investment;

(10)
any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries; and

(11)
the creation of, or transfer of pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Company or any Restricted Subsidiary with respect to, a Lien not prohibited by the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Board of Directors” means:

(1)
with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
“Borrowing Base” means, as of any date, an amount equal to the sum of (i) 80% of the book value of all accounts receivable owned by the Company or any of its Restricted Subsidiaries (excluding any accounts receivable (x) more than 90 days past due, (y) due from Affiliates of the Company or (z) in which any Receivables Subsidiary has any interest) as of the most recent fiscal quarter for which internal financial statements are available and (ii) 65% of the net book value of all inventory owned by the Company or any of its Restricted Subsidiaries as of the most recent fiscal quarter for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Trustee or banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP. For greater certainty, a lease that would not have been classified as a capital lease had it been in place on the Issue Date, shall not be considered a Capital Lease Obligation under the Indenture.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means:

(1)
United States dollars or, in the case of any Restricted Subsidiary organized under the laws of any jurisdiction outside the United States, such local currencies held by such Restricted Subsidiary from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 90 days after the date of acquisition;

(4)
certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case (x) with any commercial bank organized under the laws of the United States, Canada or the United Kingdom (or any state, province or territory thereof) or any foreign branch thereof having capital and surplus aggregating at least $100.0 million or (y) insured by any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and any department, agency, board, commission, tribunal, committee or instrumentality of any of the foregoing;

(5)	mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition;

(6)
deposit accounts in the ordinary course of business with financial institutions (A) located in the United States of America, Canada or the United Kingdom and (B) located in a jurisdiction other than the United States of America, Canada or the United Kingdom in an amount not in excess of $20.0 million in the aggregate; and

(7)
fully collateralized repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof, having capital and surplus aggregating at least $100.0 million, having a term of not more than 30 days, with respect to securities issued or fully guaranteed by the government of the United States of America.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)
depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash asset impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;
in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)
the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	notwithstanding clause (1) above, the Net Income or loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, as shown on the most recent balance sheet of the Company prepared in conformity with GAAP and (2) current liabilities.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 18, 2014, by and among the Company, the other loan parties party thereto, Bank of America, N.A., as Lead Issuing Bank, Lead Arranger, Administrative Agent and Collateral Agent, and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures, commercial paper facilities or other arrangements, in each case with banks or other financial institutions or investors, providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “-Certain Covenants-Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.
“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States (other than any entity under this clause (1) that Guarantees Indebtedness of the Company or any of its other Domestic Subsidiaries) or (2) a Subsidiary of an entity described in the preceding clause (1).
“Earn-out Obligation” means any contingent consideration based on future operating performance of the acquired Person or assets or other purchase price adjustment or indemnification obligation payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (ii) any private placement of Capital Stock (other than Disqualified Stock) of the Company to any Person other than an Affiliate of the Company.
“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Issue Date.
“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an executive officer of the Company. Notwithstanding the foregoing, (1) if the Fair Market Value exceeds $10.0 million, the determination of Fair Market Value must be made by the Board of Directors of the Company and be evidenced by a Board Resolution attached to an Officers’ Certificate delivered to the Trustee and (2) if the Fair Market Value exceeds $25.0 million, the determination of Fair Market Value must be made by the Board of Directors of the Company and such determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit (other than trade letters of credit in the ordinary course of business) or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary

of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries (or any entity that subsequently becomes a Restricted Subsidiary of the Company), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)
consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.
“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
“Guarantors” means:
(1) each of our Subsidiaries that Incurs or Guarantees Obligations under the Credit Agreement; and
(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.
“Holder ” means a Person in whose name a Note is registered.
“Incur” means, with respect to any Indebtedness, to incur (by merger, conversion, exchange or otherwise), create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations;

(5)
in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; provided that Indebtedness will not include any Earn-out Obligation, except to the extent that the contingent consideration relating thereto is not paid within 30 days after the amount due is finally determined;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.
In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the

“maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture.
The amount of the Indebtedness in respect of any Hedging Obligations at any time shall be equal to the amount payable as a result of the termination of such Hedging Obligations at such time. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
Notwithstanding the foregoing, Indebtedness will not include any guarantee by the Company or any of its Restricted Subsidiaries of operating lease obligations that are not Indebtedness.
“Investment Grade” means, with respect to a debt rating of the Notes, a rating of Baa3 or higher by Moody’s together with a rating of BBB- or higher by S&P or, in the event S&P or Moody’s or both shall cease rating the Notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
“Issue Date” means the date of original issuance of the Notes under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s ” means Moody’s Investors Service, Inc. or any successor to its debt rating business.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)
any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3)	any non-cash goodwill or intangible asset impairment charges resulting from the application of FAS 142;

(4)	any non-cash charges related to restructuring, debt retirement and/or store closings; and

(5)	all non-cash expenses related to stock-based compensation plans, including stock option non-cash expenses.
“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.
“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.
“ Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“ Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.
“Opinion of Counsel” means an opinion from legal counsel, who may be counsel to or an employee of the Company, or other counsel reasonably acceptable to the Trustee, that meets the requirements of the Indenture.
“Permitted Business” means any business conducted or proposed to be conducted (as described in this prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.
“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales”;

(5)	Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(7)
stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(8)
advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(9)	commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries made consistent with past practices;

(10)
Investments by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(11)	Investments consisting of the licensing or contribution of intellectual property in the ordinary course of business;

(12)
Loans or advances to employees of the Company or any of its Restricted Subsidiaries that are approved in good faith by a majority of the disinterested members of the Board of Directors of the Company in an aggregate amount outstanding not to exceed $2.0 million at any time; and

(13)
other Investments in any Person other than an Unrestricted Subsidiary (provided that any such corporation, partnership, joint venture or other entity is not an Affiliate of the Company or is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such corporation, partnership, joint venture or other entity) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the Indenture, not to exceed $50.0 million.

“Permitted Liens” means:

(1)
Liens securing obligations in an amount when created or Incurred, together with the amount of all other obligations and Indebtedness secured by a Lien under this clause (1) at that time outstanding, not to exceed the greater of (a) the aggregate amount of Indebtedness permitted to be Incurred pursuant to clause (1) of the second paragraph under the caption “-Certain Covenants-Incurrence of Indebtedness”; and (b) the maximum principal amount of Indebtedness that, as of the date such Indebtedness could be incurred and after giving effect to the incurrence of such Indebtedness, would not cause the Secured Leverage Ratio of the Company and the Restricted Subsidiaries to exceed 3.5 to 1.0;

(2)
Liens on the assets of the Company or any Restricted Subsidiary thereof securing Indebtedness Incurred under clause (15) of the second paragraph of the covenant described under the caption “-Certain Covenants-Incurrence of Indebtedness;”

(3)	Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(4)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5)
Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(6)	Liens securing the Notes and the Note Guarantees;

(7)	Liens existing on the date of the Indenture (excluding Liens securing obligations under the Credit Agreement);

(8)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(9)
Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(10)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “-Certain Covenants- Incurrence of Indebtedness;” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(11)
Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any warehouse facility used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate principal amount not to exceed at any time outstanding $35.0 million;

(12)
Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(13)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(14)
Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(15)
survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(16)
judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)
Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(18)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(19)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(20)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(21)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(22)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(23)
Liens on cash and Cash Equivalents to secure letters of credit for the account of any Person that were in existence prior to, and not in contemplation of, the acquisition of such Person by the Company or any Restricted Subsidiary of the Company pending the replacement thereof with letters of credit issued under the Credit Agreement; provided that the aggregate Fair Market Value of all cash and Cash Equivalents subject to such Liens pursuant to this clause (23) shall not at any time exceed $5.0 million;

(24)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; and

(25)
Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed at any time outstanding the greater of (x) $35.0 million and (y) 5.0% of the Company’s Consolidated Net Tangible Assets on such date of Incurrence.

“Permitted Refinancing Indebtedness” means:

(A)
any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)
such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company; and

(B)
any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness or other Disqualified Stock of the

Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries); provided that:

(1)
the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so extended, refinanced, renewed, replaced or refunded (plus all accrued and unpaid interest or dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)
such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)
such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity or redemption date of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)
such Disqualified Stock is issued by either (a) the Restricted Subsidiary that is the issuer of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded or (b) the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or by any Restricted Subsidiary of the Company pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.
“Rating Agency” means a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody’s, or both, as the case may be.
“Receivables Subsidiary” means a Subsidiary of the Company (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying, to the best of such officer’s knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.
“Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several initial purchasers.
“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary of such Person.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., a New York corporation or any successor to its debt rating business.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP), less any Indebtedness Incurred pursuant to clause (1) of the second paragraph under the caption “-Certain Covenants-Incurrence of Indebtedness”, plus $750.0 million to (2) Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma adjustments to Consolidated Cash Flow as set forth therein (including for acquisitions).
“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.
“Standard Securitization Undertaking” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company, which in the good faith judgment of the Board of Directors of the Company, are reasonably customary in an accounts receivable transaction.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof. The Stated Maturity of any intercompany Indebtedness payable upon demand shall be the date of demand of payment under such Indebtedness.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer, and the ownership and disposition of exchange notes acquired by U.S. holders and non-U.S. holders (collectively referred to as “holders”) pursuant to the exchange offer. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, banks, real estate investment trusts, retirement plans, individual retirement or other tax-deferred accounts, brokers, traders that mark-to-market their securities, controlled foreign corporations, passive foreign investment companies, regulated investment companies, expatriates and former long-term residents of the U.S., partnerships, S corporations or other pass-through entities and investors in such entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction. Further, this discussion does not address alternative minimum tax consequences, tax consequences arising under any state, local or foreign law, or the effect of non-income U.S. tax laws, such as U.S. federal estate or gift tax laws.
The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the IRS all as in effect on the date of this prospectus and, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion. Furthermore, there can be no assurance that the IRS will agree with such statements and conclusions.
As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (2) if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.
If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is an entity treaty as a partnership for U.S. federal income tax purposes and partners in such entity should consult their tax advisors about the U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired pursuant to the exchange offer.
Investors should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
 Treatment of the Notes
In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes, including as described under “Description of Exchange Notes-Optional Redemption,” “Description of Exchange Notes-Repurchase at the Option of Holders-Change of Control,” and “Description of Exchange Notes-Registration Rights; Additional Interest.” Our obligation to pay such excess amounts may cause the IRS to take the position that the exchange notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the exchange notes may be different from the consequences described herein. Notwithstanding this possibility, we do not believe that the exchange notes are contingent payment debt instruments, and consequently, we do not intend to treat the exchange notes as contingent payment debt instruments for U.S. federal income tax purposes. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which an exchange note was acquired. Our determination, however, is not binding on the IRS, and the IRS could challenge this determination. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
Exchange Offer
The exchange of an original note for an exchange note pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the original note and the initial basis in the exchange note will be the same as the adjusted basis in the original note.
Payments of Interest
A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes.
Market Discount
If a U.S. holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its adjusted issue price, the amount of such difference should be treated as “market discount” for U.S. federal income tax purposes. Subject to a de minimis exception, gain realized on the maturity, sale, exchange, redemption, retirement or other taxable disposition of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the original note for which such exchange note was exchanged). Unless a U.S. holder elects to accrue market discount under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of a note (including, in the case of an exchange note exchanged for an original note, the date of the acquisition of the original note) to the maturity date.
A U.S. holder may elect to include market discount in income currently as it accrues, either ratably or on a constant yield method. In that case, such holder’s tax basis in its notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS.
If a U.S. holder does not make such an election, in general, all or a portion of its interest expense on any indebtedness incurred or continued in order to purchase or carry notes (including, in the case of an exchange note, the interest expense of any indebtedness incurred or continued in order to purchase or carry the original note for which such exchange note was exchanged) may be deferred until maturity or certain earlier dispositions.
The rules regarding market discount are complex. U.S. Holders should consult their own tax advisors regarding the market discount rules.
Amortizable Bond Premium
If a U.S. holder purchased the original notes for an amount greater than their face value, such holder will have purchased such notes with amortizable bond premium. Such holder generally may elect to amortize that premium from the purchase date to the maturity date of the notes under the constant yield method. Amortizable bond premium generally may be deducted against interest income on the original note or the exchange note (including, in the case of an exchange note, the income on the original note for which such exchange note was exchanged) and generally may not be deducted against other income. A U.S. holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.

The rules regarding amortizable bond premium are complex. U.S. Holders should consult their own tax advisors regarding the amortizable bond premium rules.
Sale, Redemption, Retirement, Exchange or Other Taxable Disposition of Exchange Notes
A U.S. holder generally will recognize capital gain or loss on the sale, redemption, retirement, exchange or other taxable disposition of an exchange note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than redemption proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. In general, a U.S. holder’s adjusted tax basis in an exchange note will equal the adjusted basis in the original note at the time of the exchange increased by any market discount previously included in income and decreased by amortized bond premium and the amount of any payments other than qualified stated interest payments received with respect to the exchange note. The portion of any redemption proceeds that is attributable to accrued interest will not be taken into account in computing a U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a sale, redemption, retirement, exchange or other taxable disposition of the exchange note will be capital gain or loss and will be long-term capital gain or loss if the holder held the original note and the exchange note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.
Medicare Tax
A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to an exchange note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the exchange notes.
Information Reporting and Backup Withholding
In general, information reporting will apply to interest payments made to U.S. holders (including payments of accrued interest) and to the proceeds of a sale, redemption, retirement, exchange or other taxable disposition of an exchange note. In addition, a U.S. holder may be subject to backup withholding (at the rate of 28%) with respect to the foregoing amounts unless such U.S. holder provides the withholding agent with certain certifications and information, including such U.S. holder’s correct taxpayer identification number (“TIN”), which, in the case of a U.S. holder who is an individual, is generally his or her social security number, or the U.S. holder otherwise establishes a basis for exemption from backup withholding. Exempt U.S. holders (including, among others, corporations) are not subject to these backup withholding and information reporting requirements. A U.S. holder who does not provide the withholding agent with its correct TIN may be subject to penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Non-U.S. Holders
Exchange Offer
The exchange of an original note for an exchange note pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, Non-U.S. holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the original note and the initial basis in the exchange note will be the same as the adjusted basis in the original note.
Payments of Interest

Subject to the discussion of backup withholding and FATCA below, interest paid on an exchange note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S.) and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provides an appropriate IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to the holder’s non-U.S. status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for exchange notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder that are not effectively connected with a trade or business of such non-U.S. holder will be subject to withholding of 30% U.S. federal withholding tax unless such holder provides us with the appropriate, properly executed, IRS Form W-8BEN or IRS Form W-8BEN-E claiming an exemption from (or reduction of) withholding under the benefit of a treaty.
If interest on an exchange note is effectively connected with a U.S. trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S., the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI or other form) and generally will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).
Sale, Redemption, Retirement, Exchange or Other Taxable Disposition of the Exchange Notes
Subject to the discussion of backup withholding and FATCA below, any gain recognized by a non-U.S. holder on the sale, redemption, retirement, exchange or other taxable disposition of an exchange note (other than amounts attributable to accrued and unpaid interest, which are described under “Payments of Interest” above) will not be subject to U.S. federal income and withholding tax unless:

•
the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the U.S. by the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition, and certain other conditions are met.
A non-U.S. holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale, redemption, retirement, exchange or other taxable disposition of the exchange note in the same manner as a U.S. holder and, if such non-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments. A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or a lower applicable treaty rate) on the gain derived from the sale, redemption, retirement, exchange or other taxable disposition of the exchange note (which may be offset by certain capital losses from U.S. sources). A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the exchange notes.
Information Reporting and Backup Withholding
In general, backup withholding will not apply to interest payments made to a non-U.S holder. if, among other conditions, such non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A non-U.S. holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN or IRS Form W- 8BEN-E (or successor form) to the withholding agent. In addition to the foregoing, amounts paid on or with respect to the exchange notes and the amount of tax, if any, withheld from such payments must be reported to such non-U.S. holder and the IRS.
Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
FATCA
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on interest income on a debt obligation issued by a U.S. corporation after June 30, 2014 and on the gross proceeds of a sale or other taxable disposition (including a retirement or redemption) of such a debt obligation after December 31, 2016, in each case, if paid to (i) a foreign financial institution (including, in some cases, where the institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold certain payments and to collect and provide to the U.S. tax authorities certain information regarding U.S. account holders of such institution or (ii) a foreign entity that is not a financial institution (including, in some cases, where the entity is acting as an intermediary), unless such entity provides the applicable withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who, directly, indirectly or constructively, owns more than 10% of the entity. Foreign financial institutions and foreign entities located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. If FATCA withholding were to apply, neither we nor any paying agent would be required to pay additional amounts as a result of such withholding. Prospective non-U.S. holders of the exchange notes should consult with their own tax advisors regarding the implications of FATCA on their investment in the exchange notes.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND U.S. FEDERAL NON-INCOME TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CERTAIN ERISA CONSIDERATIONS
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.
Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as plans, individual retirement accounts or other arrangements (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Such parties in interest or disqualified persons could include, without limitation, the Company, the initial purchasers, the guarantors, the agents and any of their respective affiliates.
Any Plan fiduciary that proposes to cause a Plan to exchange original notes for exchange notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such exchange and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.
Non-U.S. plans, governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to non-US, state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before exchanging the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.
Each holder of original notes tendering for exchange notes that submits a Letter of Transmittal, or agrees to the terms of the Letter of Transmittal pursuant to an agent’s message, and by its purchase of any exchange note, each purchaser or subsequent transferee thereof will be deemed to have represented and warranted that either: (A) no portion of the assets used by such purchaser or subsequent transferee to acquire or hold the notes (or exchange notes) constitutes the assets of any (i) employee benefit plan that is subject to Title I of ERISA, (ii) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, or provisions under any similar laws or (iii) entity whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement or (B) the acquisition and holding of the notes (and exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

PLAN OF DISTRIBUTION
The exchange offer is not being made to, nor will we accept surrenders of original notes for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.
In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of each such holder’s business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Caleres within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.
All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the date of this prospectus or (ii) the date broker-dealers are no longer required to deliver a prospectus in connection with resales, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the original notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.
We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.
Any broker-dealer that held original notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of original notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the original notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS
The validity of the exchange notes and guarantees and certain legal matters in connection with this exchange offer will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of Caleres, Inc. (formerly Brown Shoe Company, Inc.) as of January 31, 2015 and February 1, 2014  and for each of the three years in the period ended January 31, 2015 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Our Internet address is www.caleres.com. The information contained on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information, and Caleres files electronically with the SEC, which you can access over the Internet at http://www.sec.gov.
We are “incorporating by reference” into this prospectus information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which we filed with the SEC on April 1, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2015 and August 1, 2015, which we filed with the SEC on June 10, 2015 and September 9, 2015, respectively;

•
our Definitive Proxy Statement for the 2015 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 17, 2015 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015); and

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2015, March 4, 2015, March 24, 2015, June 1, 2015, July 20, 2015, and July 27, 2015.
We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the closing of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. In addition, we are not incorporating by reference any information of the foregoing documents appearing under the captions “Outlook for 2015” or “Outlook for the Remainder of 2015.” Any statement or information included in that Annual Report or definitive Proxy Statement shall be deemed to be modified or superseded only to the extent a statement or information included in this prospectus modifies or supersedes such statement or information. Documents incorporated by reference into this prospectus speak only as of the dates stated in such documents. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Descriptions in this prospectus, including those contained in the documents incorporated by reference, of contracts and other documents are not necessarily complete and, in each instance, reference is made to the copies of these contracts and documents filed as exhibits to the documents incorporated by reference in this prospectus. We will provide to each person, including any beneficial owner, to whom an prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:
Caleres, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Attention: Michael I. Oberlander, Senior Vice President, General Counsel and Corporate Secretary
Telephone: (314) 854-4000

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Caleres, Inc.

We have audited the accompanying consolidated balance sheets of Caleres, Inc. (formerly Brown Shoe Company, Inc.) (the Company) as of January 31, 2015 and February 1, 2014, and the related consolidated statements of earnings, comprehensive income, cash flows and shareholders’ equity for each of the three years in the period ended January 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caleres, Inc. at January 31, 2015 and February 1, 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Caleres, Inc.’s internal control over financial reporting as of January 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework), and our report dated March 31, 2015, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
March 31, 2015, except for Note 18 as to which the date is October 9, 2015

Consolidated Balance Sheets

($ thousands, except number of shares and per share amounts)	January 31, 2015	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$67,403	$82,546
Receivables, net of allowances of $25,393 in 2014 and $21,470 in 2013	136,646	129,217
Inventories, net of adjustment to last-in, first-out cost of $3,668 in 2014 and $3,965 in 2013	543,103	547,531
Income taxes	620	2,919
Deferred income taxes	748	471
Prepaid expenses and other current assets	42,376	29,746
Current assets - discontinued operations	—	119
Total current assets	790,896	792,549
Prepaid pension costs	73,324	85,516
Property and equipment, net	149,743	143,560
Deferred income taxes	6,956	1,093
Goodwill	13,954	13,954
Intangible assets, net	120,633	59,719
Other assets	61,306	53,012
Total assets	$1,216,812	$1,149,403

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit agreement	$—	$7,000
Trade accounts payable	215,921	226,602
Employee compensation and benefits	58,593	47,080
Income taxes	6,285	4,350
Deferred income taxes	27,544	15,512
Other accrued expenses	88,740	85,603
Current liabilities - discontinued operations	—	708
Total current liabilities	397,083	386,855
Other liabilities:
Long-term debt	199,197	199,010
Deferred rent	39,742	38,593
Deferred income taxes	—	9,371
Other liabilities	39,168	38,212
Total other liabilities	278,107	285,186
Equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 43,752,031 and 43,378,279 shares outstanding, net of 2,334,764 and 2,708,516 treasury shares in 2014 and 2013, respectively	437	434
Additional paid-in capital	138,957	131,398
Accumulated other comprehensive income	2,712	16,676
Retained earnings	398,804	328,191
Total Caleres, Inc. shareholders’ equity	540,910	476,699
Noncontrolling interests	712	663
Total equity	541,622	477,362
Total liabilities and equity	$1,216,812	$1,149,403
See notes to consolidated financial statements.

Consolidated Statements of Earnings

($ thousands, except per share amounts)	2014	2013	2012
Net sales	$2,571,709	$2,513,113	$2,477,796
Cost of goods sold	1,531,609	1,498,825	1,489,221
Gross profit	1,040,100	1,014,288	988,575
Selling and administrative expenses	910,682	909,749	891,666
Restructuring and other special charges, net	3,484	1,262	22,431
Impairment of assets held for sale	—	4,660	—
Operating earnings	125,934	98,617	74,478
Interest expense	(20,445)	(21,254)	(22,973)
Loss on early extinguishment of debt	(420)	—	—
Interest income	379	377	322
Gain on sale of subsidiary	4,679	—	—
Earnings before income taxes from continuing operations	110,127	77,740	51,827
Income tax provision	(27,184)	(23,758)	(16,656)
Net earnings from continuing operations	82,943	53,982	35,171
Discontinued operations:
Loss from discontinued operations, net of tax of $0, $5,922 and $3,066, respectively	—	(4,574)	(4,437)
Disposition/impairment of discontinued operations, net of tax of $0, $0 and $2,247, respectively	—	(11,512)	(3,530)
Net loss from discontinued operations	—	(16,086)	(7,967)
Net earnings	82,943	37,896	27,204
Net earnings (loss) attributable to noncontrolling interests	93	(177)	(287)
Net earnings attributable to Caleres, Inc.	$82,850	38,073	27,491

Basic earnings (loss) per common share:
From continuing operations	$1.90	$1.25	$0.83
From discontinued operations	—	(0.37)	(0.19)
Basic earnings per common share attributable to Caleres, Inc. shareholders	$1.90	$0.88	$0.64

Diluted earnings (loss) per common share:
From continuing operations	$1.89	$1.25	$0.83
From discontinued operations	—	(0.37)	(0.19)
Diluted earnings per common share attributable to Caleres, Inc. shareholders	$1.89	$0.88	$0.64
See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

($ thousands)	2014	2013	2012
Net earnings	$82,943	$37,896	$27,204
Other comprehensive (loss) income ("OCI"), net of tax:
Foreign currency translation adjustment	(3,145)	(4,538)	475
Pension and other postretirement benefits adjustments	(10,349)	19,529	(9,061)
Derivative financial instruments	(514)	819	(155)
Other comprehensive (loss) income, net of tax	(14,008)	15,810	(8,741)
Comprehensive income	68,935	53,706	18,463
Comprehensive income (loss) attributable to noncontrolling interests	49	(109)	(275)
Comprehensive income attributable to Caleres, Inc.	$68,886	$53,815	$18,738
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

($ thousands)	2014	2013	2012
Operating Activities
Net earnings	$82,943	$37,896	$27,204
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	35,002	36,033	34,179
Amortization of capitalized software	12,662	13,047	13,420
Amortization of intangibles	3,951	6,249	7,184
Amortization of debt issuance costs and debt discount	2,400	2,513	2,561
Loss on early extinguishment of debt	420	—	—
Share-based compensation expense	6,190	5,567	6,489
Tax benefit related to share-based plans	(929)	(3,439)	(944)
Loss on disposal of facilities and equipment	1,610	1,697	3,103
Impairment charges for facilities and equipment	1,982	1,636	4,132
Impairment of assets held for sale	—	4,660	—
Disposition/impairment of discontinued operations	—	11,512	3,530
Net (gain) loss on sale of subsidiaries	(4,679)	576	—
Deferred rent	1,149	4,882	1,350
Deferred income taxes (benefit) provision	(3,416)	18,061	(3,555)
Provision for doubtful accounts	1,716	551	360
Changes in operating assets and liabilities:
Receivables	(9,175)	(17,570)	27,984
Inventories	(7,651)	(44,852)	28,623
Prepaid expenses and other current and noncurrent assets	(20,053)	3,798	(4,867)
Trade accounts payable	(8,204)	12,951	32,091
Accrued expenses and other liabilities	20,142	4,389	10,436
Income taxes	2,411	2,335	4,323
Other, net	341	1,540	334
Net cash provided by operating activities	118,812	104,032	197,937

Investing Activities
Purchases of property and equipment	(44,952)	(43,968)	(55,801)
Capitalized software	(5,086)	(5,235)	(7,928)
Acquisition of trademarks	(65,065)	—	(5,000)
Investment in nonconsolidated affiliate	(7,000)	—	—
Net proceeds from sale of subsidiaries, inclusive of note receivable	10,120	69,347	—
Net cash (used for) provided by investing activities	(111,983)	20,144	(68,729)

Financing Activities
Borrowings under revolving credit agreement	867,000	1,129,000	805,000
Repayments under revolving credit agreement	(874,000)	(1,227,000)	(901,000)
Dividends paid	(12,237)	(12,105)	(12,011)
Debt issuance costs	(2,618)	—	—
Issuance of common stock under share-based plans, net	443	804	(1,700)
Tax benefit related to share-based plans	929	3,439	944
Contributions by noncontrolling interests	—	50	—
Net cash used for financing activities	(20,483)	(105,812)	(108,767)
Effect of exchange rate changes on cash and cash equivalents	(1,489)	(4,041)	100
(Decrease) increase in cash and cash equivalents	(15,143)	14,323	20,541
Cash and cash equivalents at beginning of year	82,546	68,223	47,682
Cash and cash equivalents at end of year	$67,403	$82,546	$68,223
See notes to consolidated financial statements.

Consolidated Statements of Shareholders’ Equity

			Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Caleres, Inc. Shareholders’ Equity	Non-controlling Interests
	Common Stock
($ thousands, except number of shares and per share amounts)	Shares	Dollars						Total Equity
BALANCE JANUARY 28, 2012	41,970,687	$420	$115,869	$9,637	$286,743	$412,669	$1,047	$413,716
Net earnings					27,491	27,491	(287)	27,204
Foreign currency translation adjustment				463		463	12	475
Unrealized loss on derivative financial instruments, net of tax of $33				(155)		(155)		(155)
Pension and other postretirement benefits adjustments, net of tax of $5,777				(9,061)		(9,061)		(9,061)
Comprehensive income						18,738	(275)	18,463
Dividends ($0.28 per share)					(12,011)	(12,011)		(12,011)
Stock issued under employee and director benefit and restricted stock plans	925,676	9	(1,709)			(1,700)		(1,700)
Tax benefit related to share-based plans			944			944		944
Share-based compensation expense			6,489			6,489		6,489
BALANCE FEBRUARY 2, 2013	42,896,363	$429	$121,593	$884	$302,223	$425,129	$772	$425,901
Net earnings					38,073	38,073	(177)	37,896
Foreign currency translation adjustment				(4,556)		(4,556)	18	(4,538)
Unrealized gain on derivative financial instruments, net of tax of $289				819		819		819
Pension and other postretirement benefits adjustments, net of tax of $12,319				19,529		19,529		19,529
Comprehensive income						53,865	(159)	53,706
Dividends ($0.28 per share)					(12,105)	(12,105)		(12,105)
Contributions by noncontrolling interests							50	50
Stock issued under employee and director benefit and restricted stock plans	481,916	5	799			804		804
Tax benefit related to share-based plans			3,439			3,439		3,439
Share-based compensation expense			5,567			5,567		5,567
BALANCE FEBRUARY 1, 2014	43,378,279	$434	$131,398	$16,676	$328,191	$476,699	$663	$477,362
Net earnings					82,850	82,850	93	82,943
Foreign currency translation adjustment				(3,101)		(3,101)	(44)	(3,145)
Unrealized loss on derivative financial instruments, net of tax of $408				(514)		(514)		(514)
Pension and other postretirement benefits adjustments, net of tax of $6,494				(10,349)		(10,349)		(10,349)
Comprehensive income						68,886	49	68,935
Dividends ($0.28 per share)					(12,237)	(12,237)		(12,237)
Stock issued under employee and director benefit and restricted stock plans	373,752	3	440			443		443
Tax benefit related to share-based plans			929			929		929
Share-based compensation expense			6,190			6,190		6,190
BALANCE JANUARY 31, 2015	43,752,031	$437	$138,957	$2,712	$398,804	$540,910	$712	$541,622

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Brown Shoe Company, Inc., founded in 1878 and incorporated in 1913, is a global footwear retailer and wholesaler. The Company’s shares traded under the “BWS” symbol on the New York Stock Exchange. On May 28, 2015, the shareholders of Brown Shoe Company, Inc. approved a rebranding initiative that changed the name of the company to Caleres, Inc. (the "Company"). The Company's stock trades on the New York Stock Exchange under the ticker symbol "CAL".

The Company provides a broad offering of licensed, branded and private-label casual, dress and athletic footwear products to women, men and children. Footwear is sold at a variety of price points through multiple distribution channels both domestically and internationally. The Company currently operates 1,209 retail shoe stores in the United States, Canada and Guam primarily under the Famous Footwear and Naturalizer names. In addition, through its Brand Portfolio segment, the Company designs, sources and markets footwear to retail stores domestically and internationally, including national chains, department stores, mass merchandisers, independent retailers and online retailers. In 2014, approximately 67% of the Company’s net sales were at retail, compared to 70% in 2013 and 71% in 2012. See Note 7 for additional information regarding the Company’s business segments.

The Company’s business is seasonal in nature due to consumer spending patterns with higher back-to-school and Christmas season sales. Traditionally, the third fiscal quarter accounts for a substantial portion of the Company’s earnings for the year.

Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, after the elimination of intercompany accounts and transactions.

Noncontrolling Interests
Noncontrolling interests in the Company’s consolidated financial statements result from the accounting for noncontrolling interests in partially-owned consolidated subsidiaries or affiliates. Noncontrolling interests represent partially-owned subsidiaries’ or consolidated affiliates’ losses and components of other comprehensive income that are attributable to the noncontrolling parties’ equity interests. The Company consolidates B&H Footwear Company Limited (“B&H Footwear”), a joint venture, into its consolidated financial statements. Net earnings (loss) attributable to noncontrolling interests represent the share of net earnings or losses that are attributable to the equity that is owned by the Company’s partners. Transactions between the Company and B&H Footwear have been eliminated in the consolidated financial statements.

Accounting Period
The Company’s fiscal year is the 52- or 53-week period ending the Saturday nearest to January 31. Fiscal years 2014, 2013 and 2012 ended on January 31, 2015, February 1, 2014 and February 2, 2013, respectively. Fiscal years 2014 and 2013 each included 52 weeks, while fiscal year 2012 included 53 weeks. The impact of the 53rd week in 2012 was an increase to our retail net sales of approximately $21.2 million. The net earnings impact of the 53rd week was immaterial to 2012.

Basis of Presentation
Certain prior period amounts on the consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications did not affect net earnings attributable to Caleres, Inc.

The consolidated statement of cash flows includes the cash flows from operating, financing and investing activities of both continuing operations and discontinued operations. All other financial information is reported on a continuing operations basis, unless otherwise noted. Refer to Note 2 to the consolidated financial statements for discussion regarding discontinued operations.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Receivables
The Company evaluates the collectibility of selected accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses. The Company considers factors such as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, the Company estimates reserves for bad debts based on experience and past due status of the accounts. If circumstances related to customers change, estimates of recoverability would be further adjusted. The Company recognized a provision for doubtful accounts of $1.7 million in 2014, $0.6 million in 2013 and $1.3 million in 2012.

Customer allowances represent reserves against our wholesale customers’ accounts receivable for margin assistance, product returns, customer deductions and co-op advertising allowances. We estimate the reserves needed for margin assistance by reviewing inventory levels on the retail floors, sell-through rates, historical dilution, current gross margin levels and other performance indicators of our major retail customers. Product returns and customer deductions are estimated using historical experience and anticipated future trends. Co-op advertising allowances are estimated based on customer agreements. The Company recognized a provision for customer allowances of $46.9 million in 2014, $45.1 million in 2013 and $44.8 million in 2012.

Customer discounts represent reserves against our accounts receivable for discounts that our wholesale customers may take based on meeting certain order, payment, or return guidelines. We estimate the reserves needed for customer discounts based upon customer net sales and respective agreement terms. The Company recognized a provision for customer discounts of $3.5 million in 2014, $4.8 million in 2013 and $4.3 million in 2012.

Inventories
All inventories are valued at the lower of cost or market with 95% of consolidated inventories using the last-in, first-out (“LIFO”) method. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory valuation. If the first-in, first-out (“FIFO”) method had been used, consolidated inventories would have been $3.7 million and $4.0 million higher at January 31, 2015 and February 1, 2014, respectively. Substantially all inventory is finished goods.

The costs of inventory, inbound freight and duties, markdowns, shrinkage and royalty expense are classified in cost of goods sold. Costs of warehousing and distribution are classified in selling and administrative expenses and are expensed as incurred. Such warehousing and distribution costs totaled $71.1 million, $75.1 million and $72.0 million in 2014, 2013 and 2012, respectively. Costs of overseas sourcing offices and other inventory procurement costs are reflected in selling and administrative expenses and are expensed as incurred. Such sourcing and procurement costs totaled $20.8 million, $20.2 million and $21.9 million in 2014, 2013 and 2012, respectively.

The Company applies judgment in valuing inventories by assessing the net realizable value of inventories based on current selling prices. At the Famous Footwear segment, markdowns are recognized when it becomes evident that inventory items will be sold at retail prices less than cost, plus the cost to sell the product. This policy causes the gross profit rate at Famous Footwear to be lower than the initial markup during periods when permanent price reductions are taken to clear product. At the Brand Portfolio segment, markdown reserves generally reduce the carrying values of inventories to a level where, upon sale of the product, the Company will realize its normal gross profit rate. The Company believes these policies reflect the difference in operating models between the Famous Footwear and Brand Portfolio segments. Famous Footwear periodically runs promotional events to drive sales to clear seasonal inventories. The Brand Portfolio segment relies on permanent price reductions to clear slower-moving inventory.

Markdowns are recorded to reflect expected adjustments to sales prices. In determining markdowns, management considers current and recently recorded sales prices, the length of time the product is held in inventory and quantities of various product styles contained in inventory, among other factors. The ultimate amount realized from the sale of certain products could differ from management estimates. The Company performs physical inventory counts or cycle counts on all merchandise inventory on hand throughout the year and adjusts the recorded balance to reflect the results. The Company records estimated shrinkage between physical inventory counts based on historical results.

Computer Software Costs
The Company capitalizes certain costs in other assets, including internal payroll costs incurred in connection with the development or acquisition of software for internal use. Other assets on the consolidated balance sheets include $37.9 million and $45.6 million of computer software costs as of January 31, 2015 and February 1, 2014, respectively, which are net of accumulated amortization of $90.1 million and $79.9 million as of the end of the respective periods.

Property and Equipment
Property and equipment are stated at cost. Depreciation of property and equipment is provided over the estimated useful lives of the assets or the remaining lease terms, where applicable, using the straight-line method.

Interest Expense
Interest expense includes interest for borrowings under both the Company’s short-term and long-term debt. Interest expense includes fees paid under the short-term revolving credit agreement for the unused portion of its line of credit. Interest expense also includes the amortization of deferred debt issuance costs and debt discount as well as the accretion of certain discounted noncurrent liabilities.

Goodwill and Intangible Assets
Goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. The Company adopted the provisions of Accounting Standards Codification (“ASC”), Intangibles-Goodwill and Other (ASC Topic 350) Testing Goodwill for Impairment, which permits, but does not require, a company to qualitatively assess indicators of a reporting unit’s fair value when it is unlikely that a reporting unit is impaired. If, after completing the qualitative assessment, a company believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate fair value. If the recorded values of these assets are not recoverable, based on either the assessment screen or discounted cash flow analysis, management performs the next step, which compares the fair value of the reporting unit to the recorded value of the tangible and intangible assets of the reporting units. Goodwill is considered impaired if the fair value of the tangible and intangible assets exceeds the fair value of the reporting unit.

The Company elected to bypass the optional qualitative assessment for the goodwill impairment test performed as of the first day of the fourth quarter of 2014 and therefore, reviewed goodwill for impairment utilizing a discounted cash flow analysis. A fair value-based test is applied at the reporting unit level, which is generally at or one level below the operating segment level. The test compares the fair value of the Company’s reporting units to the carrying value of those reporting units. This test requires significant assumptions, estimates and judgments by management, and is subject to inherent uncertainties and subjectivity. The fair value of goodwill is determined using an estimate of future cash flows of the reporting units and a risk-adjusted discount rate to compute a net present value of future cash flows. Projected net sales, gross profit, selling and administrative expense, capital expenditures, depreciation, amortization and working capital requirements are based on the Company's internal projections. Discount rates reflect market-based estimates of the risks associated with the projected cash flows of the reporting units directly resulting from the use of its assets in its operations. The Company also considered assumptions that market participants may use.  Both the estimates of the fair value of the Company's reporting units and the allocation of the estimated fair value of the reporting units are based on the best information available to the Company's management as of the date of the assessment. As of January 31, 2015, the Company had two reporting units, Famous Footwear and Brand Portfolio, for goodwill impairment testing. Based on the results of the Company’s most recent goodwill impairment test, the fair value of the Brand Portfolio reporting unit exceeded its carrying value and therefore, no impairment was recognized. As of January 31, 2015, the goodwill allocated to the Brand Portfolio reporting unit was $14.0 million.

The Company performs impairment tests as of the first day of the fourth quarter of each fiscal year unless events indicate an interim test is required. The indefinite-lived intangible asset impairment reviews performed as of the first day of the Company’s fourth fiscal quarter resulted in no impairment charges. Definite-lived intangible assets, other than goodwill, are amortized over their useful lives and are reviewed for impairment if and when impairment indicators are present.

Investment in Nonconsolidated Affiliate
The Company has an investment in a nonconsolidated affiliate that is accounted for using the cost method. The investment's carrying value of $7.0 million and zero as of January 31, 2015 and February 1, 2014, respectively, is included in other assets on the consolidated balance sheets.  The Company monitors the investment for indicators that a decrease in investment value has occurred that is other than temporary. If the Company determined that a decline in the fair value of the investment below its carrying value is other than temporary, an impairment loss would be recognized.  As of January 31, 2015, there have been no impairment losses recognized on this investment.

Self-Insurance Reserves
The Company is self-insured and/or retains high deductibles for a significant portion of its workers’ compensation, health, disability, cyber risk, general liability, automobile and property programs, among others. Liabilities associated with the risks that are retained by the Company are estimated by considering historical claims experience, trends of the Company and the industry, and other actuarial assumptions. The estimated accruals for these liabilities could be affected if development of costs on claims differ from these assumptions and historical trends. Based on available information as of January 31, 2015, the Company believes it has provided adequate reserves for its self-insurance exposure. As of January 31, 2015 and February 1, 2014, self-insurance reserves were $9.3 million and $10.9 million, respectively.

Revenue Recognition
Retail sales, recognized at the point of sale, are recorded net of returns and exclude sales tax. Wholesale sales and sales through the Company’s Internet sites are recorded, net of returns, allowances and discounts, generally when the merchandise has been shipped and title and risk of loss have passed to the customer. Retail items sold through the Company’s Internet sites are made pursuant to a sales agreement that provides for transfer of both title and risk of loss upon delivery to the carrier. Reserves for projected merchandise returns, discounts and allowances are determined based on historical experience and current expectations. Revenue is recognized on license fees related to Company-owned brand-names, where the Company is the licensor, when the related sales of the licensee are made.

Gift Cards
The Company sells gift cards to its consumers in its retail stores and through its Internet sites. The Company’s gift cards do not have expiration dates or inactivity fees. The Company recognizes revenue from gift cards when (i) the gift card is redeemed by the consumer or (ii) the likelihood of the gift card being redeemed by the consumer is remote (“gift card breakage”) and the Company determines that it does not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. The Company determines its gift card breakage rate based upon historical redemption patterns. The Company recognizes gift card breakage during the 24-month period following the sale of the gift card, according to the Company’s historical redemption pattern. Gift card breakage income is included in net sales in the consolidated statements of earnings and the liability established upon the sale of a gift card is included in other accrued expenses within the consolidated balance sheets. The Company recognized $0.4 million of gift card breakage in 2014 and $0.5 million in both 2013 and 2012.

Loyalty Program
The Company maintains a loyalty program (“Rewards”) for Famous Footwear stores in which consumers earn points toward savings certificates for qualifying purchases. Upon reaching specified point values, consumers are issued a savings certificate, which they may redeem for purchases at Famous Footwear stores. In addition to the savings certificates, the Company also offers exclusive member mailings that offer additional incentives to purchase. Savings certificates earned must be redeemed within stated expiration dates. The value of points and rewards earned by Famous Footwear’s Rewards program members are recorded as a reduction of net sales and a liability is established within other accrued expenses at the time the points are earned based on historical conversion and redemption rates. Approximately 73% of net sales in the Company’s Famous Footwear segment were made to its Rewards members in 2014, compared to 70% in 2013 and 66% in 2012. As of January 31, 2015 and February 1, 2014, the Company had a Rewards program liability of $7.2 million and $7.5 million, respectively, which is included in other accrued expenses on the consolidated balance sheets.

Store Closing and Impairment Charges
The costs of closing stores, including lease termination costs, property and equipment write-offs and severance, as applicable, are recorded when the store is closed or when a binding agreement is reached with the landlord to close the store.

The Company regularly analyzes the results of all of its stores and assesses the viability of underperforming stores to determine whether events or circumstances exist that indicate the stores should be closed or whether the carrying amount of their long-lived assets may not be recoverable. After allowing for an appropriate start-up period, unusual nonrecurring events or favorable trends, property and equipment at stores indicated as impaired are written down to fair value using primarily a discounted cash flow method. The Company recorded asset impairment charges, primarily related to underperforming retail stores, of $2.0 million in 2014, $1.6 million in 2013 and $4.1 million in 2012.

Advertising and Marketing Expense
Advertising and marketing costs are expensed as incurred, except for the costs of direct response advertising that relate primarily to the production and distribution of the Company's catalogs and coupon mailers. Direct response advertising costs are capitalized and amortized over the expected future revenue stream, which is generally one to three months from the date the materials are mailed. External production costs of advertising are expensed when the advertising first appears in the media or in the store.

In addition, the Company participates in co-op advertising programs with certain of its wholesale customers. For those co-op advertising programs where the Company has validated the fair value of the advertising received, co-op advertising costs are reflected as advertising expense within selling and administrative expenses. Otherwise, co-op advertising costs are reflected as a reduction of net sales.

Total advertising and marketing expense was $83.6 million, $82.2 million and $83.0 million in 2014, 2013 and 2012, respectively. In 2014, 2013 and 2012, these costs were offset by co-op advertising allowances recovered by the Company’s retail business of $6.2 million, $7.8 million and $7.1 million, respectively. Total co-op advertising costs reflected as a reduction of net sales were $10.0 million in 2014, $8.3 million in 2013 and $8.1 million in 2012. Total advertising costs attributable to future periods that are deferred and recognized as a component of prepaid expenses and other current assets were $2.6 million and $2.0 million at January 31, 2015 and February 1, 2014, respectively.

Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax bases of its assets and liabilities. The Company establishes valuation allowances if it believes that it is more-likely-than-not that some or all of its deferred tax assets will not be realized. The Company does not recognize a tax benefit unless it concludes that it is more-likely-than-not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in its judgment, is greater than 50% likely to be realized. The Company records interest and penalties related to unrecognized tax positions within the income tax provision on the consolidated statements of earnings.

Operating Leases
The Company leases its store premises and certain office locations, distribution centers and equipment under operating leases. Approximately one-half of the leases entered into by the Company include options that allows the Company to extend the lease term beyond the initial commitment period, subject to terms agreed to at lease inception. Some leases also include early termination options that can be exercised under specific conditions.

Contingent Rentals
Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeds the respective targets.

Construction Allowances Received From Landlords
At the time its retail facilities are initially leased, the Company often receives consideration from landlords to be applied against the cost of leasehold improvements necessary to open the store. The Company treats these construction allowances as a lease incentive. The allowances are recorded as a deferred rent obligation and amortized to income over the lease term as a reduction of rent expense. The allowances are reflected as a component of other accrued expenses and deferred rent on the consolidated balance sheets.

Straight-Line Rents and Rent Holidays
The Company records rent expense on a straight-line basis over the lease term for all of its leased facilities. For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the lease as deferred rent. At the time its retail facilities are leased, the Company is frequently not charged rent for a specified period of time, typically 30 to 60 days, while the store is being prepared for opening. This rent-free period is referred to as a rent holiday. The Company recognizes rent expense over the lease term, including any rent holiday, within selling and administrative expenses on the consolidated statements of earnings.

Preopening Costs
Preopening costs associated with opening retail stores, including payroll, supplies and facility costs, are expensed as incurred.

Earnings Per Common Share Attributable to Caleres, Inc. Shareholders
The Company uses the two-class method to calculate basic and diluted earnings per common share attributable to Caleres, Inc. shareholders. Unvested restricted stock awards are considered participating units because they entitle holders to non-forfeitable rights to dividends or dividend equivalents during the vesting term. Under the two-class method, basic earnings per common share attributable to Caleres, Inc. shareholders is computed by dividing the net earnings attributable to Caleres, Inc. after allocation of earnings to participating securities by the weighted-average number of common shares outstanding during the year. Diluted earnings per common share attributable to Caleres, Inc. shareholders is computed by dividing the net earnings attributable to Caleres, Inc. after allocation of earnings to participating securities by the weighted-average number of common shares and potential dilutive securities outstanding during the year. Potential dilutive securities consist of outstanding stock options. See Note 3 to the consolidated financial statements for additional information related to the calculation of earnings per common share attributable to Caleres, Inc. shareholders.

Comprehensive Income
Comprehensive income includes the effect of foreign currency translation adjustments, unrealized gains or losses from derivatives used for hedging activities and pension and other postretirement benefits adjustments.

Foreign Currency Translation
For certain of the Company’s international subsidiaries, the local currency is the functional currency. Assets and liabilities of these subsidiaries are translated into United States dollars at the period-end exchange rate or historical rates as appropriate. Consolidated statements of earnings amounts are translated at average exchange rates for the period. The cumulative translation adjustments resulting from changes in exchange rates are included in the consolidated balance sheets as a component of accumulated other comprehensive income in total Caleres, Inc. shareholders’ equity. Transaction gains and losses are included in the consolidated statements of earnings.

Pension and Other Postretirement Benefits Adjustments
The Company determines the expense and obligations for retirement and other benefit plans using assumptions related to discount rates, expected long-term rates of return on invested plan assets, expected salary increases and certain employee-related factors. The unrecognized portion of the gain or loss on plan assets is included in the consolidated balance sheets as a component of accumulated other comprehensive income in total Caleres, Inc. shareholders’ equity. The gain or loss is recognized into the plans’ expense over time. See additional information related to pension and other postretirement benefits in Note 5 and Note 14 to the consolidated financial statements.

Derivative Financial Instruments
The Company recognizes all derivative financial instruments as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value. The Company evaluates its exposure to volatility in foreign currency rates and may enter into derivative transactions as it deems necessary. These derivative financial instruments are viewed as risk management tools and are not used for trading or speculative purposes. See additional information related to derivative financial instruments in Note 12, Note 13 and Note 14 to the consolidated financial statements.

Business Combination Accounting

The Company allocates the purchase price of an acquired entity to the assets and liabilities acquired based upon their estimated fair values at the business combination date. The Company also identifies and estimates the fair values of intangible assets that should be recognized as assets apart from goodwill. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The Company has historically relied in part upon the use of reports from third-party valuation specialists to assist in the estimation of fair values for intangible assets other than goodwill. The carrying values of acquired receivables and trade accounts payable have historically approximated their fair values at the business combination date. With respect to other acquired assets and liabilities, the Company uses all available information to make the best estimates of their fair values at the business combination date.

The Company’s purchase price allocation methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows. Unanticipated events or circumstances may occur which could affect the accuracy of the Company’s estimates, including assumptions regarding industry economic factors and business strategies.

Share-based Compensation
The Company has share-based incentive compensation plans under which certain officers, employees, and members of the Board of Directors are participants and may be granted stock option, restricted stock, and stock performance awards. Additionally, share-based grants may be made to non-employee members of the Board of Directors in the form of cash-equivalent restricted stock units (“RSUs”) at no cost to the non-employee member of the Board of Directors. The Company accounts for share-based compensation in accordance with the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, and ASC 505, Equity, which require all share-based payments to employees and members of the Board of Directors, including grants of employee stock options, to be recognized as expense in the consolidated financial statements based on their fair values. The fair value of stock options is calculated using the Black-Scholes option pricing formula that requires estimates for expected volatility, expected dividends, the risk-free interest rate, and the expected term of the option. Stock options generally vest over four years, with 25% vesting annually, and expense is recognized on a straight-line basis separately for each vesting portion of the stock option award. Expense for restricted stock is based on the fair value of the restricted stock on the date of grant and is recognized on a straight-line basis generally over a four-year vesting period. Expense for stock performance awards is recognized based upon the fair value of the awards on the date of grant and the anticipated number of shares or units to be awarded on a straight-line basis over the respective term of the award, or individual vesting portion of an award. Expense for the initial grant of RSUs is recognized ratably over the one-year vesting period based upon the fair value of the RSUs, as remeasured at the end of each period. If any of the assumptions used in the Black-Scholes model or the anticipated number of shares to be awarded change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. See additional information related to share-based compensation in Note 15 to the consolidated financial statements.

Impact of New Accounting Pronouncements
In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The ASU amends the definition of a discontinued operation by raising the threshold for disposals to qualify as discontinued operations and requires new disclosures for disposals of individually significant components that do not meet the new definition of a discontinued operation. Under the new standard, discontinued operations treatment is required for disposals of a component or group of components that represent a strategic shift that has or will have a major impact on an entity’s operations or financial results. The standard is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. As the Company adopted this ASU during the third quarter of 2014, the sale of Shoes.com is not considered a discontinued operation as the disposal did not represent a strategic shift that will have a major impact on the Company's operations or financial results. Refer to Note 2 to the consolidated financial statements for further discussion.

Impact of Prospective Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption prohibited. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

2.    DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS

Discontinued Operations
The Company’s discontinued operations include the Avia and Nevados brands of American Sporting Goods Corporation, the Etienne Aigner brand and the Vera Wang brand. The Company applied discontinued operations accounting in accordance with ASC Topic 205-20, Presentation of Financial Statements –Discontinued Operations.

The Company had no discontinued operations in 2014. Discontinued operations included net sales of $26.3 million and $120.3 million in 2013 and 2012, respectively, and a loss before income taxes of $10.5 million and $7.5 million in 2013 and 2012, respectively. Discontinued operations also included a net loss on disposition/impairment of $11.5 million and $3.5 million in 2013 and 2012, respectively.

American Sporting Goods Corporation
The Company purchased American Sporting Goods Corporation, comprised of Avia, Nevados, Ryka, AND 1 and other businesses, on February 17, 2011 and subsequently sold AND 1 during fiscal 2011. On May 14, 2013, Caleres International Corp. (“CI”) (formerly known as Brown Shoe International Corp.), the sole shareholder of American Sporting Goods Corporation, entered into and simultaneously closed a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, CI and Galaxy Brand Holdings, Inc. (“the Buyer”), pursuant to which the Buyer acquired all of the outstanding capital stock of American Sporting Goods Corporation from CI and the Company agreed to provide certain transition services. Under the Stock Purchase Agreement, the Avia and Nevados businesses were sold and the Company retained, and is operating, Ryka and other businesses. In connection with the transaction, American Sporting Goods Corporation sold inventory to a third party unaffiliated with the Buyer and distributed certain assets to CI. The aggregate purchase price for the stock of American Sporting Goods Corporation and the provision of such transition services was $74.0 million, subject to working capital adjustments, minus the amount of the pre-closing cash dividend declared by American Sporting Goods Corporation and paid to CI, representing proceeds from American Sporting Goods Corporation’s sale of inventory. In this document, “ASG” refers to the subsidiary disposed on May 14, 2013, including the Avia and Nevados brands and excluding the Ryka brand and other retained businesses.

The Company received $60.3 million in cash and a promissory note of $12.0 million at closing, from the sale of stock, the sale of inventory, and for the provision of transitional services, less working capital adjustments. The promissory note was due November 14, 2013, earned interest at a 3% annual rate, and was secured by a guarantee by American Sporting Goods Corporation and a lien on certain assets of ASG. In accordance with the terms of the promissory note, the Company received a payment of $12.2 million on November 14, 2013, representing the note principal and accrued interest.

As a result of the sale of ASG, the Company recorded an impairment charge in the first quarter of 2013 of $12.6 million ($12.6 million after-tax, $0.30 per diluted share), representing the difference in the fair value less costs to sell as compared to the carrying value of the net assets to be sold. During the second quarter of 2013, the Company recognized a gain upon disposition of the ASG subsidiary of $1.0 million ($1.0 million after tax, $0.02 per diluted share).

ASG was previously included in the Brand Portfolio segment. Discontinued operations include net sales of $20.3 million and $77.6 million in 2013 and 2012, respectively. Discontinued operations include losses before income taxes of $1.6 million and $7.1 million in 2013 and 2012, respectively.

Vera Wang
During the first quarter of 2013, the Company communicated its intention not to renew the Vera Wang license agreement. The results of Vera Wang were previously included in the Brand Portfolio segment. Discontinued operations include net sales of $5.7 million and $14.8 million in 2013 and 2012, respectively. Discontinued operations include losses before income taxes of $1.9 million and $1.8 million in 2013 and 2012, respectively.

Etienne Aigner
During the second quarter of 2012, the Company terminated the Etienne Aigner license agreement due to a dispute with the licensor. On April 29, 2013, an agreement to resolve the dispute was reached, pursuant to which the Company agreed to pay Etienne Aigner $6.5 million. The results of Etienne Aigner were previously included in the Brand Portfolio segment. Discontinued operations included net sales of $0.3 million and $27.9 million in 2013 and 2012, respectively. It also included losses before income taxes of $7.0 million in 2013 and earnings before income taxes of $1.4 million in 2012. As a result of the termination of the license agreement in 2012, the Company recorded an impairment charge of $5.8 million ($3.5 million on an after-tax basis, or $0.08 per diluted share) to reduce the value of the license intangible asset to zero.

Assets and liabilities of discontinued operations at February 1, 2014 were as follows:

($ thousands)	February 1, 2014

Assets of Discontinued Operations
Current assets
Inventories, net	$111
Prepaid expenses and other current assets	8
Current assets - discontinued operations	119
Total assets - discontinued operations	$119

Liabilities of Discontinued Operations
Current liabilities
Trade accounts payable	$139
Other accrued expenses	569
Current liabilities - discontinued operations	708
Total liabilities - discontinued operations	$708

(

Loss from discontinued operations for 2013 and 2012 was as follows:

($ thousands)	2013	2012
Net sales	$26,318	$120,269
Cost of goods sold	19,927	98,485
Gross profit	6,391	21,784
Selling and administrative expenses	6,103	27,291
Restructuring and other special charges, net	10,768	1,587
Operating loss	(10,480)	(7,094)
Interest expense	16	409
Loss before income taxes from discontinued operations	(10,496)	(7,503)
Income tax benefit	5,922	3,066
Loss from discontinued operations, net of tax	$(4,574)	$(4,437)

Other Dispositions
On December 12, 2014, Caleres Investment Company, Inc. ("CIC"), the sole shareholder of Shoes.com, Inc., simultaneously entered into and closed a Stock Purchase Agreement by and among CIC and an affiliate of ShoeMe Technologies Limited ("the Purchaser"), pursuant to which the Purchaser acquired all of the outstanding capital stock, inventory and other assets of Shoes.com from CIC and the Company agreed to provide certain transition services. The aggregate purchase price of the sale was $15.0 million, subject to working capital and other adjustments. The Company received $4.4 million in cash and a $7.5 million face value secured convertible note ("convertible note") at closing, from the sale of stock, the sale of inventory and other assets, and the provision of transitional services, less working capital adjustments. The convertible note requires installments over four years with the first payment of $1.25 million due on July 1, 2017 and quarterly installments of $0.6 million thereafter, plus accrued interest, until it matures on December 12, 2019. Interest accrues at an annual rate of 6% until December 11, 2016, 7% until December 11, 2017, 8% until December 11, 2018, and 9% until the maturity date. The principal and outstanding accrued interest is convertible into common stock of the Purchaser at a conversion price of CAD 21.50 per share, at the Company's option, or automatically upon a qualified initial public offering ("IPO") by the Purchaser at the IPO price. The Company recorded the note receivable at its fair value of $7.0 million, which is included in other assets on the consolidated balance sheets.

After consideration of working capital adjustments and performance obligations related to our transition services, the net purchase price was $10.1 million. The Company recognized a pre-tax gain on the sale of the subsidiary of $4.7 million, representing the difference in the fair value of proceeds less costs to sell, as compared to the carrying value of the net assets. In response to the sale, the Company incurred restructuring and other special charges of $1.5 million, primarily for severance, to eliminate certain positions supporting the Company's e-commerce platforms as well as positions in other administrative functions.  These charges include $0.8 million within the Famous Footwear segment, $0.3 million within the Brand Portfolio segment and $0.4 million within the Other category. The Company also recognized tax benefits of $6.6 million associated with the disposition. These tax benefits were driven in part by the utilization of operating and capital loss carryforwards that previously were not anticipated to be utilized, and therefore, fully reserved on the Company's consolidated balance sheet.

The operating results of Shoes.com were included in the Famous Footwear segment in continuing operations through December 12, 2014. The operations of Shoes.com were not significant to the Famous Footwear segment or the Company's financial results. In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which the Company adopted during the third quarter of 2014, the financial position and operating results of Shoes.com have not been classified as a discontinued operation as the disposition did not represent a strategic shift resulting in a major impact on the Company's operations or financial results.

3.    EARNINGS PER SHARE

The Company uses the two-class method to compute basic and diluted earnings (loss) per common share attributable to Caleres, Inc. shareholders. In periods of net loss, no effect is given to the Company’s participating securities since they do not contractually participate in the losses of the Company. The following table sets forth the computation of basic and diluted earnings per common share attributable to Caleres, Inc. shareholders:

(in thousands, except per share amounts)	2014	2013	2012

NUMERATOR
Net earnings from continuing operations	$82,943	$53,982	$35,171
Net (earnings) loss attributable to noncontrolling interests	(93)	177	287
Net earnings allocated to participating securities	(3,068)	(2,304)	(1,757)
Net earnings from continuing operations	79,782	51,855	33,701

Net loss from discontinued operations	—	(16,086)	(7,967)
Net loss allocated to participating securities	—	687	392
Net loss from discontinued operations	—	(15,399)	(7,575)
Net earnings attributable to Caleres, Inc. after allocation of earnings to participating securities	$79,782	$36,456	$26,126

DENOMINATOR
Denominator for basic continuing and discontinued earnings per common share attributable to Caleres, Inc. shareholders	42,071	41,356	40,659
Dilutive effect of share-based awards for continuing operations and discontinued operations	203	297	135
Denominator for diluted continuing and discontinued earnings per common share attributable to Caleres, Inc. shareholders	42,274	41,653	40,794

Basic earnings (loss) per common share:
From continuing operations	$1.90	$1.25	$0.83
From discontinued operations	—	(0.37)	(0.19)
Basic earnings per common share attributable to Caleres, Inc. shareholders	$1.90	$0.88	$0.64

Diluted earnings (loss) per common share:
From continuing operations	$1.89	$1.25	$0.83
From discontinued operations	—	(0.37)	(0.19)
Diluted earnings per common share attributable to Caleres, Inc. shareholders	$1.89	$0.88	$0.64

Options to purchase 64,497, 86,247 and 998,701 shares of common stock in 2014, 2013 and 2012, respectively, were not included in the denominator for diluted earnings per common share attributable to Caleres, Inc. shareholders because the effect would be antidilutive.

4.    RESTRUCTURING AND OTHER INITIATIVES

Portfolio Realignment
The Company's portfolio realignment efforts included the sale of ASG; the sale and closure of sourcing and supply chain assets; closing or relocating numerous underperforming or poorly aligned retail stores; the termination of the Etienne Aigner license agreement; the election not to renew the Vera Wang license in accordance with agreement terms, and other infrastructure changes. These portfolio realignment efforts began in 2011 and were completed in 2013. Expenses for these initiatives are reflected in both continuing operations and discontinued operations.

The following is a summary of the Company’s portfolio realignment expense for our continuing and discontinued operations for 2013 and 2012:

	2013			2012
($ millions, except per share data)	Pre-tax Expense	After-tax Expense	Loss Per Diluted Share	Pre-tax Expense	After-tax Expense	Loss Per Diluted Share
Continuing Operations
Business exits and cost reductions	$1.2	$0.8	$0.02	$21.9	$14.3	$0.33
Non-cash impairments/dispositions	4.7	4.7	0.11	—	—	—
Total Continuing Operations	5.9	5.5	0.13	21.9	14.3	0.33
Discontinued Operations
Business exits and cost reductions	13.3	6.4	0.13	2.2	1.5	0.04
Non-cash impairments/dispositions	11.5	11.5	0.27	5.8	3.5	0.08
Total Discontinued Operations	24.8	17.9	0.40	8.0	5.0	0.12
Total	$30.7	$23.4	$0.53	$29.9	$19.3	$0.45

The business exits and cost reductions associated with continuing operations were recorded within restructuring and other special charges, net and cost of goods sold in the consolidated statements of earnings. The business exits and cost reductions associated with discontinued operations were recorded within loss from discontinued operations, net of tax, in the consolidated statements of earnings. The non-cash impairments/dispositions of the Company’s continuing operations were recorded within impairment of assets held for sale in the consolidated statements of earnings. The non-cash impairments/dispositions of the Company’s discontinued operations were recorded within disposition/impairment of discontinued operations, net of tax in the consolidated statements of earnings. The non-cash impairments/dispositions are included in Other in the following table.

All of the $5.9 million of expenses for portfolio realignment that were recorded in continuing operations during 2013 were included in the Brand Portfolio segment. Of the $21.9 million incurred during 2012, $13.3 million was included in the Brand Portfolio segment, $7.8 million was included in the Famous Footwear segment and $0.8 million was included in the Other category.

The following is a summary of the charges and settlements by category of costs:

						Total by Classification
($ millions)	Employee	Markdowns and Royalty Shortfalls	Facility	Other	Total	Continuing Operations	Discontinued Operations
Reserve balance at January 28, 2012	$5.8	$1.6	$1.3	$1.3	$10.0	$10.0	$—
Additional charges in 2012	6.0	3.1	11.4	9.4	29.9	21.9	8.0
Amounts settled in 2012	(10.1)	(4.5)	(9.4)	(10.4)	(34.4)	(26.6)	(7.8)
Reserve balance at February 2, 2013	$1.7	$0.2	$3.3	$0.3	$5.5	$5.3	$0.2
Additional charges in 2013	2.6	2.7	0.1	25.3	30.7	5.9	24.8
Amounts settled in 2013	(3.3)	(2.9)	(2.0)	(25.6)	(33.8)	(9.7)	(24.1)
Reserve balance at February 1, 2014	$1.0	$—	$1.4	$—	$2.4	$1.5	$0.9
Amounts settled in 2014	(0.9)	—	(0.4)	—	(1.3)	(0.4)	(0.9)
Reserve balance at January 31, 2015	$0.1	$—	$1.0	$—	$1.1	$1.1	$—

Sale of Sourcing and Supply Chain Assets
On April 30, 2013, the Company entered into an agreement to sell certain of its supply chain and sourcing assets (“Sale Agreement”) for $9.0 million, including $1.5 million in cash and a $7.5 million promissory note, subject to working capital adjustments. The sale closed during the second quarter of 2013. In anticipation of this transaction, the Company recognized an impairment charge in the first quarter of 2013 of $4.7 million ($4.7 million after tax, or $0.11 per diluted share) to adjust the assets to their estimated fair value. The promissory note requires installments over two years with the first payment of $3.0 million due no later than 45 days from the closing date and the remaining balance payable in eight quarterly payments of $0.6 million, subject to working capital adjustments, plus accrued interest of 5%, compounded monthly, starting no later than three months after the closing date. In accordance with the terms of the promissory note, as of January 31, 2015, the Company has received aggregate installment payments of $6.3 million. As part of the Sale Agreement, the Company agreed to purchase, under specific performance criteria, a minimum of four million pairs of shoes each year for the next two years at market pricing, which can be fulfilled from a defined group of facilities owned by the purchaser.

Organizational Change
During 2014, the Company incurred costs of $1.9 million ($1.2 million on an after-tax basis, or $0.03 per diluted share) related to a management change at the corporate headquarters, with no corresponding charges in 2013. During 2012, the Company recorded costs of $2.3 million ($1.4 million on an after-tax basis, or $0.03 per diluted share) related to a management change. These costs were recognized as restructuring and other special charges, net and included in the Other category.

Disposition of Shoes.com
As further discussed in Note 2 to the consolidated financial statements, in response to the sale of Shoes.com, the Company incurred restructuring and other special charges of $1.5 million. The reserve balance of $1.5 million as of January 31, 2015 is included in employee compensation and benefits on the consolidated balance sheets.

5.    RETIREMENT AND OTHER BENEFIT PLANS

The Company sponsors pension plans in both the United States and Canada. The Company’s domestic pension plans cover substantially all United States employees. Under the domestic plans, salaried, management and certain hourly employees’ pension benefits are based on the employee’s highest consecutive five years of compensation during the 10 years before retirement. The Company’s Canadian pension plans cover certain employees based on plan specifications. Under the Canadian plans, employees’ pension benefits are based on the employee’s highest consecutive five years of compensation during the 10 years before retirement. The Company’s funding policy for all plans is to make the minimum annual contributions required by applicable regulations. The Company also maintains an unfunded Supplemental Executive Retirement Plan (“SERP”).

In addition to providing pension benefits, the Company sponsors unfunded defined benefit postretirement life insurance plans that cover both salaried and hourly employees who became eligible for benefits by January 1, 1995. The life insurance plans provide coverage of up to twenty-thousand dollars for qualifying retired employees.

Benefit Obligations
The following table sets forth changes in benefit obligations, including all domestic and Canadian plans:

	Pension Benefits		Other Postretirement Benefits
($ thousands)	2014	2013	2014	2013
Benefit obligation at beginning of year	$279,964	$290,534	$1,119	$3,207
Service cost	9,650	10,638	—	—
Interest cost	14,230	13,241	49	55
Plan participants’ contribution	12	12	4	19
Plan amendments	(11,671)	99	—	—
Actuarial loss (gain)	83,105	(23,442)	483	(2,055)
Benefits paid	(11,814)	(11,107)	(143)	(107)
Foreign exchange rate changes	(1,136)	(11)	—	—
Benefit obligation at end of year	$362,340	$279,964	$1,512	$1,119

The accumulated benefit obligation for the United States pension plans was $342.6 million and $256.0 million as of January 31, 2015 and February 1, 2014, respectively. The accumulated benefit obligation for the Canadian pension plans was $4.3 million and $4.7 million as of January 31, 2015 and February 1, 2014, respectively.

	Pension Benefits		Other Postretirement Benefits
Weighted–average assumptions used to determine benefit obligations, end of year	2014	2013	2014	2013
Discount rate	3.90%	5.00%	3.90%	5.00%
Rate of compensation increase	3.00%	3.00%	N/A	N/A

At February 1, 2014, the domestic pension plan and other postretirement benefits mortality assumptions were based on the RP-2000 mortality table using mortality improvement scale AA. In October 2014, the Society of Actuaries issued an updated set of mortality tables and improvement scale collectively known as RP-2014 and MP-2014, respectively. The Company has reviewed the findings and recommendations of these reports with its actuary and its actuary performed a mortality study based on the Company's plan participant population. Based on the results of that study, the Company has elected to use the Society of Actuaries' RP-2014 Bottom Quartile tables, projected using generational scale MP-2014 to better reflect anticipated future experience. Actuarial losses, related to the change in mortality tables, increased the pension plan liability by approximately $18.4 million as of January 31, 2015.

During 2014, the Company announced amendments to the domestic qualified pension plan and the SERP, including certain changes to eligibility and service period requirements as well as changes to the benefit formula, including the calculation of participants' final average compensation.  Certain changes became effective in January 2015, while other changes will be effective in January 2016. These plan amendments decreased the pension liability by $11.7 million as of January 31, 2015.

Plan Assets
Pension assets are managed in accordance with the prudent investor standards of the Employee Retirement Income Security Act (“ERISA”). The plan’s investment objective is to earn a competitive total return on assets, while also ensuring plan assets are adequately managed to provide for future pension obligations. This results in the protection of plan surplus and is accomplished by matching the duration of the projected benefit obligation using leveraged fixed income instruments and, while maintaining an equity commitment, managing an equity overlay strategy. The overlay strategy is intended to protect the managed equity portfolios against adverse stock market environments. The Company delegates investment management of the plan assets to specialists in each asset class and regularly monitors manager performance and compliance with investment guidelines. The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The target allocations for plan assets for 2014 were 70% equities and 30% debt securities. Allocations may change periodically based upon changing market conditions. Equities did not include any Company stock at January 31, 2015 or February 1, 2014.

Assets of the Canadian pension plans, which total approximately $4.5 million at January 31, 2015, were invested 58% in equity funds, 37% in bond funds and 5% in money market funds. The Canadian pension plans did not include any Company stock as of January 31, 2015 or February 1, 2014.

A financial instrument’s level within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Refer to further discussion on the fair value hierarchy in Note 13 to the consolidated financial statements. Following is a description of the pension plan investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy.

•
Cash and cash equivalents include cash collateral and margin as well as money market funds. The fair values are based on unadjusted quoted market prices in active markets with sufficient volume and frequency and therefore are classified within Level 1 of the fair value hierarchy.

•
Investments in corporate stocks – common, U.S. government securities, mutual funds, preferred securities, real estate investment trusts and S&P 500 Index put and call options (traded on security exchanges) are classified within Level 1 of the fair value hierarchy because the fair values are based on unadjusted quoted market prices in active markets with sufficient volume and frequency.

•
Corporate debt instruments and interest rate swap agreements are valued at fair value based on vendor-quoted pricing for which inputs are observable and can be corroborated; therefore, these are classified within Level 2 of the fair value hierarchy.

•
The unallocated insurance contract is valued at contract value, which approximates fair value; therefore, this contract is classified within Level 3 of the fair value hierarchy. The unallocated insurance contract fair value was $0.1 million as of both January 31, 2015 and February 1, 2014.

•
The alternative investment fund, with a fair value of $10.7 million as of January 31, 2015, is an investment in a pool of long-duration domestic investment grade assets. This investment is valued at fair value based on prices supplied by the company or industry source of the investment grade assets and therefore, are classified within Level 3 of the fair value hierarchy.

•	The other pension plan assets, with a fair value of $0.4 million as of February 1, 2014, were not priced and therefore were classified within Level 3 of the fair value hierarchy.

The fair values of the Company’s pension plan assets at January 31, 2015 by asset category are as follows:

		Fair Value Measurements at January 31, 2015
($ thousands)	Total	Level 1	Level 2	Level 3
Asset
Cash and cash equivalents	$95,560	$95,560	$—	$—
U.S. government securities	84,141	84,141	—	—
Mutual fund	29,240	29,240	—	—
Corporate stocks – common	184,486	184,486	—	—
S&P 500 Index options	11,731	11,731	—	—
Preferred securities	286	286	—	—
Interest rate swap agreements	7,268	—	7,268	—
Alternative investment fund	10,733	—	10,733	—
Unallocated insurance contract	89	—	—	89
Total	$423,534	$405,444	$18,001	$89

The fair values of the Company’s pension plan assets at February 1, 2014 by asset category are as follows:

		Fair Value Measurements at February 1, 2014
($ thousands)	Total	Level 1	Level 2	Level 3
Asset
Cash and cash equivalents	$14,038	$14,038	$—	$—
U.S. government securities	73,813	73,813	—	—
Mutual fund	27,376	27,376	—	—
Real estate investment trusts	105	105	—	—
Corporate debt instruments	29,783	—	29,783	—
Corporate stocks – common	212,211	212,211	—	—
S&P 500 Index options	(1,343)	(1,343)	—	—
Interest rate swap agreements	(131)	—	(131)	—
Unallocated insurance contract	82	—	—	82
Other	386	—	—	386
Total	$356,320	$326,200	$29,652	$468

The following table sets forth changes in the fair value of plan assets, including all domestic and Canadian plans:

	Pension Benefits		Other Postretirement Benefits
($ thousands)	2014	2013	2014	2013
Fair value of plan assets at beginning of year	$356,320	$336,445	$—	$—
Actual return on plan assets	79,986	30,628	—	—
Employer contributions	206	331	139	88
Plan participants’ contributions	12	12	4	19
Benefits paid	(11,814)	(11,107)	(143)	(107)
Foreign exchange rate changes	(1,176)	11	—	—
Fair value of plan assets at end of year	$423,534	$356,320	$—	$—

Funded Status
The over-funded status as of January 31, 2015 and February 1, 2014 for pension benefits was $61.2 million and $76.4 million, respectively. The under-funded status as of January 31, 2015 and February 1, 2014 for other postretirement benefits was $1.5 million and $1.1 million, respectively.

Amounts recognized in the consolidated balance sheets consist of:

	Pension Benefits		Other Postretirement Benefits
($ thousands)	2014	2013	2014	2013
Prepaid pension costs (noncurrent assets)	$73,324	$85,561	$—	$—
Accrued benefit liabilities (current liability)	(2,675)	(1,002)	(142)	(105)
Accrued benefit liabilities (noncurrent liability)	(9,455)	(8,203)	(1,370)	(1,014)
Net amount recognized at end of year	$61,194	$76,356	$(1,512)	$(1,119)

The projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets, which includes only the Company’s SERP, were as follows:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets

($ thousands)	2014	2013	2014	2013
End of Year
Projected benefit obligation	$12,130	$9,205	$12,130	$9,205
Accumulated benefit obligation	10,770	7,180	10,770	7,180
Fair value of plan assets	—	—	—	—

The accumulated postretirement benefit obligation exceeds assets for all of the Company’s other postretirement benefit plans.

The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit (income) cost at January 31, 2015 and February 1, 2014, and the expected amortization of the January 31, 2015 amounts as components of net periodic benefit (income) cost for the year ended January 31, 2015, are as follows:

	Pension Benefits		Other Postretirement Benefits
($ thousands)	2014	2013	2014	2013
Components of accumulated other comprehensive income, net of tax:
Net actuarial loss (gain)	$4,872	$(12,065)	$(1,068)	$(1,628)
Net prior service (credit) cost	(7,037)	111	—	—
	$(2,165)	$(11,954)	$(1,068)	$(1,628)

	Pension Benefits	Other Postretirement Benefits
($ thousands)	2015	2015
Expected amortization, net of tax:
Amortization of net actuarial loss (gain)	$140	$(190)
Amortization of net prior service cost	16	—
	$156	$(190)

Net Periodic Benefit (Income) Cost
Net periodic benefit (income) cost for 2014, 2013 and 2012 for all domestic and Canadian plans included the following components:

	Pension Benefits			Other Postretirement Benefits
($ thousands)	2014	2013	2012	2014	2013	2012
Service cost	$9,650	$10,638	$11,523	$—	$—	$—
Interest cost	14,230	13,241	12,727	49	55	148
Expected return on assets	(24,757)	(24,773)	(25,073)	—	—	—
Amortization of:
Actuarial loss (gain)	201	954	204	(432)	(351)	(82)
Prior service cost	27	13	13	—	—	—
Net transition asset	—	—	(43)	—	—	—
Total net periodic benefit (income) cost	$(649)	$73	$(649)	$(383)	$(296)	$66

Weighted-average assumptions used to determine net periodic benefit (income) cost:

	Pension Benefits			Other Postretirement Benefits
	2014	2013	2012	2014	2013	2012
Discount rate	5.00%	4.50%	4.75%	5.00%	4.50%	4.75%
Rate of compensation increase	3.00%	3.50%	3.50%	N/A	N/A	N/A
Expected return on plan assets	8.25%	8.25%	8.25%	N/A	N/A	N/A

The net actuarial loss (gain) subject to amortization is amortized on a straight-line basis over the average future service of active plan participants as of the measurement date. The prior service cost is amortized on a straight-line basis over the average future service of active plan participants benefiting under the plan at the time of each plan amendment. The net transition asset was amortized over the estimated service life.

The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Assumed projected rates of return for each asset class were selected after analyzing experience and future expectations of the returns. The overall expected rate of return for the portfolio was developed based on the target allocation for each asset class.

Expected Cash Flows
Information about expected cash flows for all pension and postretirement benefit plans follows:

	Pension Benefits
($ thousands)	Funded Plan	SERP	Total	Other Postretirement Benefits
Employer Contributions
2015 expected contributions to plan trusts	$79	$—	$79	$—
2015 expected contributions to plan participants	—	2,675	2,675	142
Expected Benefit Payments
2015	$11,109	$2,675	$13,784	$142
2016	11,807	408	12,215	134
2017	12,457	3,628	16,085	127
2018	13,201	542	13,743	120
2019	13,886	917	14,803	113
2020 – 2024	77,058	5,313	82,371	462

Defined-Contribution Plans
The Company’s domestic defined-contribution 401(k) plan covers salaried and certain hourly employees. Company contributions represent a partial matching of employee contributions, generally up to a maximum of 3.5% of the employee’s salary and bonus. The Company’s expense for this plan was $3.0 million in 2014 and $3.4 million in both 2013 and 2012.

The Company’s Canadian defined contribution plan covers certain salaried and hourly employees. The Company makes contributions for all eligible employees, ranging from 3% to 5% of the employee’s salary. In addition, eligible employees may voluntarily contribute to the plan. The Company’s expense for this plan was $0.2 million in both 2014 and 2013 and $0.3 million in 2012.

Deferred Compensation Plan
The Company has a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) for the benefit of certain management employees. The investment funds offered to the participants generally correspond to the funds offered in the Company’s 401(k) plan and the account balance fluctuates with the investment returns on those funds. The Deferred Compensation Plan permits the deferral of up to 50% of base salary and 100% of compensation received under the Company’s annual incentive plan. The deferrals are held in a separate trust, which has been established by the Company to administer the Deferred Compensation Plan. The assets of the trust are subject to the claims of the Company’s creditors in the event that the Company becomes insolvent. Consequently, the trust qualifies as a grantor trust for income tax purposes (i.e., a “Rabbi Trust”). The liabilities of the Deferred Compensation Plan of $2.9 million and $2.2 million as of January 31, 2015 and February 1, 2014, respectively, are presented in employee compensation and benefits in the accompanying consolidated balance sheets. The assets held by the trust of $2.9 million as of January 31, 2015 and $2.2 million as of February 1, 2014 are classified as trading securities within prepaid expenses and other current assets in the accompanying consolidated balance sheets, with changes in the deferred compensation charged to selling and administrative expenses in the accompanying consolidated statements of earnings.

Deferred Compensation Plan for Non-Employee Directors
Non-employee directors are eligible to participate in a deferred compensation plan, whereby deferred compensation amounts are valued as if invested in the Company’s common stock through the use of phantom stock units (“PSUs”). Under the plan, each participating director’s account is credited with the number of PSUs equal to the number of shares of the Company’s common stock that the participant could purchase or receive with the amount of the deferred compensation, based upon the fair value (as determined based on the average of the high and low prices) of the Company’s common stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. The PSUs are payable in cash based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair value at fiscal quarter-end on or following termination of the director’s service. The liabilities of the plan of $2.1 million as of January 31, 2015 and $1.7 million as of February 1, 2014 are based on 67,488 and 67,263 outstanding PSUs, respectively, and are presented in other liabilities in the accompanying consolidated balance sheets. Gains and losses resulting from changes in the fair value of the PSUs are charged to selling and administrative expenses in the accompanying consolidated statements of earnings.

6.    INCOME TAXES

The components of earnings before income taxes from continuing operations consisted of domestic earnings before income taxes from continuing operations of $70.8 million, $40.9 million and $23.8 million in 2014, 2013 and 2012, respectively, and foreign earnings before income taxes from continuing operations of $39.3 million, $36.8 million and $28.0 million in 2014, 2013 and 2012, respectively. In addition to the income tax expense associated with continuing operations, we also recorded income tax benefits associated with the loss from discontinued operations of $5.9 million and $5.3 million in 2013 and 2012, respectively.

The components of income tax provision (benefit) on earnings from continuing operations were as follows:

($ thousands)	2014	2013	2012
Federal
Current	$27,311	$14,621	$2,803
Deferred	(9,502)	260	5,803
	17,809	14,881	8,606
State
Current	5,501	5,770	1,560
Deferred	(642)	(1,210)	1,899
	4,859	4,560	3,459
Foreign	4,516	4,317	4,591
Total income tax provision	$27,184	$23,758	$16,656

The Company made federal, state and foreign tax payments, net of refunds, of $20.1 million, $5.0 million and $5.7 million in 2014, 2013 and 2012, respectively.

The differences between the income tax provision reflected in the consolidated financial statements and the amounts calculated at the federal statutory income tax rate of 35% were as follows:

($ thousands)	2014	2013	2012
Income taxes at statutory rate	$38,544	$27,208	$18,139
State income taxes, net of federal tax benefit	3,159	2,964	2,248
Foreign earnings taxed at lower rates	(8,882)	(8,090)	(5,206)
Non-deductibility of impairment of assets held for sale	—	1,631	—
Tax on international subsidiary dividend	1,040	—	—
Disposal of Shoes.com	(7,428)	—	—
Other	751	45	1,475
Total income tax provision	$27,184	$23,758	$16,656

In 2014, our effective tax rate was impacted by several factors. In connection with the disposition of Shoes.com, the Company recognized a pre-tax gain, net of related restructuring, of $3.1 million, while recognizing an associated tax benefit of $6.6 million. This tax benefit was driven in part by the utilization of operating and capital loss carryforwards that were previously not anticipated to be utilized and were therefore fully reserved on the Company's consolidated balance sheet. The Company also recognized a tax expense of $1.0 million related to foreign exchange gains on a dividend received from an international subsidiary. Domestic income taxes had been previously provided on the foreign earnings of this subsidiary.

The other category of income tax provision principally represents the impact of expenses that are not deductible or partially deductible for federal income tax purposes and adjustments in the amounts of deferred tax assets that are anticipated to be realized.

Significant components of the Company’s deferred income tax assets and liabilities were as follows:

($ thousands)	January 31, 2015	February 1, 2014
Deferred Tax Assets
Employee benefits, compensation and insurance	$26,430	$15,264
Accrued expenses	16,539	17,235
Postretirement and postemployment benefit plans	862	746
Deferred rent	6,285	6,255
Accounts receivable reserves	7,563	7,052
Net operating loss (“NOL”) carryforward/carryback	9,483	14,917
Capital loss carryforward	5,188	5,145
Foreign tax credit carryforward	1,098	4,236
Other tax credit carryforward	—	3,591
Inventory capitalization and inventory reserves	1,683	5,317
Intangible assets	4,865	6,924
Depreciation	3,957	—
Other	1,907	4,923
Total deferred tax assets, before valuation allowance	85,860	91,605
Valuation allowance	(11,514)	(13,949)
Total deferred tax assets, net of valuation allowance	74,346	77,656

Deferred Tax Liabilities
Retirement plans	(23,822)	(29,608)
LIFO inventory valuation	(56,525)	(51,460)
Capitalized software	(12,721)	(15,729)
Other	(1,118)	(1,966)
Depreciation	—	(2,212)
Total deferred tax liabilities	(94,186)	(100,975)
Net deferred tax liability	$(19,840)	$(23,319)

As of January 31, 2015, the Company had various state net operating loss carryforwards with tax values totaling $9.3 million. A valuation allowance of $4.7 million has been established related to these operating loss carryforwards. The remaining net operating loss will be carried forward to future tax years. The Company also has valuation allowances of $4.6 million related to capital loss carryforwards, $0.9 million related to share-based compensation, $0.6 million related to foreign tax credits and $0.7 million related to charitable contributions and other carryforwards.

As of January 31, 2015, no deferred taxes have been provided on the accumulated unremitted earnings of the Company’s foreign subsidiaries that are not subject to United States income tax. The Company periodically evaluates its foreign investment opportunities and plans, as well as its foreign working capital needs, to determine the level of investment required and, accordingly, determine the level of foreign earnings that is considered indefinitely reinvested. Based upon that evaluation, earnings of the Company’s foreign subsidiaries that are not otherwise subject to United States taxation, except for the Company’s Canadian subsidiary, are considered to be indefinitely reinvested, and accordingly, deferred taxes have not been provided. If changes occur in future investment opportunities and plans, those changes will be reflected when known and may result in providing residual United States deferred taxes on unremitted foreign earnings. If the Company’s unremitted foreign earnings were not considered indefinitely reinvested as of January 31, 2015, additional deferred taxes of approximately $34.6 million would have been provided.

Uncertain Tax Positions
ASC 740, Income Taxes, establishes a single model to address accounting for uncertain tax positions. The standard clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The standard also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

($ thousands)
Balance at January 28, 2012	$209
Additions for tax positions of prior years	1,015
Reductions for tax positions of prior years due to a lapse in the statute of limitations	(75)
Balance at February 2, 2013	$1,149
Reductions for tax positions of prior years due to a lapse in the statute of limitations	(134)
Balance at February 1, 2014	$1,015
Reductions for tax positions of prior years due to a lapse in the statute of limitations	—
Balance at January 31, 2015	$1,015

If the unrecognized tax benefits were to be recognized in full, the net amount that would be reflected in the income tax provision, thereby impacting the effective tax rate, would be $1.1 million at January 31, 2015 and February 1, 2014, and $0.8 million at February 2, 2013.
Estimated interest related to the underpayment of income taxes was classified as a component of the income tax provision in the consolidated statements of earnings and was insignificant in 2014, 2013 and 2012. Accrued interest was $0.2 million at January 31, 3015 and $0.1 million at February 1, 2014.

For federal purposes, the Company’s tax years 2011 to 2013 (fiscal years ending January 28, 2012, February 2, 2013 and February 1, 2014) remain open to examination. The Company also files tax returns in various foreign jurisdictions and numerous states for which various tax years are subject to examination. The Company does not expect any significant changes to its liability for unrecognized tax benefits during the next 12 months.

7.    BUSINESS SEGMENT INFORMATION

During the fourth quarter of 2014, following the sale of the Company's e-commerce subsidiary, Shoes.com, the Company revised its reportable segments. This change reflects the Company’s omni-channel approach to managing its branded footwear business across all distribution channels. The two new reportable segments are Famous Footwear and Brand Portfolio.

The Famous Footwear segment is comprised of Famous Footwear, on a historical and continuing basis, and Shoes.com through December 12, 2014 (the date of sale). Famous Footwear operated 1,038 stores at the end of 2014, primarily selling branded footwear for the entire family.

The Brand Portfolio segment is comprised of our branded footwear, our branded retail stores and e-commerce sites associated with those brands. This segment sources and markets licensed, branded and private-label footwear primarily to national chains, department stores, independent retailers, mass merchandisers, online retailers and catalogs as well as Company-owned Famous Footwear, Naturalizer and Sam Edelman stores, and e-commerce businesses. The Brand Portfolio segment included 82 branded retail stores in the United States and 89 branded retail stores in Canada at the end of 2014, selling primarily Naturalizer brand footwear in regional malls and outlet centers.

The Company’s Famous Footwear and Brand Portfolio reportable segments are operating units that are managed separately. An operating segment’s performance is evaluated and resources are allocated based on operating earnings (loss). Operating earnings (loss) represent gross profit, less selling and administrative expenses, restructuring and other special charges, net and impairment of assets held for sale. The accounting policies of the reportable segments are the same as those described in Note 1 to the consolidated financial statements. Intersegment sales are generally recorded at a profit to the selling segment. All intersegment earnings related to inventory on hand at the purchasing segment are eliminated against the earnings of the selling segment.

Corporate assets, administrative expenses, and other costs and recoveries that are not allocated to the operating units are reported in the Other category.

Following is a summary of certain key financial measures for the respective periods. External sales, intersegment sales and operating earnings (loss) exclude discontinued operations. Segment assets, depreciation and amortization, amortization of debt issuance costs and debt discount, purchases of property and equipment and capitalized software include both continuing operations and discontinued operations.

($ thousands)	Famous Footwear	Brand Portfolio	Other	Total
Fiscal 2014
External sales	$1,589,258	$982,451	$—	$2,571,709
Intersegment sales	—	114,408	—	114,408
Depreciation and amortization	26,581	8,974	16,060	51,615
Amortization of debt issuance costs and debt discount	—	—	2,400	2,400
Operating earnings (loss)	104,581	73,403	(52,050)	125,934
Segment assets	458,847	518,099	239,866	1,216,812
Purchases of property and equipment	33,001	6,105	5,846	44,952
Capitalized software	198	58	4,830	5,086

Fiscal 2013
External sales	$1,588,552	$924,561	$—	$2,513,113
Intersegment sales	—	132,596	—	132,596
Depreciation and amortization	25,917	13,440	15,972	55,329
Amortization of debt issuance costs and debt discount	—	—	2,513	2,513
Operating earnings (loss)	105,382	39,909	(46,674)	98,617
Segment assets	448,549	514,902	185,952	1,149,403
Purchases of property and equipment	32,728	6,026	5,214	43,968
Capitalized software	193	122	4,920	5,235

Fiscal 2012
External sales	$1,583,242	$894,554	$—	$2,477,796
Intersegment sales	—	141,634	—	141,634
Depreciation and amortization	22,827	16,671	15,285	54,783
Amortization of debt issuance costs and debt discount	—	—	2,561	2,561
Operating earnings (loss)	94,234	21,259	(41,015)	74,478
Segment assets	488,464	552,428	133,081	1,173,973
Purchases of property and equipment	34,931	15,685	5,185	55,801
Capitalized software	—	3	7,925	7,928

Following is a reconciliation of operating earnings to earnings before income taxes from continuing operations:

($ thousands)	2014	2013	2012
Operating earnings	$125,934	$98,617	$74,478
Interest expense	(20,445)	(21,254)	(22,973)
Loss on early extinguishment of debt	(420)	—	—
Interest income	379	377	322
Gain on sale of subsidiary	4,679	—	—
Earnings before income taxes from continuing operations	$110,127	$77,740	$51,827
For geographic purposes, the domestic operations include the wholesale distribution of licensed, branded and private-label footwear to a variety of retail customers, including the Company’s Famous Footwear and Brand Portfolio stores and e-commerce businesses, as well as the Company's domestic retail operations.

The Company’s foreign operations primarily consist of wholesale operations in the Far East and Canada and retail operations in Canada and the Far East. The Far East operations include first-cost transactions, where footwear is sold at foreign ports to customers who then import the footwear into the United States and other countries.

A summary of the Company’s net sales and long-lived assets by geographic area were as follows:

($ thousands)	2014	2013	2012
Net Sales
United States	$2,318,530	$2,258,605	$2,251,094
Far East	194,296	193,725	158,261
Canada	58,883	60,783	68,441
Total net sales	$2,571,709	$2,513,113	$2,477,796

Long-Lived Assets
United States	$414,559	$347,005	$381,459
Far East	2,336	2,454	9,478
Canada	8,773	7,159	7,824
Latin America, Europe and other	248	236	70
Total long-lived assets	$425,916	$356,854	$398,831

Long-lived assets consisted primarily of property and equipment, intangible assets, prepaid pension costs, goodwill and other noncurrent assets.

8.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

($ thousands)	January 31, 2015	February 1, 2014
Land and buildings	$40,078	$37,206
Leasehold improvements	183,466	183,266
Technology equipment	53,406	51,074
Machinery and equipment	35,988	36,029
Furniture and fixtures	117,254	116,501
Construction in progress	8,504	4,464
Property and equipment	438,696	428,540
Allowances for depreciation	(288,953)	(284,980)
Property and equipment, net	$149,743	$143,560

Useful lives of property and equipment are as follows:

Buildings	5-30 years
Leasehold improvements	5-20 years
Technology equipment	2-10 years
Machinery and equipment	8-20 years
Furniture and fixtures	3-10 years

The Company recorded charges for impairment, primarily for leasehold improvements and furniture and fixtures in the Company’s retail stores, of $2.0 million, $1.6 million and $4.1 million in 2014, 2013 and 2012, respectively. All of the impairment charges in 2014 and 2013 are included in selling and administrative expenses. Of the $4.1 million impairment charges in 2012, $3.6 million is included in restructuring and other special charges, net and $0.5 million is included in selling and administrative expenses. Fair value was based on estimated future cash flows to be generated by retail stores, discounted at a market rate of interest.

9.    GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets were as follows:

($ thousands)	January 31, 2015	February 1, 2014

Intangible Assets
Famous Footwear	$2,800	$3,000
Brand Portfolio	183,068	118,003
Total intangible assets	185,868	121,003
Accumulated amortization	(65,235)	(61,284)
Total intangible assets, net	120,633	59,719
Goodwill
Brand Portfolio	13,954	13,954
Total goodwill	13,954	13,954
Goodwill and intangible assets, net	$134,587	$73,673

On February 3, 2014, the Company entered into and simultaneously closed an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which the Company acquired the Franco Sarto trademarks. As consideration, the Company paid a cash purchase price of $65.0 million at the time of closing. As a result of entering into and closing the Asset Purchase Agreement, the Company’s license agreement, granting the Company the right to sell footwear and other products using the Franco Sarto trademarks through 2019, was terminated. The purchase price of $65.0 million, as well as transaction costs of $0.1 million, are being amortized over a useful life of 40 years.

In December 2014, in conjunction with the disposition of Shoes.com as further described in Note 2 to the consolidated financial statements, the Company sold intangible assets of $0.2 million. The intangible assets were previously included in the Famous Footwear segment.

Intangible assets consist primarily of owned and licensed trademarks, of which $20.8 million and $21.0 million as of January 31, 2015 and February 1, 2014, respectively, are not subject to amortization. All remaining intangible assets are subject to amortization and have useful lives ranging from four to 40 years. Amortization expense for continuing operations related to intangible assets was $4.0 million, $6.0 million and $6.3 million in 2014, 2013 and 2012, respectively. The Company estimates $3.7 million of amortization expense related to intangible assets in each of the years from 2015 through 2019. As a result of its annual impairment testing, the Company did not record any other impairment charges during 2014, 2013 and 2012 related to intangible assets.

Goodwill is tested for impairment at least annually, or more frequently if events or circumstances indicate it might be impaired. A fair-value-based test is applied at the reporting unit level and compares the fair value of the reporting unit, with attributable goodwill, to the carrying value of such reporting unit. This test requires various judgments and estimates. The fair value of goodwill is determined using an estimate of future cash flows of the reporting unit and a risk-adjusted discount rate to compute a net present value of future cash flows. An adjustment will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized and unrecognized assets and liabilities of the reporting unit. The Company performed a goodwill impairment test as of the first day of the Company’s fourth fiscal quarter, resulting in no impairment charges.

10.    LONG-TERM AND SHORT-TERM FINANCING ARRANGEMENTS

Credit Agreement
On December 18, 2014, the Company and certain of its subsidiaries (the “Loan Parties”) entered into a Fourth Amended and Restated Credit Agreement (“Credit Agreement”). The Credit Agreement matures on December 18, 2019 and provides for a revolving credit facility in an aggregate amount of up to $600.0 million, subject to the calculated borrowing base restrictions, and provides for an increase at the Company’s option by up to $150.0 million from time to time during the term of the Credit Agreement, subject to satisfaction of certain conditions and the willingness of existing or new lenders to assume the increase. The Credit Agreement amended and restated the Third Amended and Restated Credit Agreement, dated as of January 7, 2011 (the "Former Credit Agreement").

Borrowing availability under the Credit Agreement is limited to the lesser of the total commitments and the borrowing base ("Loan Cap"), which is based on stated percentages of the sum of eligible accounts receivable, eligible inventory and eligible credit card receivables, as defined, less applicable reserves. Under the Credit Agreement, the Loan Parties’ obligations are secured by a first-priority security interest in all accounts receivable, inventory and certain other collateral.

Interest on borrowings is at variable rates based on the London Interbank Offered Rate (“LIBOR”) or the prime rate, as defined in the Credit Agreement, plus a spread. The interest rate and fees for letters of credit vary based upon the level of excess availability under the Credit Agreement. There is an unused line fee payable on the unused portion under the facility and a letter of credit fee payable on the outstanding face amount under letters of credit.

The Credit Agreement limits the Company’s ability to create, incur, assume or permit to exist additional indebtedness and liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. In addition, certain additional covenants would be triggered if excess availability were to fall below specified levels, including fixed charge coverage ratio requirements. Furthermore, if excess availability falls below 12.5% of the Loan Cap for three consecutive business days or an event of default occurs, the lenders may assume dominion and control over the Company’s cash (a “cash dominion event”) until such event of default is cured or waived or the excess availability exceeds such amount for 30 consecutive days, provided that a cash dominion event shall be deemed continuing (even if an event of default is no longer continuing and/or excess availability exceeds the required amount for 30 consecutive business days) after a cash dominion event has occurred and been discontinued on two occasions in any twelve month period.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, certain events of bankruptcy and insolvency, judgment defaults in excess of a certain threshold, the failure of any guaranty or security document supporting the agreement to be in full force and effect, and a change of control event. In addition, if the excess availability falls below the greater of (i) 10.0% of the lesser of the Loan Cap and (ii) $50.0 million, and the fixed charge coverage ratio is less than 1.0 to 1.0, the Company would be in default under the Credit Agreement. The Credit Agreement also contains certain other covenants and restrictions. The Company was in compliance with all covenants and restrictions under the Credit Agreement as of January 31, 2015.

The maximum amount of borrowings under the Credit Agreement at the end of any month was $74.0 million in 2014 and $159.0 million in 2013. The average daily borrowings during the year were $37.6 million in 2014 and $69.3 million in 2013. The weighted-average interest rates approximated 2.9% in 2014 and 2.8% in 2013.

At January 31, 2015, the Company had no borrowings outstanding and $6.3 million in letters of credit outstanding under the Credit Agreement. Total additional borrowing availability was $525.6 million at January 31, 2015.

Loss on Early Extinguishment of Debt
During 2014, we incurred a loss of $0.4 million on the early extinguishment of the Former Credit Agreement prior to maturity.

$200 Million Senior Notes Due 2019

On May 11, 2011, the Company closed on an offering (the “Offering”) of $200.0 million aggregate principal amount of 7.125% Senior Notes due 2019 (the “2019 Senior Notes”). The Company used a portion of the net proceeds to call and redeem the outstanding 8.75% senior notes due in 2012 (the “2012 Senior Notes”). The Company used the remaining net proceeds for general corporate purposes, including repaying amounts outstanding under the Former Credit Agreement.

The 2019 Senior Notes are guaranteed on a senior unsecured basis by each of the subsidiaries of the Company that is an obligor under the Credit Agreement. Interest on the 2019 Senior Notes is payable on May 15 and November 15 of each year. The 2019 Senior Notes mature on May 15, 2019. The Company may redeem all or a part of the 2019 Senior Notes at the redemption prices (expressed as a percentage of principal) set forth below plus accrued and unpaid interest, if redeemed during the 12-month period beginning on May 15 of the years indicated below:

Year	Percentage
2015	103.563%
2016	101.781%
2017 and thereafter	100.000%

The 2019 Senior Notes also contain certain other covenants and restrictions that limit certain activities, including, among other things, levels of indebtedness, payments of dividends, the guarantee or pledge of assets, certain investments, common stock repurchases, mergers and acquisitions and sales of assets. As of January 31, 2015, the Company was in compliance with all covenants and restrictions relating to the 2019 Senior Notes.

Cash payments of interest for these financing arrangements during 2014, 2013 and 2012 were $17.9 million, $18.7 million and $20.3 million, respectively.

11.    LEASES

The Company leases all of its retail locations and certain office locations, distribution centers and equipment. The minimum lease terms for the Company’s retail stores generally range from five to 10 years. Approximately 54% of the retail store leases are subject to renewal options for varying periods. The term of the leases for office facilities and distribution centers averages approximately 10 years with renewal options of five to 20 years.

At the time its retail facilities are initially leased, the Company often receives consideration from landlords for a portion of the cost of leasehold improvements necessary to open the store, which are recorded as a deferred rent obligation and amortized to income over the lease term as a reduction of rent expense. In addition to minimum rental payments, certain of the retail store leases require contingent payments based on sales levels. A majority of the Company’s retail operating leases contain provisions that allow it to modify amounts payable under the lease or terminate the lease in certain circumstances, such as experiencing actual sales volume below a defined threshold and/or co-tenancy provisions associated with the facility.

The following is a summary of rent expense for operating leases:

($ thousands)	2014	2013	2012
Minimum rent	$143,050	$143,958	$145,788
Contingent rent	971	942	567
Sublease income	(1,197)	(1,170)	(1,145)
Total	$142,824	$143,730	$145,210

Future minimum payments under noncancelable operating leases with an initial term of one year or more were as follows at January 31, 2015:

($ thousands)
2015	$153,334
2016	127,184
2017	97,447
2018	74,236
2019	53,686
Thereafter	169,981
Total minimum operating lease payments	$675,868

12.    RISK MANAGEMENT AND DERIVATIVES

General Risk Management
The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. The financial institutions are located throughout the world and the Company’s policy is designed to limit exposure to any one institution or geographic region. The Company’s periodic evaluations of the relative credit standing of these financial institutions are considered in the Company’s investment strategy.

The Company’s Brand Portfolio segment sells to national chains, department stores, mass merchandisers, independent retailers, online retailers and catalogs primarily in the United States, Canada and China. Receivables arising from these sales are not collateralized; however, a portion is covered by documentary letters of credit. Credit risk is affected by conditions or occurrences within the economy and the retail industry. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and historical trends.

Derivatives
In the normal course of business, the Company’s financial results are impacted by currency rate movements in foreign-currency-denominated assets, liabilities and cash flows as it makes a portion of its purchases and sales in local currencies. The Company has established policies and business practices that are intended to mitigate a portion of the effect of these exposures. The Company uses derivative financial instruments, primarily forward contracts, to manage its currency exposures. These derivative financial instruments are viewed as risk management tools and are not used for trading or speculative purposes. Derivatives entered into by the Company are designated as cash flow hedges of forecasted foreign currency transactions.

Derivative financial instruments expose the Company to credit and market risk. The market risk associated with these instruments resulting from currency exchange movements is expected to offset the market risk of the underlying transactions being hedged. The Company does not believe there is a significant risk of loss in the event of non-performance by the counterparties associated with these instruments because these transactions are executed with major international financial institutions and have varying maturities through January 2016. Credit risk is managed through the continuous monitoring of exposures to such counterparties.

The Company principally uses foreign currency forward contracts as cash flow hedges to offset a portion of the effects of exchange rate fluctuations. The Company’s cash flow exposures include anticipated foreign currency transactions, such as foreign currency denominated sales, costs, expenses and intercompany charges, as well as collections and payments. The Company performs a quarterly assessment of the effectiveness of the hedge relationship and measures and recognizes any hedge ineffectiveness in the consolidated statement of earnings. Hedge ineffectiveness is evaluated using the hypothetical derivative method. The amount of hedge ineffectiveness for 2014, 2013 and 2012 was not material.

The Company’s hedging strategy uses forward contracts as cash flow hedging instruments, which are recorded in the Company’s consolidated balance sheets at fair value. The effective portion of gains and losses resulting from changes in the fair value of these hedge instruments are deferred in accumulated other comprehensive income and reclassified to earnings in the period that the hedged transaction is recognized in earnings.

As of January 31, 2015 and February 1, 2014, the Company had forward contracts maturing at various dates through January 2016 and January 2015, respectively. The contract amount represents the net amount of all purchase and sale contracts of a foreign currency.

(U.S. $ equivalent in thousands)	January 31, 2015	February 1, 2014
Financial Instruments
U.S. dollars (purchased by the Company’s Canadian division with Canadian dollars)	$19,633	$20,197
Chinese yuan	14,512	15,278
Euro	16,152	11,270
Japanese yen	1,523	1,586
New Taiwanese dollars	599	553
Other currencies	970	792
Total financial instruments	$53,389	$49,676

The classification and fair values of derivative instruments designated as hedging instruments included within the consolidated balance sheet as of January 31, 2015 and February 1, 2014 are as follows:

	Asset Derivatives		Liability Derivatives
($ in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange forwards contracts:
January 31, 2015	Prepaid expenses and other current assets	$1,863	Other accrued expenses	$1,784
February 1, 2014	Prepaid expenses and other current assets	$1,056	Other accrued expenses	$222

During 2014 and 2013, the effect of derivative instruments in cash flow hedging relationships on the consolidated statement of earnings was as follows:

	2014		2013
Foreign exchange forward contracts: Income Statement Classification Gains (Losses) - Realized	Gain (Loss) Recognized in OCI on Derivatives	Gain (Loss) Reclassified from Accumulated OCI into Earnings	Gain Recognized in OCI on Derivatives	Gain Reclassified from Accumulated OCI into Earnings
Net sales	$166	$93	$321	$244
Cost of goods sold	(693)	113	762	71
Selling and administrative expenses	(271)	(64)	675	355
Interest expense	18	—	20	—

All of the gains and losses currently included within accumulated other comprehensive income associated with the Company’s foreign exchange forward contracts are expected to be reclassified into net earnings within the next 12 months. Additional information related to the Company’s derivative financial instruments are disclosed within Note 1 and Note 13 to the consolidated financial statements.

13.    FAIR VALUE MEASUREMENTS

Fair Value Hierarchy
Fair value measurement disclosures specify a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (“observable inputs”) or reflect the Company’s own assumptions of market participant valuation (“unobservable inputs”). In accordance with the fair value guidance, the hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. Classification of the financial or non-financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Measurement of Fair Value
The Company measures fair value as an exit price, the price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date, using the procedures described below for all financial and non-financial assets and liabilities measured at fair value.

Money Market Funds
The Company has cash equivalents consisting of short-term money market funds backed by U.S. Treasury securities. The primary objective of these investing activities is to preserve its capital for the purpose of funding operations and it does not enter into money market funds for trading or speculative purposes. The fair value is based on unadjusted quoted market prices for the funds in active markets with sufficient volume and frequency (Level 1).

Deferred Compensation Plan Assets and Liabilities
The Company maintains a Deferred Compensation Plan for the benefit of certain management employees. The investment funds offered to the participant generally correspond to the funds offered in the Company’s 401(k) plan and the account balance fluctuates with the investment returns on those funds. The fair value of the assets and corresponding liabilities are based on unadjusted quoted market prices for the funds in active markets with sufficient volume and frequency (Level 1). Additional information related to the Company’s Deferred Compensation Plan is disclosed in Note 5 to the consolidated financial statements.

Deferred Compensation Plan for Non-Employee Directors
Non-employee directors are eligible to participate in a deferred compensation plan, whereby deferred compensation amounts are valued as if invested in the Company’s common stock through the use of PSUs. Under the plan, each participating director’s account is credited with the number of PSUs equal to the number of shares of the Company’s common stock that the participant could purchase or receive with the amount of the deferred compensation, based upon the fair value (as determined based on the average of the high and low prices) of the Company’s common stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. The PSUs are payable in cash based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair value at fiscal quarter-end on or following termination of the director’s service. The fair value of the liabilities is based on an unadjusted quoted market price for the Company’s common stock in an active market with sufficient volume and frequency (Level 1). Additional information related to the Company’s deferred compensation plan for non-employee directors is disclosed in Note 5 to the consolidated financial statements.

Restricted Stock Units for Non-Employee Directors
Under the Company’s incentive compensation plans, cash-equivalent restricted stock units of the Company may be granted at no cost to directors. Plan participants are entitled to cash dividends for their respective units. The fair value of a restricted stock unit is the quoted market price for the Company’s common stock on the date of grant (Level 1). Additional information related to restricted stock units for non-employee directors is disclosed in Note 15 to the consolidated financial statements.

Performance Share Units
Under the Company’s incentive compensation plans, common stock or cash may be awarded at the end of the performance period at no cost to certain officers and key employees if certain financial goals are met. Under the plan, employees are granted performance share awards at a target number of shares or units, which vest generally over a three-year service period. At the end of the three-year period, the employee will be given an amount of shares between 0% and 200% of the targeted award, depending on the achievement of specified financial goals for the three-year period. The fair value of the performance share awards is the quoted market price for the Company’s common stock on the date of grant (Level 1). Additional information related to performance share units is disclosed in Note 15 to the consolidated financial statements.

Derivative Financial Instruments
The Company uses derivative financial instruments, primarily foreign exchange contracts, to reduce its exposure to market risks from changes in foreign exchange rates. These foreign exchange contracts are measured at fair value using quoted forward foreign exchange prices from counterparties corroborated by market-based pricing (Level 2). Additional information related to the Company’s derivative financial instruments is disclosed in Note 1 and Note 12 to the consolidated financial statements.

Secured Convertible Note
The Company received a secured convertible note as partial consideration for the disposition of Shoes.com, as further described in Note 2 to the consolidated financial statements. The convertible note is measured at fair value using unobservable inputs (Level 3).

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at January 31, 2015 and February 1, 2014. The Company did not have any transfers between Level 1 and Level 2 during 2014 or 2013.

		Fair Value Measurements
($ thousands)	Total	Level 1	Level 2	Level 3
Asset (Liability)

As of January 31, 2015:
Cash equivalents – money market funds	$35,533	$35,533	$—	$—
Non-qualified deferred compensation plan assets	2,904	2,904	—	—
Non-qualified deferred compensation plan liabilities	(2,904)	(2,904)	—	—
Deferred compensation plan liabilities for non-employee directors	(2,066)	(2,066)	—	—
Restricted stock units for non-employee directors	(8,857)	(8,857)	—	—
Performance share units	(5,147)	(5,147)	—	—
Derivative financial instruments, net	79	—	79	—
Secured convertible note	6,957	—	—	6,957

As of February 1, 2014:
Cash equivalents – money market funds	$41,236	$41,236	$—	$—
Non-qualified deferred compensation plan assets	2,191	2,191	—	—
Non-qualified deferred compensation plan liabilities	(2,191)	(2,191)	—	—
Deferred compensation plan liabilities for non-employee directors	(1,668)	(1,668)	—	—
Restricted stock units for non-employee directors	(7,769)	(7,769)	—	—
Performance share units	(2,300)	(2,300)	—	—
Derivative financial instruments, net	834	—	834	—

Impairment Charges
The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include underperformance relative to expected historical or projected future operating results, a significant change in the manner of the use of the asset or a negative industry or economic trend. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the aforementioned factors, impairment is measured based on a projected discounted cash flow method. Certain factors, such as estimated store sales and expenses, used for this nonrecurring fair value measurement are considered Level 3 inputs. Long-lived assets held and used with a carrying amount of $87.8 million were written down to their fair value, resulting in impairment charges included in selling and administrative expenses of $2.0 million in 2014. Of the $2.0 million impairment charges, $1.0 million related to the Famous Footwear segment and $1.0 million related to the Brand Portfolio segment.

In 2013, long-lived assets held and used with a carrying amount of $81.4 million were written down to their fair value, resulting in impairment charges of $1.4 million included in selling and administrative expenses, of which $0.7 million related to the Famous Footwear segment and $0.7 million related to the Brand Portfolio segment.

In 2012, long-lived assets held and used with a carrying amount of $61.5 million were written down to their fair value, resulting in impairment charges of $4.1 million, including $2.5 million related to the Brand Portfolio segment and $1.6 million related to the Famous Footwear segment. Of the $2.5 million related to the Brand Portfolio segment, $2.3 million is included in restructuring and other special charges, net and $0.2 million is included in selling and administrative expenses. Of the $1.6 million related to the Famous Footwear segment, $1.3 million is included in restructuring and other special charges, net and $0.3 million is included in selling and administrative expenses.

During the first quarter of 2013, the Company recognized an impairment charge of $4.7 million ($4.7 million after tax, $0.11 per diluted share) related to certain supply chain and sourcing assets, which represented the excess net asset value over the estimated fair value of the assets less costs to sell. The fair value of net assets was estimated based on the anticipated sales proceeds. This is considered a Level 2 input as the assets were not sold on an active market. The impairment charge was recorded as impairment of assets held for sale in the consolidated statement of earnings and was included in the Brand Portfolio segment. These assets were sold in the second quarter of 2013 and the Company recognized an additional loss on sale of $0.6 million. See Note 4 to the consolidated financial statements for additional information.

During the second quarter of 2013, the Company sold ASG. In anticipation of this transaction, the assets of ASG were determined to be held for sale at May 4, 2013, and an impairment charge of $12.6 million was recorded in the first quarter of 2013 within the discontinued operations section of the consolidated statement of earnings. The Company recognized a gain on disposition of $1.0 million in the second quarter of 2013. ASG was previously included within the Brand Portfolio segment. The fair value of assets was estimated based on the anticipated sales proceeds less costs to sell. This is considered a Level 2 input as the assets were not sold on an active market. See Note 2 to the consolidated financial statements for additional information.

During 2012, the Company terminated the Etienne Aigner license agreement due to a dispute with the licensor and recognized an impairment charge of $5.8 million ($3.5 million on an after-tax basis, or $0.08 per diluted share), to reduce the remaining unamortized value of the licensed trademark intangible asset to zero.

The Company performed its annual impairment tests of indefinite lived intangible assets, which involves estimating the fair value using significant unobservable inputs (Level 3). As a result of its annual impairment testing, the Company did not record any impairment charges during 2014 or 2013 related to intangible assets.

The Company performed its annual impairment test of goodwill, which involves estimating the fair value of its reporting units using significant unobservable inputs (Level 3). The impairment test, performed as of the first day of the Company’s fourth fiscal quarter of 2014 and 2013, resulted in no impairment charges. See Note 1 and Note 9 for additional information related to the goodwill impairment test.

Fair Value of the Company’s Other Financial Instruments
The fair values of cash and cash equivalents (excluding money market funds discussed above), receivables, trade accounts payable and borrowing under the revolving credit agreement approximate their carrying values due to the short-term nature of these instruments.

The carrying amounts and fair values of the Company’s other financial instruments subject to fair value disclosures are as follows:

	January 31, 2015		February 1, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
($ thousands)
Long-term debt - Senior Notes	$199,197	$208,000	$199,010	$210,500

The fair value of the Company’s Senior Notes was based upon quoted prices in an inactive market as of the end of the respective periods (Level 2).

14. SHAREHOLDERS' EQUITY

Stock Repurchase Program
On August 25, 2011, the Board of Directors approved a stock repurchase program (“2011 Program”) authorizing the repurchase of up to 2.5 million shares of the Company’s outstanding common stock. The Company can utilize the repurchase program to repurchase shares on the open market or in private transactions from time to time, depending on market conditions. The repurchase program does not have an expiration date. Repurchases of common stock are limited under the Company’s debt agreements. There have been no shares repurchased under the 2011 Program.

Repurchases Related to Employee Share-based Awards
During 2014 and 2013, 172,471 shares and 327,276 shares, respectively, were tendered by employees related to certain share-based awards. These shares were tendered in satisfaction of the exercise price of stock options and/or to satisfy minimum tax withholding amounts for non-qualified stock options, restricted stock and stock performance awards. Accordingly, these share repurchases are not considered a part of the Company’s publicly announced stock repurchase programs.

Accumulated Other Comprehensive Income
The following table sets forth the changes in accumulated other comprehensive income, net of tax, by component for 2014, 2013 and 2012:

($ thousands)	Foreign Currency Translation	Pension and Other Postretirement Transactions	Derivative Transactions	Accumulated Other Comprehensive Income (Loss)
Balance at January 28, 2012	$6,449	$3,114	$74	$9,637
Other comprehensive income (loss) before reclassifications	463	(9,122)	(402)	(9,061)
Amounts reclassified from accumulated other comprehensive income	—	61	247	308
Other comprehensive income (loss)	463	(9,061)	(155)	(8,753)
Balance at February 2, 2013	$6,912	$(5,947)	$(81)	$884
Other comprehensive (loss) income before reclassifications	(4,556)	19,136	1,260	15,840
Amounts reclassified from accumulated other comprehensive income	—	393	(441)	(48)
Other comprehensive (loss) income	(4,556)	19,529	819	15,792
Balance at February 1, 2014	$2,356	$13,582	$738	$16,676
Other comprehensive loss before reclassifications	(3,101)	(10,235)	(411)	(13,747)
Amounts reclassified from accumulated other comprehensive income	—	(114)	(103)	(217)
Other comprehensive loss	(3,101)	(10,349)	(514)	(13,964)
Balance at January 31, 2015	$(745)	$3,233	$224	$2,712

The following table sets forth the reclassifications out of accumulated other comprehensive income and the related tax effect by component for 2014 and 2013:

	Amounts Reclassified from Accumulated Other Comprehensive Income		Affected Line Item in the Consolidated Statements of Earnings

($ thousands)
	2014	2013
Net gains from derivative financial instruments (1)	(142)	(670)	Costs of goods sold and selling and administrative expenses
Tax provision	39	229	Income tax provision
Net gains from derivative financial instruments, net of tax	(103)	(441)

Pension and other postretirement benefits actuarial (gain) loss (2)	(231)	604	Selling and administrative expenses
Pension benefits prior service expense (2)	27	13	Selling and administrative expenses
Pension and other postretirement benefits adjustments	(204)	617
Tax provision (benefit)	90	(224)	Income tax provision
Pension and other postretirement benefits adjustments, net of tax	(114)	393
Amounts reclassified from accumulated other comprehensive income	(217)	(48)

(1)    See Note 12 and Note 13 to the consolidated financial statements for additional information related to derivative financial instruments.
(2)    See Note 5 to the consolidated financial statements for additional information related to pension and other postretirement benefits.

15.    SHARE-BASED COMPENSATION

The Company has share-based incentive compensation plans under which certain officers, employees and members of the Board of Directors are participants and may be granted stock options, restricted stock and stock performance awards.

ASC 718, Compensation – Stock Compensation, and ASC 505, Equity, require companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees over the requisite service period for each award. In certain limited circumstances, the Company’s incentive compensation plan provides for accelerated vesting of the awards, such as in the event of a change in control, qualified retirement, death or disability. The Company has a policy of issuing treasury shares in satisfaction of share-based awards.

Share-based compensation expense of $6.2 million, $5.6 million and $6.5 million was recognized in 2014, 2013 and 2012, respectively, as a component of selling and administrative expenses. The following table details the share-based compensation expense by plan and the total related income tax benefit for 2014, 2013 and 2012:

($ thousands)	2014	2013	2012
(Income) expense for share-based compensation plans, net of forfeitures:
Stock options	$(46)	$248	$215
Stock performance awards	—	—	328
Restricted stock grants	6,236	5,319	5,946
Total share-based compensation expense	6,190	5,567	6,489
Less: Income tax benefit	2,397	2,136	2,507
Total share-based compensation expense, net of income tax benefit	$3,793	$3,431	$3,982

In addition to the share-based compensation expense disclosed above, the Company also recognized cash-based expense related to performance share units and cash awards granted under the performance share plans.  The Company recognized $6.6 million, $3.7 million and $1.8 million in 2014, 2013 and 2012, respectively, in expense for cash-based awards under the performance share plans.

The Company issued 373,752, 481,916 and 925,676 shares of common stock in 2014, 2013 and 2012, respectively, for restricted stock grants, stock options exercised and stock performance awards issued to employees and common and restricted stock grants issued to directors. There were no significant modifications to any share-based awards in 2014, 2013 or 2012.

Restricted Stock
Under the Company’s incentive compensation plans, restricted stock of the Company may be granted at no cost to certain officers, key employees and directors. Plan participants are entitled to cash dividends and voting rights for their respective shares. Restrictions limit the sale or transfer of these shares during the requisite service period, which generally ranges from one to eight years. Expense for restricted stock grants is recognized on a straight-line basis separately for each vesting portion of the stock award based upon fair value of the award on the date of grant. The fair value of the restricted stock grants is the quoted market price for the Company’s common stock on the date of grant.

The following table summarizes restricted stock activity for the year ended January 31, 2015:

	Number of Nonvested Restricted Shares	Weighted-Average Grant Date Fair Value
Nonvested at February 1, 2014	1,700,098	$13.25
Granted	281,710	28.17
Vested	(364,238)	14.21
Forfeited	(55,100)	15.89
Nonvested at January 31, 2015	1,562,470	$15.61

For the years ended January 31, 2015, February 1, 2014 and February 2, 2013, restricted shares granted were 281,710, 411,735 and 759,400 respectively. Restricted shares forfeited during 2014, 2013 and 2012 were 55,100, 163,250, and 169,300, respectively. The weighted-average fair value of restricted stock awards granted for the years ended January 31, 2015, February 1, 2014 and February 2, 2013, was $28.17, $17.47 and $9.71, respectively. The total grant date fair value of restricted stock awards vested during the years ended January 31, 2015, February 1, 2014 and February 2, 2013, was $5.2 million, $4.1 million and $4.8 million, respectively. As of January 31, 2015, the total remaining unrecognized compensation cost related to nonvested restricted stock grants amounted to $11.1 million, which will be amortized over the weighted-average remaining requisite service period of 2.5 years.

The Company recognized $0.8 million, $2.9 million and $0.9 million in 2014, 2013 and 2012, respectively, of excess tax benefits related to restricted stock vesting and dividends, which was reflected as an increase to additional paid-in capital.

Performance Share Awards
Under the Company’s incentive compensation plans, common stock or cash may be awarded at the end of the performance period at no cost to certain officers and key employees if certain financial goals are met. Under the plan, employees are granted performance share awards at a target number of shares or units, which vest generally over a three-year service period. At the end of the three-year period, the employee will be given an amount of shares between 0% and 200% of the targeted award, depending on the achievement of specified financial goals for the three-year period. If the awards are granted in units, the employee will be given an amount of cash ranging from 0% to 200% of the equivalent market value of the targeted award.

Expense for performance share awards is recognized based upon the fair value of the awards on the date of grant and the anticipated number of shares or cash to be awarded on a straight-line basis for each vesting portion of the stock award. The fair value of the performance share awards is the quoted market price for the Company’s common stock on the date of grant. The Company had nonvested outstanding performance share awards for 148,535 units at various target levels as of January 31, 2015, which may result in the payment of up to 297,070 units at the end of the service periods.

The following table summarizes performance share activity for the year ended January 31, 2015:

	Number of Nonvested Stock Performance Awards at Target Level	Number of Nonvested Stock Performance Awards at Maximum Level	Weighted-Average Grant Date Fair Value
Nonvested at February 1, 2014	164,525	329,050	$12.69
Granted	88,185	176,370	28.18
Vested	(84,275)	(168,550)	9.27
Expired	—	—	—
Forfeited	(19,900)	(39,800)	15.96
Nonvested at January 31, 2015	148,535	297,070	$23.39

The weighted-average grant-date fair value of performance share awards granted for 2014, 2013 and 2012 was $28.18, $17.00 and $9.46, respectively. Performance share awards of 84,275, 117,250 and 140,000 vested in 2014, 2013 and 2012, respectively. In addition to the units granted, $2.4 million of performance share awards were granted in cash during 2014. As of January 31, 2015, the remaining unrecognized compensation cost related to nonvested performance share awards was $9.3 million, which will be recognized over the weighted-average remaining service period of 1.4 years.

Stock Options
Stock options are granted to employees at exercise prices equal to the quoted market price of the Company’s stock at the date of grant. Stock options generally vest over four years and have a term of 10 years. Compensation cost for all stock options is recognized over the requisite service period for each award. No dividends are paid on unexercised options. Expense for stock options is recognized on a straight-line basis separately for each vesting portion of the stock option award.

The Company granted no stock options in 2014 and 4,000 and 26,000 stock options during 2013 and 2012, respectively. Fair values of options granted in 2013 and 2012 were estimated using the Black-Scholes option-pricing model based on the following assumptions:

	2013	2012
Dividend yield	1.7%	3.1%
Expected volatility	67.7%	66.5%
Risk-free interest rate	1.3%	1.4%
Expected term (in years)	7	7

Dividend yields are based on historical dividend yields. Expected volatilities are based on historical volatilities of the Company’s common stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for periods corresponding with the expected term of the options. The expected term of options represents the weighted-average period of time that options granted are expected to be outstanding, giving consideration to vesting schedules and the Company’s historical exercise patterns.

Summarized information about stock options outstanding and exercisable at January 31, 2015 is as follows:

	Outstanding			Exercisable
Exercise Price Range	Number of Options	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$3.33 - $11.54	82,725	5	$6.23	50,350	$6.71
$11.55 - $14.45	66,000	5	13.95	66,000	13.95
$14.46 - $15.35	101,110	1	15.00	96,860	14.99
$15.36 - $22.44	91,221	1	20.94	91,221	20.94
$22.45 - $35.25	75,747	2	33.50	75,747	33.50
	416,803	3	$17.75	380,178	$18.83

The weighted-average remaining contractual term of stock options outstanding and currently exercisable at January 31, 2015 was 2.9 years and 2.6 years, respectively. The aggregate intrinsic value of stock options outstanding and currently exercisable at January 31, 2015 was

$4.9 million and $4.1 million, respectively. Intrinsic value for stock options is calculated based on the exercise price of the underlying awards as compared to the quoted price of the Company’s common stock as of the reporting date.

The following table summarizes stock option activity for 2014 under the current and prior plans:

	Number of Options	Weighted-Average Exercise Price
Outstanding at February 1, 2014	751,638	$16.88
Granted	—	—
Exercised	(316,835)	15.21
Forfeited	(18,000)	24.36
Canceled or expired	—	—
Outstanding at January 31, 2015	416,803	$17.75
Exercisable at January 31, 2015	380,178	$18.83

The intrinsic value of stock options exercised was $3.8 million, $4.0 million and $0.5 million for 2014, 2013 and 2012, respectively. The amount of cash received from the exercise of stock options was $3.2 million in 2014, $4.9 million in 2013 and $0.9 million in 2012. In addition, 60,624, 91,157 and 33,033 shares were tendered by employees in satisfaction of the exercise price of stock options during 2014, 2013 and 2012, respectively.

The Company recognized $0.1 million in 2014, $0.5 million in 2013 and less than $0.1 million in 2012 of excess tax benefits related to stock option exercises, which was reflected as an increase to additional paid-in capital.

The following table summarizes nonvested stock option activity for 2014 under the current and prior plans:

	Number of Nonvested Options	Weighted-Average Grant Date Fair Value
Nonvested at February 1, 2014	87,750	$5.08
Granted	—	—
Vested	(46,875)	6.42
Forfeited	(4,250)	7.60
Nonvested at January 31, 2015	36,625	$3.28

The weighted-average grant date fair value of stock options granted for 2013 and 2012 was $9.46 and $5.46, respectively. The total grant date fair value of stock options vested during 2014, 2013 and 2012 was $0.3 million, $0.4 million and $0.5 million, respectively. As of January 31, 2015, the total remaining unrecognized compensation cost related to nonvested stock options amounted to less than $0.1 million, which will be amortized over the weighted-average remaining requisite service period of 1.1 years.

Restricted Stock Units for Non-Employee Directors
Equity-based grants may be made to non-employee directors in the form of cash-equivalent restricted stock units (“RSUs”) at no cost to the non-employee director. The RSUs are subject to a vesting requirement (usually one year), earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect, subject to restrictions, based on the then current fair value of the Company’s common stock. Dividend equivalents are paid on outstanding RSUs at the same rate as dividends on the Company’s common stock, are automatically re-invested in additional RSUs, and vest immediately as of the payment date for the dividend. Expense related to the initial grant of RSUs is recognized ratably over the vesting period based upon the fair value of the RSUs, as remeasured at the end of each period. Expense for the dividend equivalents is recognized at fair value immediately. Gains and losses resulting from changes in the fair value of the RSUs subsequent to the vesting period and through the settlement date are reported in the Company’s consolidated statements of earnings. See Note 5 and Note 13 to the consolidated financial statements for information regarding the deferred compensation plan for non-employee directors.

The following table summarizes restricted stock unit activity for the year ended January 31, 2015:

	Outstanding			Accrued (1)	Nonvested RSUs
	Number of Vested RSUs	Number of Nonvested RSUs	Total Number of RSUs	Total Number of RSUs	Weighted-Average Grant Date Fair Value
February 1, 2014	291,855	54,450	346,305	328,155	$21.30
Granted (2)	2,826	39,123	41,949	29,049	28.71
Vested	54,873	(54,873)	—	18,150	21.35
Settled	(57,260)	—	(57,260)	(57,260)	26.23
January 31, 2015	292,294	38,700	330,994	318,094	$28.72
(1)	Accrued RSUs include all fully vested awards and a pro-rata portion of nonvested awards based on the elapsed portion of the vesting period.
(2)	Granted RSUs include 3,249 RSUs resulting from dividend equivalents paid on outstanding RSUs, of which 2,826 related to outstanding vested RSUs and 423 to outstanding nonvested RSUs.

Information about RSUs granted, vested and settled during 2014, 2013 and 2012 is as follows:

($ thousands, except per unit amounts)	2014	2013	2012
Weighted-average grant date fair value of RSUs granted (1)	$28.69	$21.33	$12.04
Fair value of RSUs vested	1,558	1,600	1,156
RSUs settled	57,260	9,905	6,432
(1)	Includes dividend equivalents granted on outstanding RSUs, which vest immediately.

The following table details the RSU compensation expense and the total related income tax benefit for 2014, 2013 and 2012:

($ thousands)	2014	2013	2012
Compensation expense	$2,707	$3,258	$2,769
Income tax benefit	(1,053)	(1,267)	(1,077)
Compensation expense, net of income tax benefit	$1,654	$1,991	$1,692

The aggregate intrinsic value of RSUs outstanding and currently vested at January 31, 2015 is $9.4 million and $8.3 million, respectively. Aggregate intrinsic value for RSUs is calculated based on the average of the high and low prices of the Company’s common stock as of the reporting date. As of January 31, 2015 and February 1, 2014, the liabilities associated with the accrued RSUs totaled $8.9 million and $7.8 million, respectively.

16.    RELATED PARTY TRANSACTIONS

C. banner International Holdings Limited
The Company has a joint venture agreement with a subsidiary of C. banner International Holdings Limited (“CBI”) to market Naturalizer footwear in China. The Company is a 51% owner of the joint venture (“B&H Footwear”), with CBI owning the other 49%. B&H Footwear sells Naturalizer footwear to a retail affiliate of CBI on a wholesale basis, which in turn sells the Naturalizer products through department store shops and free-standing stores in China. During 2013, B&H Footwear transferred the operation of the retail stores in China to CBI. B&H Footwear continues to sell footwear to CBI on a wholesale basis. During 2014, 2013 and 2012, the Company, through its consolidated subsidiary, B&H Footwear, sold $8.6 million, $8.3 million, and $6.9 million, respectively, of Naturalizer footwear on a wholesale basis to CBI.

17.    COMMITMENTS AND CONTINGENCIES

Environmental Remediation
Prior operations included numerous manufacturing and other facilities for which the Company may have responsibility under various environmental laws for the remediation of conditions that may be identified in the future. The Company is involved in environmental remediation and ongoing compliance activities at several sites and has been notified that it is or may be a potentially responsible party at several other sites.

Redfield
The Company is remediating, under the oversight of Colorado authorities, the groundwater and indoor air at its owned facility in Colorado (the “Redfield site” or, when referring to remediation activities at or under the facility, the “on-site remediation”) and residential neighborhoods adjacent to and near the property (the “off-site remediation”) that have been affected by solvents previously used at the facility. The on-site remediation calls for the operation of a pump and treat system (which prevents migration of contaminated groundwater off the property) as the final remedy for the site, subject to monitoring and periodic review of the on-site conditions and other remedial technologies that may be developed in the future. Off-site groundwater concentrations have been reducing over time since installation of the pump and treat system in 2000 and injection of clean water beginning in 2003. However, localized areas of contaminated bedrock just beyond the property line continue to impact off-site groundwater. The modified workplan for addressing this condition includes converting the off-site bioremediation system into a monitoring well network and employing different remediation methods in these recalcitrant areas. In accordance with the workplan, a pilot test was conducted of certain groundwater remediation methods and the results of that test were used to develop more detailed plans for remedial activities in the off-site areas, which were approved by the authorities and are being implemented in a phased manner. The results of groundwater monitoring are being used to evaluate the effectiveness of these activities. The Company submitted a proposed expanded remedy workplan and is awaiting public comment and feedback from the oversight authorities. The liability for the on-site remediation was discounted at 4.8%. On an undiscounted basis, the on-site remediation liability would be $15.4 million as of January 31, 2015. The Company expects to spend approximately $0.2 million in each of the next five years and $14.4 million in the aggregate thereafter related to the on-site remediation.

The cumulative expenditures for both on-site and off-site remediation through January 31, 2015 were $26.9 million. The Company has recovered a portion of these expenditures from insurers and other third parties. The reserve for the anticipated future remediation activities at January 31, 2015 is $9.8 million, of which $9.1 million is recorded within other liabilities and $0.7 million is recorded within other accrued expenses. Of the total $9.8 million reserve, $5.2 million is for on-site remediation and $4.6 million is for off-site remediation.

Other
The Company has completed its remediation efforts at its closed New York tannery and two associated landfills. In 1995, state environmental authorities reclassified the status of these sites as being properly closed and requiring only continued maintenance and monitoring through 2024. The Company has an accrued liability of $1.3 million at January 31, 2015 related to these sites, which has been discounted at 6.4%. On an undiscounted basis, this liability would be $1.8 million. The Company expects to spend approximately $0.2 million in each of the next five years and $0.8 million in the aggregate thereafter related to these sites. In addition, various federal and state authorities have identified the Company as a potentially responsible party for remediation at certain other sites. However, the Company does not currently believe that its liability for such sites, if any, would be material.

The Company continues to evaluate its estimated costs in conjunction with its environmental consultants and records its best estimate of such liabilities. However, future actions and the associated costs are subject to oversight and approval of various governmental authorities. Accordingly, the ultimate costs may vary, and it is possible costs may exceed the recorded amounts.

Litigation
The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such ordinary course of business proceedings and litigation currently pending is not expected to have a material adverse effect on the Company’s results of operations or financial position. Legal costs associated with litigation are generally expensed as incurred.

During 2014, the Company signed a settlement agreement to resolve a putative class action lawsuit involving wage and hour claims in California for an amount not to exceed $1.5 million. If approved by the court, under the settlement the Company will pay a minimum of $1.0 million in attorneys' fees, costs of administering the settlement and settlement payments to class members who submit claims. The ultimate amount paid to resolve the case may exceed that amount depending on the number of valid claims submitted. In the event that the settlement is not consummated, the parties will continue to litigate whether the action should proceed as a class action with a hearing scheduled for the second quarter of 2015. The reserve for this matter as of January 31, 2015 is $1.5 million.

18.    FINANCIAL INFORMATION FOR THE COMPANY AND ITS SUBSIDIARIES

In July 2015, the Company commenced a cash tender offer to purchase any and all of the outstanding aggregate principal amount of its 2019 Senior Notes. Pursuant to the cash tender offer, $160.7 million of the $200.0 million aggregate principal amount was redeemed during the second quarter of 2015.  The remaining $39.3 million of 2019 Senior Notes was redeemed on August 26, 2015. On July 27, 2015, the Company issued $200.0 million aggregate principal amount of 6.25% Senior Notes due 2023 (the "2023 Senior Notes") in a private placement. The 2023 Senior Notes are fully and unconditionally and jointly and severally guaranteed by all of its existing and future subsidiaries that are guarantors under its existing agreement. The following table presents the condensed consolidating financial information for each of Caleres, Inc. (“Parent”), the Guarantors, and subsidiaries of the Parent that are not Guarantors (the “Non-Guarantors”) of the 2023 Senior Notes, together with consolidating eliminations, as of and for the periods indicated. The Guarantors are 100% owned by the Parent.

The condensed consolidating financial statements have been prepared using the equity method of accounting in accordance with the requirements for presentation of such information. Management believes that the information, presented in lieu of complete financial statements for each of the Guarantors, provides meaningful information to allow investors to determine the nature of the assets held by, and operations and cash flows of, each of the consolidated groups.

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JANUARY 31, 2015
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$13,891	$—	$53,512	$—	$67,403
Receivables, net	89,030	5,398	42,218	—	136,646
Inventories, net	148,082	376,254	18,767	—	543,103
Prepaid expenses and other current assets	41,494	20,777	8,964	(27,491)	43,744
Intercompany receivable - current	1,194	—	8,750	(9,944)	—
Total current assets	293,691	402,429	132,211	(37,435)	790,896
Property and equipment, net	29,237	109,720	10,786	—	149,743
Goodwill and intangible assets, net	117,792	2,800	13,995	—	134,587
Other assets	113,922	13,733	13,931	—	141,586
Investment in subsidiaries	956,831	—	(18,909)	(937,922)	—
Intercompany receivable - noncurrent	459,774	306,871	539,396	(1,306,041)	—
Total assets	$1,971,247	$835,553	$691,410	$(2,281,398)	$1,216,812

Liabilities and Equity
Current liabilities:
Trade accounts payable	$60,377	$114,208	$41,336	$—	$215,921
Other accrued expenses	110,714	85,638	12,301	(27,491)	181,162
Intercompany payable - current	4,948	—	4,996	(9,944)	—
Total current liabilities	176,039	199,846	58,633	(37,435)	397,083
Other liabilities:
Long-term debt	199,197	—	—	—	199,197
Other liabilities	41,847	32,574	4,489	—	78,910
Intercompany payable - noncurrent	1,013,254	21,078	271,709	(1,306,041)	—
Total other liabilities	1,254,298	53,652	276,198	(1,306,041)	278,107
Equity:
Caleres, Inc. shareholders’ equity	540,910	582,055	355,867	(937,922)	540,910
Noncontrolling interests	—	—	712	—	712
Total equity	540,910	582,055	356,579	(937,922)	541,622
Total liabilities and equity	$1,971,247	$835,553	$691,410	$(2,281,398)	$1,216,812

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
FOR THE FISCAL YEAR ENDED JANUARY 31, 2015

($ thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$788,708	$1,634,375	$329,765	$(181,139)	$2,571,709
Cost of goods sold	570,343	899,968	213,716	(152,418)	1,531,609
Gross profit	218,365	734,407	116,049	(28,721)	1,040,100
Selling and administrative expenses	231,141	633,073	75,189	(28,721)	910,682
Restructuring and other special charges, net	3,484	—	—	—	3,484
Operating (loss) earnings	(16,260)	101,334	40,860	—	125,934
Interest expense	(20,444)	(1)	—	—	(20,445)
Loss on early extinguishment of debt	(420)	—	—	—	(420)
Interest income	31	—	348	—	379
Intercompany interest income (expense)	12,115	(12,826)	711	—	—
Gain on sale of subsidiary	—	—	4,679	—	4,679
(Loss) earnings before income taxes	(24,978)	88,507	46,598	—	110,127
Income tax benefit (provision)	10,599	(34,710)	(3,073)	—	(27,184)
Equity in earnings of subsidiaries, net of tax	97,229	—	37	(97,266)	—
Net earnings	82,850	53,797	43,562	(97,266)	82,943
Less: Net earnings attributable to noncontrolling interests	—	—	93	—	93
Net earnings attributable to Caleres, Inc.	$82,850	$53,797	$43,469	$(97,266)	$82,850

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
FOR THE FISCAL YEAR ENDED JANUARY 31, 2015
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net earnings	$82,850	$53,797	$43,562	$(97,266)	$82,943
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	—	—	(3,145)	—	(3,145)
Pension and other postretirement benefits adjustments	(10,003)	—	(346)	—	(10,349)
Derivative financial instruments	(1,250)	—	736	—	(514)
Other comprehensive (loss) income from investment in subsidiaries	(2,711)	—	—	2,711	—
Other comprehensive (loss) income, net of tax	(13,964)	—	(2,755)	2,711	(14,008)
Comprehensive income	68,886	53,797	40,807	(94,555)	68,935
Comprehensive income attributable to noncontrolling interests	—	—	49	—	49
Comprehensive income attributable to Caleres, Inc.	$68,886	$53,797	$40,758	$(94,555)	$68,886

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED JANUARY 31, 2015
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net cash (used for) provided by operating activities	$(11,728)	$99,709	$30,831	—	$118,812
Investing activities
Purchases of property and equipment	(7,129)	(33,067)	(4,756)	—	(44,952)
Capitalized software	(4,834)	(194)	(58)	—	(5,086)
Acquisition of trademarks	(65,065)	—	—	—	(65,065)
Investment in nonconsolidated affiliate	—	—	(7,000)	—	(7,000)
Net proceeds from sale of subsidiaries, inclusive of note receivable	—	—	10,120	—	10,120
Intercompany investing	(2,314)	(124)	2,438	—	—
Net cash used for investing activities	(79,342)	(33,385)	744	—	(111,983)
Financing activities
Borrowings under revolving credit agreement	867,000	—	—	—	867,000
Repayments under revolving credit agreement	(874,000)	—	—	—	(874,000)
Dividends paid	(12,237)	—	—	—	(12,237)
Debt issuance costs	(2,618)	—	—	—	(2,618)
Issuance of common stock under share-based plans, net	443	—	—	—	443
Tax benefit related to share-based plans	929	—	—	—	929
Intercompany financing	125,444	(66,324)	(59,120)	—	—
Net cash provided by (used for) financing activities	104,961	(66,324)	(59,120)	—	(20,483)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,489)	—	(1,489)
Increase (decrease) in cash and cash equivalents	13,891	—	(29,034)	—	(15,143)
Cash and cash equivalents at beginning of year	—	—	82,546	—	82,546
Cash and cash equivalents at end of year	$13,891	$—	$53,512	$—	$67,403

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF FEBRUARY 1, 2014
			Non- Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$—	$82,546	$—	$82,546
Receivables, net	84,428	2,349	42,440	—	129,217
Inventories, net	119,131	401,570	26,830	—	547,531
Prepaid expenses and other current assets	38,029	9,796	10,212	(24,901)	33,136
Current assets - discontinued operations	119	—	—	—	119
Intercompany receivable - current	602	191	8,860	(9,653)	—
Total current assets	242,309	413,906	170,888	(34,554)	792,549
Property and equipment, net	27,201	107,163	9,196	—	143,560
Goodwill and intangible assets, net	55,225	2,800	15,648	—	73,673
Other assets	123,066	13,958	2,597	—	139,621
Investment in subsidiaries	844,570	—	(18,947)	(825,623)	—
Intercompany receivable - noncurrent	457,507	240,592	472,160	(1,170,259)	—
Total assets	$1,749,878	$778,419	$651,542	$(2,030,436)	$1,149,403

Liabilities and Equity
Current liabilities:
Borrowings under revolving credit agreement	$7,000	$—	$—	$—	$7,000
Trade accounts payable	72,487	111,670	42,445	—	226,602
Other accrued expenses	82,403	77,552	17,491	(24,901)	152,545
Current liabilities - discontinued operations	708	—	—	—	708
Intercompany payable - current	4,689	—	4,964	(9,653)	—
Total current liabilities	167,287	189,222	64,900	(34,554)	386,855
Other liabilities:
Long-term debt	199,010	—	—	—	199,010
Other liabilities	38,457	39,941	7,778	—	86,176
Intercompany payable - noncurrent	868,425	38,236	263,598	(1,170,259)	—
Total other liabilities	1,105,892	78,177	271,376	(1,170,259)	285,186
Equity:
Caleres, Inc. shareholders’ equity	476,699	511,020	314,603	(825,623)	476,699
Noncontrolling interests	—	—	663	—	663
Total equity	476,699	511,020	315,266	(825,623)	477,362
Total liabilities and equity	$1,749,878	$778,419	$651,542	$(2,030,436)	$1,149,403

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2014
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net sales	$733,996	$1,631,755	$361,277	$(213,915)	$2,513,113
Cost of goods sold	549,281	900,043	236,113	(186,612)	1,498,825
Gross profit	184,715	731,712	125,164	(27,303)	1,014,288
Selling and administrative expenses	217,902	629,405	89,745	(27,303)	909,749
Restructuring and other special charges, net	686	—	576	—	1,262
Impairment of assets held for sale	—	—	4,660	—	4,660
Operating (loss) earnings	(33,873)	102,307	30,183	—	98,617
Interest expense	(21,163)	(1)	(90)	—	(21,254)
Interest income	23	—	354	—	377
Intercompany interest income (expense)	13,414	(13,060)	(354)	—	—
(Loss) earnings before income taxes from continuing operations	(41,599)	89,246	30,093	—	77,740
Income tax benefit (provision)	20,427	(35,727)	(8,458)	—	(23,758)
Equity in earnings from continuing operations of subsidiaries, net of tax	75,331	—	(168)	(75,163)	—
Net earnings from continuing operations	54,159	53,519	21,467	(75,163)	53,982
Discontinued operations:
(Loss) earnings from discontinued operations, net of tax	(5,296)	—	722	—	(4,574)
Disposition/impairment of discontinued operations, net of tax	—	—	(11,512)	—	(11,512)
Equity in loss from discontinued operations of subsidiaries, net of tax	(10,790)	—	—	10,790	—
Net loss from discontinued operations	(16,086)	—	(10,790)	10,790	(16,086)
Net earnings	38,073	53,519	10,677	(64,373)	37,896
Plus: Net loss attributable to noncontrolling interests	—	—	(177)	—	(177)
Net earnings attributable to Caleres, Inc.	$38,073	$53,519	$10,854	$(64,373)	$38,073

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2014
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net earnings	$38,073	$53,519	$10,677	$(64,373)	$37,896
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	—	(4,538)	—	(4,538)
Pension and other postretirement benefits adjustments	19,114	—	415	—	19,529
Derivative financial instruments	(55)	—	874	—	819
Other comprehensive loss from investment in subsidiaries	(3,317)	—	—	3,317	—
Other comprehensive income (loss), net of tax	15,742	—	(3,249)	3,317	15,810
Comprehensive income	53,815	53,519	7,428	(61,056)	53,706
Comprehensive loss attributable to noncontrolling interests	—	—	(109)	—	(109)
Comprehensive income attributable to Caleres, Inc.	$53,815	$53,519	$7,537	$(61,056)	$53,815

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2014
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net cash provided by (used for) operating activities	$60,886	$62,603	$(19,457)	$—	$104,032
Investing activities
Purchases of property and equipment	(5,595)	(34,606)	(3,767)	—	(43,968)
Capitalized software	(4,920)	(193)	(122)	—	(5,235)
Net proceeds from sale of subsidiaries	—	—	69,347	—	69,347
Intercompany investing	(1,128)	(247)	1,375	—	—
Net cash (used for) provided by investing activities	(11,643)	(35,046)	66,833	—	20,144
Financing activities
Borrowings under revolving credit agreement	1,129,000	—	—	—	1,129,000
Repayments under revolving credit agreement	(1,227,000)	—	—	—	(1,227,000)
Dividends paid	(12,105)	—	—	—	(12,105)
Issuance of common stock under share-based plans, net	804	—	—	—	804
Tax benefit related to share-based plans	3,439	—	—	—	3,439
Contributions by noncontrolling interest	—	—	50	—	50
Intercompany financing	56,619	(27,557)	(29,062)	—	—
Net cash used for financing activities	(49,243)	(27,557)	(29,012)	—	(105,812)
Effect of exchange rate changes on cash and cash equivalents	—	—	(4,041)	—	(4,041)
Increase in cash and cash equivalents	—	—	14,323	—	14,323
Cash and cash equivalents at beginning of year	—	—	68,223	—	68,223
Cash and cash equivalents at end of year	$—	$—	$82,546	$—	$82,546

CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2013
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net sales	$689,630	$1,620,861	$401,953	$(234,648)	$2,477,796
Cost of goods sold	528,925	903,987	265,397	(209,088)	1,489,221
Gross profit	160,705	716,874	136,556	(25,560)	988,575
Selling and administrative expenses	189,648	631,644	95,934	(25,560)	891,666
Restructuring and other special charges, net	12,261	—	10,170	—	22,431
Operating (loss) earnings	(41,204)	85,230	30,452	—	74,478
Interest expense	(22,584)	(3)	(386)	—	(22,973)
Interest income	10	—	312	—	322
Intercompany interest income (expense)	13,073	(13,289)	216	—	—
(Loss) earnings before income taxes from continuing operations	(50,705)	71,938	30,594	—	51,827
Income tax benefit (provision)	15,892	(28,492)	(4,056)	—	(16,656)
Equity in earnings from continuing operations of subsidiaries, net of tax	70,271	—	(680)	(69,591)	—
Net earnings from continuing operations	35,458	43,446	25,858	(69,591)	35,171
Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	802	—	(5,239)	—	(4,437)
Disposition/impairment of discontinued operations, net of tax	(3,530)	—	—	—	(3,530)
Equity in loss from discontinued operations of subsidiaries, net of tax	(5,239)	—	—	5,239	—
Net loss from discontinued operations	(7,967)	—	(5,239)	5,239	(7,967)
Net earnings	27,491	43,446	20,619	(64,352)	27,204
Plus: Net loss attributable to noncontrolling interests	—	—	(287)	—	(287)
Net earnings attributable to Caleres, Inc.	$27,491	$43,446	$20,906	$(64,352)	$27,491

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2013
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net earnings	$27,491	$43,446	$20,619	$(64,352)	$27,204
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	—	—	475	—	475
Pension and other postretirement benefits adjustments	(8,871)	—	(190)	—	(9,061)
Derivative financial instruments	134	—	(289)	—	(155)
Other comprehensive loss from investment in subsidiaries	(16)	—	—	16	—
Other comprehensive loss, net of tax	(8,753)	—	(4)	16	(8,741)
Comprehensive income	18,738	43,446	20,615	(64,336)	18,463
Comprehensive loss attributable to noncontrolling interests	—	—	(275)	—	(275)
Comprehensive income attributable to Caleres, Inc.	$18,738	$43,446	$20,890	$(64,336)	$18,738

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2013
			Non-Guarantors
($ thousands)	Parent	Guarantors		Eliminations	Total
Net cash provided by operating activities	$54,388	$92,634	$50,915	$—	$197,937
Investing activities
Purchases of property and equipment	(10,132)	(38,767)	(6,902)	—	(55,801)
Capitalized software	(7,925)	—	(3)	—	(7,928)
Acquisition cost	—	—	(5,000)	—	(5,000)
Intercompany investing	(5,043)	3,814	1,229	—	—
Net cash used for investing activities	(23,100)	(34,953)	(10,676)	—	(68,729)
Financing activities
Borrowings under revolving credit agreement	805,000	—	—	—	805,000
Repayments under revolving credit agreement	(901,000)	—	—	—	(901,000)
Intercompany financing	77,479	(58,459)	(19,020)	—	—
Dividend paid	(12,011)	—	—	—	(12,011)
Issuance of common stock under share-based plans, net	(1,700)	—	—	—	(1,700)
Tax benefit related to share-based plans	944	—	—	—	944
Net cash used for financing activities	(31,288)	(58,459)	(19,020)	—	(108,767)
Effect of exchange rate changes on cash and cash equivalents	—	—	100	—	100
(Decrease) increase in cash and cash equivalents	—	(778)	21,319	—	20,541
Cash and cash equivalents at beginning of year	—	778	46,904	—	47,682
Cash and cash equivalents at end of year	$—	$—	$68,223	$—	$68,223

19.    QUARTERLY FINANCIAL DATA (Unaudited)

Quarterly financial results (unaudited) for 2014 and 2013 are as follows:

	Quarters
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
($ thousands, except per share amounts)	(13 weeks)	(13 weeks)	(13 weeks)	(13 Weeks)
2014
Net sales	$591,162	$635,877	$729,277	$615,393
Gross profit	242,341	259,642	290,730	247,387
Net earnings	15,476	18,039	33,237	16,191
Net earnings attributable to Caleres, Inc.	15,429	18,064	33,113	16,244
Per share of common stock:
Basic earnings per common share attributable to Caleres, Inc. shareholders (1)	0.35	0.41	0.76	0.37
Diluted earnings per common share attributable to Caleres, Inc. shareholders (1)	0.35	0.41	0.75	0.37
Dividends paid	0.07	0.07	0.07	0.07
Market value:
High	28.73	29.65	32.31	33.67
Low	22.30	23.14	25.30	26.39
(1) EPS for the quarters may not sum to the annual amount as each period is computed on a discrete period basis.

	Quarters
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
($ thousands, except per share amounts)	(13 weeks)	(13 weeks)	(13 weeks)	(13 Weeks)
2013
Net sales	$588,656	$621,706	$702,788	$599,962
Gross profit	240,016	254,626	278,240	241,407
Net (loss) earnings	(10,832)	15,283	27,284	6,161
Net (loss) earnings attributable to Caleres, Inc.	(10,762)	15,357	27,314	6,164
Per share of common stock:
Basic (loss) earnings per common share attributable to Caleres, Inc. shareholders (1)	(0.26)	0.36	0.63	0.14
Diluted (loss) earnings per common share attributable to Caleres, Inc. shareholders (1)	(0.26)	0.35	0.63	0.14
Dividends paid	0.07	0.07	0.07	0.07
Market value:
High	18.48	24.78	24.25	28.70
Low	15.24	16.62	21.26	22.23
(1) EPS for the quarters may not sum to the annual amount as each period is computed on a discrete period basis.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C		Col. D		Col. E
		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts - Describe	Deductions - Describe		Balance at End of Period

Description
($ thousands)
YEAR ENDED JANUARY 31, 2015
Deducted from assets or accounts:
Doubtful accounts and allowances	$832	$1,716	$—	$313	(A)	$2,235
Customer allowances	19,862	46,878	—	44,834	(B)	21,906
Customer discounts	776	3,519	—	3,043	(B)	1,252
Inventory valuation allowances	17,739	50,781	—	52,469	(C)	16,051
Deferred tax asset valuation allowance	13,949	714	—	3,149	(D)	11,514
YEAR ENDED FEBRUARY 1, 2014
Deducted from assets or accounts:
Doubtful accounts and allowances	$973	$602	$—	$743	(A)	$832
Customer allowances	19,080	45,099	—	44,317	(B)	19,862
Customer discounts	489	4,809	—	4,522	(B)	776
Inventory valuation allowances	19,080	53,881	—	55,222	(C)	17,739
Deferred tax asset valuation allowance	8,014	6,490	—	555	(D)	13,949
YEAR ENDED FEBRUARY 2, 2013
Deducted from assets or accounts:
Doubtful accounts and allowances	$1,352	$1,329	$—	$1,708	(A)	$973
Customer allowances	19,465	44,759	—	45,144	(B)	19,080
Customer discounts	350	4,284	—	4,145	(B)	489
Inventory valuation allowances	17,105	56,797	—	54,822	(C)	19,080
Deferred tax asset valuation allowance	6,465	1,815	—	266	(D)	8,014

(A)	Accounts written off, net of recoveries.

(B)	Discounts and allowances granted to wholesale customers of the Brand Portfolio segment.

(C)	Adjustment upon disposal of related inventories.

(D)	Reflects reductions to valuation allowance for the net operating loss carryforwards for certain states based on the Company’s expectations for utilization of net operating loss carryforwards.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Indemnification of Directors and Officers of the Issuer
The following summary is qualified in its entirety by reference to the complete text of Sections 715, 717 and 721 through 725 of the New York Business Corporation Law and the certificate of incorporation and the bylaws of Caleres, Inc. (the “Company”).
New York law authorizes a corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding, civil or criminal, other than a shareholders’ derivative action, by reason of being a director or officer of the corporation or serving any other entity in any capacity (at the request of the corporation), against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection therewith, if such director or officer acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person made, or threatened to be made, a party to a shareholders' derivative action, in the circumstances and to the extent described in the preceding sentence, except that in such case no indemnification shall be made for a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent the court finds that such person is fairly and reasonably entitled to such indemnification. Any person who has been successful, on the merits or otherwise, in the defense of a civil or criminal proceeding as described above in this paragraph, shall be entitled to indemnification under New York law.
New York law provides that its statutory provisions relating to indemnification shall not be exclusive of any other indemnification to which a director or officer may be entitled by reason of the certificate of incorporation, bylaws, or, if authorized by the certificate or bylaws, by reason of a resolution of the stockholders or the directors as of an agreement with the corporation, provided that no indemnification may be made to or on behalf of an officer or director if a final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that such officer or director personally gained a financial profit or other advantage to which he or she was not legally entitled.
The bylaws of the Company provide that the Company shall indemnify any director and officer, and may indemnify any employee or agent, of the Company, or of any other entity if requested by the Company to serve as such, against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law. To the extent that such employee or agent has been successful in the defense of a civil or criminal proceeding arising out of such service, such employee or agent shall be entitled to such indemnification. The bylaws also provide that such indemnification is not exclusive of any other indemnification to which such director, officer, employee or agent might be entitled, and authorize the Company to enter into agreements with any such director, officer, employee or agent, providing such rights of indemnification as the Board of Directors deems appropriate, provided that any such agreement shall not provide for indemnification of such a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained a financial profit or other advantage to which such director or officer was not legally entitled. Finally, the Company may purchase and maintain insurance to indemnify any such director, officer, employee or agent, to the maximum extent allowed by law, whether or not the Company would otherwise have the power to indemnify such person.
The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.
Indemnification of Directors and Officers of Guarantors
The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation and the bylaws or similar organizational documents of the applicable guarantor of the exchange notes.
Missouri Corporate Guarantors
Sidney Rich Associates, Inc. (“Sidney Rich”) is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
The bylaws of Sidney Rich states that it shall indemnify any director, officer, employee or agent against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent provided by law. Further, the bylaws of Sidney Rich states that the board of directors of Sidney Rich shall have the power to cause Sidney Rich to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability incurred in any such capacity, arising out of his/her status as such, whether or not Sidney Rich would have the power to indemnify him against such liability under the provisions of their bylaws.
Directors or officers of Sidney Rich who are directors or officers of Caleres, Inc. or its affiliates may also be entitled to indemnification pursuant to the charter documents of such companies or under the provisions of agreements with such companies providing indemnification to them since they serve as directors or officers of Sidney Rich at the request of Caleres, Inc. or its affiliates, as the case may be. Caleres, Inc. maintains a policy of insurance under which the directors and officers of Sidney Rich are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.
Delaware Limited Liability Company Guarantors
BG Retail, LLC (“BG Retail”) is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to specified standards and restrictions, if any, as are set forth in the limited liability company agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
The limited liability company agreement of BG Retail provides that, the limited liability company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the officers, if any, relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such officer in connection with the business of the limited liability company, including attorneys’ fees incurred in connection with the defense of any action based upon such action or omission, as permitted by law. The attorneys’ fees may be paid as incurred.
Officers of BG Retail who are directors or officers of Caleres, Inc. or its affiliates may also be entitled to indemnification pursuant to the charter documents of such companies or under the provisions of agreements with such companies providing indemnification to them since they serve as officers of BG Retail at the request of Caleres, Inc. or its affiliates, as the case may be. Caleres, Inc. maintains a policy of insurance under which the officers of BG Retail are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as officers.
Item 21. Exhibits.
(a) Exhibits. See Exhibit Index which is incorporated by reference herein.
Item 22. Undertakings.
The following undertakings are made by each of the undersigned registrants:
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 9, 2015.

Caleres, Inc.

By:	/s/ Kenneth H. Hannah
Name:Kenneth H. Hannah Title:Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Diane M. Sullivan, Kenneth H. Hannah and Michael I. Oberlander, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signatures	Title	Date
/s/ Diane M. Sullivan	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	October 9, 2015
Diane M. Sullivan

/s/ Kenneth H. Hannah	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2015
Kenneth H. Hannah

/s/ Daniel L. Karpel	Senior Vice President, Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)	October 9, 2015
Daniel L. Karpel

/s/ Mario L. Baeza	Director	October 9, 2015
Mario L. Baeza

/s/ W. Lee Capps	Director	October 9, 2015
W. Lee Capps

/s/ Lori H. Greeley	Director	October 9, 2015
Lori H. Greeley

/s/ Mahendra R. Gupta	Director	October 1, 2015
Mahendra R. Gupta

/s/ Carla C. Hendra	Director	October 7, 2015
Carla C. Hendra

/s/ Ward M. Klein	Director	October 1, 2015
Ward M. Klein

/s/ Steven W. Korn	Director	October 9, 2015
Steven W. Korn

/s/ Patricia G. McGinnis	Director	October 7, 2015
Patricia G. McGinnis

/s/ W. Patrick McGinnis	Director	October 1, 2015
W. Patrick McGinnis

SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 9, 2015.

Sidney Rich Associates, Inc.

By:	/s/ Kenneth H. Hannah
Name:Kenneth H. Hannah Title:Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Diane M. Sullivan, Kenneth H. Hannah and Michael I. Oberlander, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signatures	Title	Date
/s/ Diane M. Sullivan	President and Chief Executive Officer (Principal Executive Officer)	October 9, 2015
Diane M. Sullivan

/s/ Kenneth H. Hannah	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2015
Kenneth H. Hannah

/s/ Daniel L. Karpel	Senior Vice President, Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)	October 9, 2015
Daniel L. Karpel

/s/ William Berberich, Jr.	Director	October 9, 2015
William Berberich, Jr.

/s/ Michael I. Oberlander	Director	October 9, 2015
Michael I. Oberlander

SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 9, 2015.

BG Retail, LLC

By:	/s/ Kenneth H. Hannah
Name:Kenneth H. Hannah Title:Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Diane M. Sullivan, Kenneth H. Hannah and Michael I. Oberlander, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signatures	Title	Date
/s/ Diane M. Sullivan	President and Chief Executive Officer (Principal Executive Officer)	October 9, 2015
Diane M. Sullivan

/s/ Kenneth H. Hannah	Manager, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2015
Kenneth H. Hannah

/s/ Daniel L. Karpel	Senior Vice President, Finance and Assistant Secretary (Principal Accounting Officer)	October 9, 2015
Daniel L. Karpel

/s/ William Berberich, Jr.	Manager	October 9, 2015
William Berberich, Jr.

/s/ Michael I. Oberlander	Manager	October 9, 2015
Michael I. Oberlander

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Caleres, Inc. (the “Company”) incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed June 1, 2015.
3.2	Bylaws of the Company as amended through May 28, 2015, incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K filed June 1, 2015.
3.3	Articles of Incorporation of Sidney Rich Associates, Inc., as amended, incorporated herein by reference to Exhibit 3.5 to the Company’s Form S-4 filed May 16, 2005.
3.4	Bylaws of Sidney Rich Associates, Inc., incorporated herein by reference to Exhibit 3.6 to the Company’s Form S-4 filed May 16, 2005.
3.5	Certificate of Formation of BG Retail, LLC.
3.6	Limited Liability Company Agreement of BG Retail, LLC.
4.1
Indenture for the 7.125% Senior Notes due 2019 dated as of May 11, 2011, among the Company, the subsidiary guarantors set forth therein, and Wells Fargo Bank, National Association, as trustee, including the form of Global Note attached thereto, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated May 11, 2011 and filed May 13, 2011.

4.2
Indenture for the 6.250% Senior Notes due 2023, dated July 27, 2015 among the Company, the subsidiary guarantors set forth therein, and Wells Fargo Bank, National Association, as trustee, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated and filed July 27, 2015.

4.3	Form of 6.250% Senior Notes due 2023 (included in Exhibit 4.2).
4.4
Registration Rights Agreement for the 6.250% Senior Notes due 2023 dated as of July 27, 2015, among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several initial purchasers set forth therein, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K dated and filed July 27, 2015.

5.1	Opinion of Bryan Cave LLP.
12.1	Calculation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accountants of the Company.
23.5	Consent of Bryan Cave LLP (included in Exhibit 5.1).
24.1	Powers of Attorney executed by certain of the officers and directors of the registrants (included in signature pages).
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.